Exhibit 10.39

GLOBAL TELECOMMUNICATIONS
SERVICES AGREEMENT

by and between

WORLDSPAN SERVICES LIMITED

and

SOCIETE INTERNATIONALE DE
TELECOMMUNICATIONS AERONAUTIQUES

WSL/SITA CONFIDENTIAL

Table of Contents

ARTICLE 1 - DEFINITIONS

1.1	Definitions
1.2	Other Definitional Provisions

ARTICLE 2 - PROVISION OF SERVICES

2.1	Agreement to Provide
2.2	Implementation
2.3	Minimum Annual Commitment
2.4	Orders for and Changes to the Services
2.5	Compatibility of WSL Equipment
2.6	Redesigns and Modifications to the Network
2.7	Training and Documentation
2.8	Access Providers
2.9	Ongoing Cooperation/Performance Review Board
2.10	Response and Repair Time
2.11	Operations and Procedures Manual and SITA Asset Management Database
2.12	Network/Service Management and Service Reports
2.13	Optimization
2.14	Contingency and Recovery
2.15	Prevention of Unauthorized Use

ARTICLE 3 - SITA STAFFING

3.1	Adequate Personnel
3.2	Key SITA Personnel
3.3	SITA Project Director and Account Manager

ARTICLE 4 - ADDITIONAL SERVICES

4.1	Additional Services
4.2	Obligations with Respect to Additional Services
4.3	Discontinued Services
4.4	Service Upgrades
4.5	Amendments to Service Levels/Performance Specifications

ARTICLE 5 - CHARGES AND PAYMENTS

5.1	Charges
5.2	Mid-Term Review
5.3	Credits for Delays and Interruptions

5.4	Invoices
5.5	Billing Reviews and Audits
5.6	Taxes

ARTICLE 6 - CERTAIN RIGHTS AND OBLIGATIONS OF SITA AND WSL

6.1	Third Party Warranties
6.3	Lien Claims
6.4	Access and Security
6.5	Notification of Pending or Threatened Non-Performance
6.6	SITA Equipment
6.7	Content of Messages

ARTICLE 7 - CONFIDENTIAL INFORMATION

7.1	Definition of Confidential Information
7.2	Use and Protection of Confidential Information
7.3	Disclosure of Confidential Information to Employees and Others
7.4	Return or Destruction of Confidential Information
7.5	Waivers
7.6	Required Disclosure
7.7	Remedies

ARTICLE 8: REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1	Compliance with Laws
8.2	Regulation
8.3	Nature of Services
8.4	Good Faith Performance
8.5	Regulator Reports
8.6	Non-Interference and Other Matters
8.7	Authority and Good Standing
8.8	No Conflict
8.9	Valid, Binding and Enforceable
8.10	Computer viruses and Interconnectivity
8.11	Quiet Enjoyment
8.12	Standards for Year 2000
8.13	Most Favored Customer
8.14	Exclusive Warranties

ARTICLE 9 - INTELLECTUAL PROPERTY RIGHTS AND INDEMNIFICATION; SOFTWARE LICENSE

9.1	Software and Data

9.2	License
9.3	Indemnification; Defense
9.4	Notices
9.5	Enjoined Use

ARTICLE 10 - LIMITATION OF LIABILITY; THIRD PARTY CLAIMS

10.1	Indemnification of Third Party Claims
10.2	Limitation of Liability
10.3	Liability Under Third Party Arrangements

ARTICLE 11 - FORCE MAJEURE

11.1	Force Majeure Conditions and Effect
11.2	Duty to Mitigate
11.3	Performance Times
11.4	Substitute Services
11.5	Impact of Suspension or Termination of Affected Service Components
11.6	Other Remedies

ARTICLE 12 - INDEPENDENT CONTRACTOR

ARTICLE 13 - TERM; TRANSITION OF SERVICES

13.1	Term of Agreement
13.2	Transitional Support
13.3	Hiring of Personnel
13.4	Removal of Property

ARTICLE 14 - TERMINATION AND REMEDIES

14.1	Termination by WSL
14.2	Termination by SITA
14.3	Partial Discontinuance
14.4	Performance Pending Outcome of Disputes

ARTICLE 15 - MISCELLANEOUS

15.1	Advertising or Publicity
15.2	Successors and Assigns
15.3	Assignment
15.4	Subcontracting
15.5	Notices
15.6	Governing Law

15.7	Construction
15.8	Dispute Resolution
15.9	Arbitration
15.10	Modification, Amendment, Supplement or Waiver
15.11	Labor Harmony Obligation
15.12	Entirety of Agreement
15.13	Severability
15.14	Attachment
15.15	Headings of No Force or Effect
15.16	Survival
15.17	Counterparts
15.18	Further Assurances
15.19	Tariffs

GLOBAL TELECOMMUNICATIONS
SERVICES AGREEMENT

This GLOBAL TELECOMMUNICATIONS SERVICES AGREEMENT is effective as of the 8th day of May, 2000, by and between, SOCIETE INTERNATIONALE DE TELECOMMUNICATIONS AERONAUTIQUES, a Belgian cooperative with registered offices at 14, avenue Henri Matisse, 1140 Brussels, Belgium and registered with the Registry of Companies of Brussels under the number B 217.548, and WORLDSPAN SERVICES LIMITED, an English limited liability company having registered offices at Axis House, 242 Bath Road, Hayes, Middlesex UB3 5AY.

W I T N E S S E T H:

WHEREAS, WORLDSPAN Services Limited is an Affiliate of WORLDSPAN, L.P., a member of Societe lnternationale de Telecommunications Aeronautiques, and presently takes telecommunications service from SITA for use by its end-user population (generally the employees, contractors and agents of WORLDSPAN Services Limited, its Affiliates, and associated travel agents), as well as by WSL’s business partners and other entities;

WHEREAS, WORLDSPAN Services Limited desires to expand WSL’s use of SITA for the provision of domestic and international telecommunications services designed to meet WSL’s service level requirements (as specified herein) in a more cost-effective manner, and, whereas, SITA desires to provide such telecommunications services to WSL, as more particularly described herein; and

WHEREAS, the purpose of this Agreement is to set out the terms and conditions applicable to the supply by SITA to WSL of WSL’s requirements for telecommunications services, as more particularly described herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1  DEFINITIONS

1.1.                            Definitions.

Whenever used in this Agreement, the capitalized words and phrases listed below shall have the meanings given below. Capitalized terms not otherwise defined in this Section 1.1 (Definitions) shall have the meanings ascribed to them elsewhere in the Articles of this Agreement or in the Attachments to this Agreement.

“Access Line” means the telecommunications capacity or facility that links an Installation Site to the SITA Backbone Network and provides the Installation Site with access to the SITA Backbone Network. “Access Lines” shall include any associated equipment that is owned by the Access Provider that is supplying the Access Lines to link an installation Site. Access Lines may include international private line circuits (“IPLCs”) used to link an Installation

Site to the SITA Backbone Network, where SITA does not operate the SITA Backbone Network within a particular country.

“Access Provider” means either SITA or a telecommunications services provider (e.g., a PTO) from which either SITA or WSL obtains Access Lines for use in connection with or as part of the Services.

“Additional Service” means a service that (a) supplements any Service or Service Component (respectively, a “Then-Current Service” and a “Then-Current Service Component”), (b) substitutes for any Then-Current Service or Then-Current Service Component, or (c) is a non-standard service WSL requests SITA to provide. “Additional Service” includes all material revisions, enhancements, modifications, or improvements to a Then-Current Service or Then-Current Service Component other than a Service Upgrade.

“Affiliate” of a Party means any entity that is directly or indirectly controlling, controlled by, or under common control with such Party, and the directors, officers, employees and agents of all of them, when acting in their corporate capacities. For purposes of this definition, “control” means (a) the ownership of at least 50 percent of the equity or beneficial interests of an entity, or (b) the right to appoint or ability to elect a majority of the board of directors or other governing body of such entity. “Affiliate” shall also include any other entities that the Parties agree in writing to treat as such.

“Agreement” means this Global Telecommunications Services Agreement by and between WORLDSPAN Services Limited and Societe lnternationale de Telecommunications Aeronautiques, dated as of the Effective Date, including all Attachments hereto and other documents incorporated herein by reference.

“Assets” means SITA Equipment, the SITA Backbone Network, WSL owned or provided equipment, and Services Software utilized in connection with the provision of Services, including all associated intellectual property rights embodied therein such as patents, copyrights and trade secrets.

“Attachment” means any Attachment referenced in and appended to this Agreement and made a part hereof. The Attachments as of the Effective Date are as follows:

Attachment BI	Billing and Invoices

Attachment IP	Implementation/Transition Plan

Attachment KP	Key SITA Personnel

Attachment ND	Form of Non-Disclosure Agreement for Third Parties

Attachment RC	Charges

Attachment SD	Service Description and Network Standards

Attachment SLA	Service Levels/Performance Specifications

Attachment TA	WSL Top Nominated Accounts

Attachment TH	Travel Agency Normal Business Hours

“Availability/In-Service Time” shall have the meaning and shall be calculated in accordance with the formula set forth in Attachment SLA.

“Business Day” means any day listed on Attachment TH that is not a national holiday at the affected location.

“Changes” shall have the meaning set forth in Section 2.4(e) (Orders for and Changes to the Services).

“Charges” means the rates and charges for Services set forth in Attachment RC, as modified from time to time as permitted under or required by this Agreement.

“Chronic Interruption” means three or more interruptions of the same Service Component, each of at least 15 minutes, in any rolling 90-day period.

“Confidential Information” shall have the meaning set forth in Section 7.1 (Definition of Confidential Information).

“Contract Year” means a 12-month period during the Term. The first Contract Year shall commence on the first day of the first month following the Effective Date, and each subsequent Contract Year shall commence on a succeeding anniversary thereof.

“Defaulting Party” shall have the meaning set forth in Section 14.4(b) (Performance Pending Outcome of Disputes).

“Delay” means a delay in the implementation, completion, delivery, addition, deletion, move, or modification of any Service or Service Component beyond the Scheduled installation Date, provided that Delay shall not include time (a) to the extent attributable to WSL’s actions or failures to act as required under this Agreement, including denying SITA access to an Installation Site to the extent that the time allowed for installation is extended under Section 6.4(c) (Access and Security); (b) that is excused under Section 11.1 (Force Majeure Conditions and Effect); or (c) to the extent attributable to an Access Provider through no fault of SITA.

“Discontinued Service” shall have the meaning set forth in Section 4.3 (Discontinued Services).

“Documentation” means those materials in Silks possession (or reasonably available to SITA but not to WSL) in hard copy or electronic form, as applicable, that are necessary for, or useful in, WSL’s use of any Service or Services Software and that are normally made available by SITA or through SITA (where a service or software is obtained by SITA from a third party vendor) in the ordinary course of its business to customers similar to or smaller than WSL in terms of annual spend and name recognition. Documentation includes reference manuals and guides, operational and technical bulletins and reports, equipment location within Installation Sites, engineering designs/schematics of the Installation Site configuration and of access to the SITA Backbone Network as provided to WSL hereunder, and similar materials, but does not include the Services Software.

“Due Date” shall have the meaning set forth in Section 5.4(d) (Invoices).

“Effective Date” means 8 May 2000.

“Force Majeure Conditions” shall have the meaning set forth in Section 11.1(a) (Force Majeure Conditions and Effect).

“Frame Relay Services” or “FRS” means the specific frame relay services to be provided by SITA in conformance with the Specifications, including Attachment SLA and Attachment SD, in support of WSL’s data traffic requirements.

“Help Desk” means the central point of support for all authorized WSL technical personnel.

“Initial Implementation” shall have been the meaning set forth in Section 2.2(a) (Implementation).

“Initial Term” shall have the meaning set forth in Section 13.1 (Term of Agreement).

“Installation Site” means any location for which WSL orders one or more Service Components and to which SITA provides a Service or Service Component.

“Intellectual Property” means copyright, trade mark, design, patent, semi-conductor or circuit layout rights, trade or other proprietary right or rights of registration and any other rights in intellectual property which are recognized or protected under law.

“Interruption” means the period of time (measured in minutes) during which any Service or Service Component fails to meet any applicable Service Level/Performance Specification. Interruptions shall exclude only the following periods of time during which a Service or Service Component is not performing in accordance with the Service Levels/Performance Specifications: (a) scheduled maintenance of which WSL had been notified at least 48 hours in advance, as consented to by WSL and which occurs outside of Normal Business Hours; (b) Force Majeure Conditions”; (c) interruption/Outage Time of less than 5 minutes; (d) for purposes of NPA only, interruptions attributable solely to an Access Provider through no fault of SITA; (e) interruptions which are attributable to WSL.

“Interruption/Outage Time” shall have the meaning set forth in Attachment SLA.

“Key SITA Personnel” means those SITA personnel dedicated to the provision of Services and identified by title in Section 3.2 (Key SITA Personnel) or Attachment KP.

“Lien Claim” shall have the meaning set forth in Section 6.3(b) (Lien Claims).

“Management” shall have the meaning set forth in Section 15.8 (Dispute Resolution).

“Management Point of Demarcation” (“MPD”) means the point on each end of the Service from, but not including, the WSL data terminal equipment (e.g., router, multiplexer) interface port, which point is used to define the parties’ respective responsibilities under the Agreement. The SITA side of the MPD is the point from which performance of the Service Component shall be measured and SITA shall have end-to-end transport and associated provisioning, operations, and network management responsibilities under this Agreement. The SITA side of the MPD may be Service-specific, but in all cases includes the Network Termination Unit (NTU) and customer premises equipment (e.g., router), supplied by SITA to WSL on the WSL Installation Site in connection with the Services, as well as the Network over which the Services are provided. The SITA side of the MPD does not include WSL-owned or WSL-provided data terminating equipment (e.g., router, multiplexer, etc.) on the Installation Site, all of which are on the WSL side of the MPD.

“Mandatory Service Upgrade” shall have the meaning set forth in Section 2.6 (Redesigns and Modifications to the Network).

“Minimum Annual Commitment” shall have the meaning set forth in Section 2.3(a) (Minimum Annual Commitment).

“Modifications” shall have the meaning set forth in Section 2.2(b) (implementation).

“Monopoly Provider” shall have the meaning set forth in Section 15.4(a) (Subcontracting).

“Network” means the configuration of the SITA Backbone Network, Access Lines and SITA Equipment used to provide the Services.

“Network Modification” shall have the meaning set forth in Section 2.6 (Redesigns and Modifications to the Network).

“Network Standards” means the “ANSI”, “CCITT”, “ISO” and generally accepted airline interconnection standards applicable to the Services and the specific standards identified on Attachment SD.

“New Services” shall have the meaning set forth in Section 2.4(a) (Orders for and Changes to the Services).

“Normal Business Hours” at an Installation Site means the standard travel agency business hours within the applicable country, as set forth in Attachment TH, unless otherwise agreed by the Parties in writing on a location or Installation Site specific basis.

“Optional Service Upgrade” means a Service Upgrade that WSL has the option of taking advantage of or rejecting (i.e., that is not mandatory to all customers of the Service).

“Order” shall have the meaning set forth in Section 2.4(a) (Orders for and Changes to the Services), and includes Standard Orders and New Orders. Orders must be placed on a SITA Order Form, unless otherwise agreed by the Parties in writing.

“Party” means either WORLD SPAN Services Limited or Societe lnternationale de Telecommunications Aeronautiques; “Parties” means both WORLDSPAN Services Limited and Societe lnternationale de Telecommunications Aeronautiques.

“PTOs” means duly licensed or authorized public telecommunications operators (whether state owned/controlled or privately owned/controlled).

“Response Target” shall have the meaning set forth in Section 2.4(b) (Orders for and Changes to the Services).

“Response Target Threshold” shall have the meaning set forth in Attachment SLA.

“Scheduled Installation Date” means the date set forth in Attachment IP or Attachment SLA or, if no such date is set forth in either Attachment, the date mutually agreed upon by WSL and SITA in accordance with Section 2.4(b) (Orders for and Changes to the Services) for the installation of a Service Component at a particular Installation Site.

“Security Requirements” means all reasonable WSL security requirements and procedures disclosed to or known by SITA as may be amended from time to time, including the security requirements and procedures set forth in this Agreement.

“Service” or “Services” means the global telecommunications services, for the transmission of writing, signs, signals, pictures, sounds (excluding voice), data and other information of all kinds between the points of origin and reception of such transmission, obtained by SITA and provided to WSL under this Agreement to meet WSL’s requirements for domestic and international telecommunications services in conformance with the Service Levels/Performance Specifications, including the facilities and capacity supporting such communications services irrespective of transmission media, protocols or technology and the management of Access Providers. As of the Effective Date, the Services specifically include all Frame Relay Service, X.25 Service, associated Access Lines and all other Services described in Attachment SD.

“Service Component” means one or more elements in a communication path or connection between SITA’s MPDs at each end of the communication path for a Service at an Installation Site.

“Service Credit/SCU” shall have the meaning set forth in Section 5.3 (Credits for Delays and Interruptions).

“Service Description” means the description of each Service set forth in Attachment SD.

“Service Levels/Performance Specifications” means the performance requirements set forth in Attachment SLA, which may be modified as agreed by the Parties (a) to incorporate any generally available service guarantee or assurance program that is offered by SITA to commercial customers and for which WSL would qualify, (b) on an annual basis, to reflect improvements in performance of the Services during the preceding 12-month period, or (c) as otherwise provided in this Agreement. The Parties shall execute an amendment to Attachment SLA to add performance requirements and credits and remedies associated therewith where a new service guarantee or assurance program supplements the performance requirements set forth in Attachment SLA.

“Service Upgrade” means any revision, improvement, enhancement, modification or addition to a Service or Service Component (including increases in the functionality or improvements in performance) that is developed by or for SITA (or a SITA Agent) and is made available by SITA to a substantial number of its commercial customers comparable to or smaller than WSL (or implemented by SITA in the Network) without charge.

“Services Software” means software that is customarily provided by SITA as part of its standard offering to facilitate its customers’ ability to read and manipulate SITA’s invoices, but specifically does not include SITATEX Software and/or enhancements thereof.

“Shortfall Amount” shall have the meaning set forth in Section 2.3(b) (Minimum Annual Commitment).

“SITA” means Societe Internationale de Telecommunications Aeronautiques and those Affiliates of SITA and SITA Agents providing any part of the Services or Service Components.

“SITA Agent” means any contractor, subcontractor, supplier, materialman, laborer or other third party that is not an Affiliate of SITA and with which SITA has contracted to be involved in the provision of Services or Service Components but does not include Access Providers.

“SITA Asset Management Database” means a database inventorying all SITA supplied Assets located at an Installation Site that form part of the Services or that are used in connection with the Services.

“SITA Backbone Network” means the configuration of telecommunications capacity and equipment owned or subcontracted and controlled, managed and maintained by SITA (excluding Access Lines) through which SITA provides services to its customers, including capacity and equipment provided by SITA Agents or Access Providers in connection with the provision of Services.

“SITA Confidential Information” shall have the meaning set forth in Section 7.1 (Definition of Confidential Information).

“SITA Delay Notice” shall have the meaning set forth in Section 2.4(h) (Orders for and Changes to the Services).

“SITA Equipment” means SITA-provided equipment (including software) that is located at an Installation Site or connected to Access Lines in order for WSL to use a Service.

“SITA Order Form” means a completed order form, in a format to be mutually agreed upon by the Parties, issued by an authorized representative of WSL to SITA with respect to the provision, deletion or relocation of a Service or Service Component at a particular Installation Site pursuant to the terms of this Agreement.

“SITA Personnel” means those personnel employed by SITA (including SITA Agents) whose functions or job assignments directly relate in whole or in part to the provision of Services. SITA Personnel shall include Key SITA Personnel.

“SITA Services Personnel” shall have the meaning set forth in Section 3.1 (Adequate Personnel).

“Specification” means any specifically identified and measurable operational or performance requirement for Services or Service Components imposed on SITA by this Agreement, as modified from time to time as permitted or required under this Agreement. Specifications include the Service Levels/Performance Specifications, Service Description and Network Standards.

“Taxes” shall have the meaning set forth in Section 5.6(a) (Taxes).

“Tel ½ Contract” means the agreement between SITA and WORLDSPAN Services Limited, entered into on August 5, 1992.

“Temporary Period of Suspension” shall have the meaning set forth in Section 11.4 (Substitute Services).

“Term” means the term of this Agreement, as set forth in Section 13.1 (Term of Agreement).

“Transition Period A” shall have the meaning set forth in Section 13.2(b) (Transitional Support).

“Transition Period B” shall have the meaning set forth in Section 13.2(c) (Transitional Support).

“User” means any entity designated by WSL to receive Services pursuant to Section 2.1(e) (Agreement to Provide).

“WSL Incremental Purchases” mean the aggregate charges paid by WSL to SITA for services obtained by WSL from SITA in:

(a)                                  Geographic area not covered by this Agreement and as of the Effective Date are not covered by any other agreement(s) between WSL and SITA; and

(b)                                 Geographic areas not covered by this Agreement and as of the Effective Date, are covered by other agreements between WSL and SITA which contain minimum purchase commitments but only to the extent that WSL or WORLDSPAN, L.P.’s purchases thereunder exceed such minimum purchase commitments.

“WSL” means WORLDSPAN Services Limited and any WSL Affiliate that receives Services under the Agreement.

“WSL Confidential Information” shall have the meaning set forth in Section 7.1 (Definition of Confidential Information).

“WSL Owners” means Delta Air Lines, Inc., Northwest Airlines, or Trans World Airlines, Inc. and their Affiliates.

“WSL Purchases” means the aggregate Charges paid by WSL to SITA for all Services obtained by WSL for the applicable period, provided, however, that if SITA invoices WSL Charges for Services obtained by WSL during the applicable Contract Year or other applicable period after the end of such Year or period, WSL Purchases shall be calculated after SITA has received payment of such invoices. WSL Purchases shall be calculated prior to the application of any Service Credits/SCUs to which WSL or SITA is entitled under this Agreement. WSL Purchases shall not include Taxes.

“WSL Delay Notice” shall have the meaning set forth in Section 2.4(g)(i) (Orders for and Changes to the Services).

“WSL Top Nominated Accounts” means those Users set forth in Attachment TA, as modified from time to time by WSL, provided, however, that, unless otherwise agreed by SITA, the number of WSL Top Nominated Accounts may not exceed 20.

“15% Threshold” shall have the meaning set forth in Section 2.4(i) (Orders for and Changes to the Services).

“$” means U.S. Dollars.

1.2.                            Other Definitional Provisions.

The terms defined in the Articles of this Agreement, in the Attachments to this Agreement or in the tariffs include the plural as well as the singular. Unless otherwise expressly stated, the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Subsection or other subdivision. “Article”, “Section”, “Subsection” and “Attachment” references refer to articles, sections and subsections of, and attachments to, this Agreement. The words “include” and “including” shall not be construed as terms of limitation. Unless otherwise expressly stated herein, the words “day,” “month,” and “year” mean, respectively, calendar day, calendar month and calendar year, and the words “writing” or “written” mean preserved or presented in retrievable or reproducible form, whether electronic (except for voice mail) or hard copy. The word “or” shall mean “and/or” unless the context specifically requires otherwise. For drafting purposes, numbers between I and 5 are written as “one”, “two”, “three”, “four”, and “five”. Numbers higher than five are denoted by their Arabic numeral (e.g., 6, 7, 8, 9, 10). Any terms used in this Agreement for which a definition is not expressly set forth herein shall have the customary meaning attributed to such terms within the industry.

ARTICLE 2  PROVISION OF SERVICES

2.1.                            Agreement to Provide.

(a)                                  WSL has entered into this Agreement with SITA in order to efficiently and cost-effectively satisfy certain of WSL’s current and future telecommunications and related requirements within, to and from the geographic areas in which WSL and its associated travel agencies operate. SITA is prepared to provide telecommunications service in accordance with the terms of this Agreement. Accordingly, subject to the terms and conditions of this Agreement and in consideration of the payments described in Article 5 (Charges and Payments), SITA agrees to design, operate, manage, maintain, procure (where appropriate) and provide the Services to WSL in accordance with the Specifications, The terms and conditions of this Agreement shall not apply to services that SITA provides to WSL as of the Effective Date under other contracts, agreements or arrangements already in existence between the Parties. Except as otherwise provided herein, specifically, SITA shall only provide the Services in the countries/areas as specified in Attachment RC.

(b)                                 The Charges set forth in Attachment RC shall become effective on the first day of the first month following the Effective Date, provided that SITA may have up to the first day of the second monthly billing period following the Effective Date or execution and delivery of any amendment which modifies Attachment RC to implement such Charges in its billing systems if SITA credits WSL on the invoice for such second monthly billing period an amount equal to the difference between the Charges that WSL was billed for the Services and the Charges that WSL should have been billed under this Agreement prior to implementation of such Charges in SITA’s billing system.

(c)                                  The Services provided pursuant to this Agreement may be connected by WSL to other services provided by SITA, or to any services provided by WSL itself or by another vendor (“Interconnected Services”). To facilitate such connection, the Services shall comply throughout the Term with the Network Standards. WSL shall obtain SITA’s consent, which shall not unreasonably be withheld or delayed, before directly connecting the Services with the interconnected Services (i.e., connection of the Service to the interconnected Services without routing through WSL customer premises equipment on the WSL side of the MPD). SITA shall grant such consent if the Interconnected Services meet the appropriate technical criteria, unless such direct connection is prohibited by regulation or law in the affected jurisdiction.

(d)                                 Subject to Section 2.3 (Minimum Annual Commitment), the fact that a Service is provided or offered by SITA does not obligate WSL to purchase it from SITA under this Agreement. Nothing in this Agreement creates any form of exclusive relationship between the Parties.

(e)                                  WSL may connect WSL Affiliates and WSL Owners and any other business entities with which WSL has a business relationship and who have entered into an appropriate agreement with WSL consistent with the terms and conditions set forth in this Agreement (all collectively referred to as “Users”) to the Network, and allow such Users to use the Services hereunder for the sole limited purpose of providing communication between such Users and WSL in consequence of a business relationship unrelated to the provision of Services. In no event shall WSL resell the Services to such entities or the general public.  WORLDSPAN Services Limited shall remain SITA’s customer of record for Services or Service Components provided to Users. As such, WORLDSPAN Services Limited shall remain contractually, legally and financially responsible and primarily liable hereunder for the performance of all obligations, fulfillment of all terms and conditions, and payment of any charges for Services rendered hereunder to Users. WSL shall place all Orders for Services provided to Users in accordance with the ordering processes set forth in the Agreement. SITA shall remain contractually, legally and financially responsible and primarily liable hereunder to WSL for the performance of all obligations, fulfillment of all terms and conditions and rendering of Services to Users as such Services are provided to WSL hereunder, including, for example, in determining WSL’s compliance with Section 2.3 (Minimum Annual Commitment), and SITA’s compliance with the Service Levels/Performance Specifications. In short, Service Components provided to Users shall be treated as Service Components provided to WSL. To facilitate Users’ compliance with the terms and conditions set forth in this Agreement, SITA acknowledges and agrees that WSL may provide a copy of the Agreement to Users, except for Attachment RC, any other information relating to pricing, and insurance and limitation of liability provisions, subject to Section 7.3(a)(Disclosure of Confidential Information to Employees and Others).

(f)                                    Nothing contained in this Agreement shall require any Party to take any action prohibited, or omit to take any action required, by any agency or governmental authority of competent jurisdiction.

2.2.                            Implementation.

(a)                                  SITA shall install the Services, and any changes or modifications thereto, in accordance with the terms and conditions of this Agreement. The Initial implementation shall comply with and be defined by the schedule and procedures set forth in the implementation and transition plans in Attachment IP, at the Installation Sites set forth therein. During Initial Implementation WSL shall not be obligated to submit separate SITA Order Forms therefore, however, WSL must provide SITA with a spreadsheet or other suitable documentation that includes information required by SITA to perform the Services at each Installation Site which comprises the Initial Implementation provided that WSL rights to change such implementation as specified in Section 2.4(e) (Orders for and Changes to the Services) shall not be waived. Performance of the Services shall be undertaken by SITA in cooperation with WSL and in such a manner as to minimize disruption to WSL during service installation, operation, maintenance and disconnection.

(b)                                 SITA and WSL shall jointly manage WSL’s transition to the Network from the telecommunications network through which, as of the Effective Date, WSL obtains and provides transport of data messages and signals of the kind that will be transported via the Services. The implementation of Services and Service Components shall take place in accordance with the schedule and procedures set forth in Attachment IP and/or SITA Order Forms and shall be undertaken with minimal interruption in the Service provided to WSL. WSL shall provide all reasonably necessary support and provide, on a timely basis, all information reasonably requested by SITA in respect of such implementation.

(c)                                  Throughout the Implementation, SITA shall provide WSL with a dedicated Project Director in accordance with Section 3.3(c) (SITA Project Director and Account Manager) until WSL is deemed to have accepted the Services as provided in Attachment IP at the final Installation Site on Attachment IP.

(d)                                 During all stages of the implementation of the Services and Service Components the Parties’ representatives shall meet bi-weekly to review the status of the implementation, SITA shall at all times provide adequate engineering and support to work with WSL’s representatives to successfully implement Services at the Installation Sites within the schedule set forth in Attachment IP and to work with WSL’s representatives in designing, implementing and ordering new designs that will be implemented on the SITA platform. On a weekly basis, SITA shall supply WSL with reports measuring the progress of the implementation against Attachment IP. WSL may require more frequent meetings or status reports if it reasonably believes that SITA may either fail to meet the schedules set forth in Attachment IP or fail to provide Services and Service Components in compliance with the Service Levels/Performance Specifications, or both.

(e)                                  SITA’s implementation of the Services and all Orders and Service Upgrades with respect thereto shall be performed (i) in conformity with reasonable precautions designed to promote safety and prevent personal injury to persons or property at each of installation Site, and (ii) in such a manner as will not unreasonably delay, restrict, impose any task, cost or obligation (other than those set forth in this Agreement), or interfere with the operation or use of any Installation Site, except as may have been previously agreed.

(f)                                    If SITA is notified by WSL that its acts or omissions to act will place WSL in violation of any insurance policy, mortgage, lease or rules governing activity at any installation Site, SITA shall immediately correct or remedy any such act or omission. Such correction or remedy shall be at no expense or liability to SITA to the extent that such acts or omissions complained of are compliant with the terms of this Agreement and are not otherwise wrongful.

2.3.                            Minimum Annual Commitment.

(a)                                  WSL Purchases during the first Contract Year shall not be less than $ 9.225 million and shall not be less than $12 million during the second, third and fourth Contract Years, as reduced in accordance with Section 2.3(c), (d) and (e) (the “Minimum Annual Commitment”). At such time as WSL Purchases in the aggregate over the Term exceed forty five million two hundred twenty five thousand U.S. Dollars ($45,225,000.00) (this amount equates to the total Minimum Annual Commitment for the first, second, third and fourth Contract Years), or such lesser amount where the Minimum Annual Commitment has been reduced in accordance with Section 2.3(c), (d) or (e) below), the Minimum Annual Commitment shall no longer constitute a WSL obligation and WSL shall not be in breach or be obligated to pay a Shortfall Charge for thereafter failing to meet the Minimum Annual Commitment.

(b)                                 At the end of each Contract Year or upon earlier termination of this Agreement in accordance with the provisions hereunder, SITA shall accurately calculate WSL Purchases. If the Agreement has not earlier been terminated and if WSL Purchases at the end of such Contract Year are less than the Minimum Annual Commitment for that Contract Year (the difference being the “Shortfall Amount”), WSL shall either (i) pay SITA a shortfall charge of 100 percent of the Shortfall Amount, (ii) if the shortfall occurs in the first Contract Year, add the Shortfall Amount to the Minimum Annual Commitment for the second Contract Year (iii) if WSL Purchases in a prior Contract Year exceeded the Minimum Annual Commitment for that Contract Year, apply the excess to a Shortfall Amount in a subsequent Contract Year; or (iv) any combination of the preceding options (i) through (iii).

(c)                                  The Minimum Annual Commitment shall be reduced if and to the extent that WSL Purchases decrease as a result of any one or more of the events set forth in this Section 2.3(c), (d) and (e). Any reduction shall be made on a pro rata basis effective upon the occurrence of the event that gave rise to the reduction, and, in the case of usage-based charges, shall be calculated with reference to the average charges paid by WSL for the affected Services or Service Components over the preceding three months. Where a reduction is prompted by an event of limited duration (e.g., temporary suspension of the Services), the Minimum Annual Commitment shall be reduced only for the period during which the event occurs. Where a reduction is prompted by an event with a continuing effect on WSL Purchases (e.g., the discontinuance of a Service or Service Component without liability), the Minimum Annual Commitment shall be reduced for the remainder of the Term. The events referred to above are:

(i)                                     the discontinuance of any Service or Service Component pursuant to any section of this Agreement or an applicable SITA tariff that permits WSL to discontinue or terminate Services or Service Components without liability;

(ii)                                  WSL’s temporary suspension of the Services in accordance with Section 2.14(b)(viii) (Contingency and Recovery) or Section 11.4 (Substitute Services) or WSL’s use of alternative service in accordance with Section 5.3 (Credits for Delays and Interruptions); or

(iii)                               SITA’s failure, refusal or inability to provide any Service or Service Component on the terms and conditions specified in this Agreement for any reason unless SITA’s failure, refusal or inability to provide any Service or Service Component results from the failure of WSL to perform any of its obligation(s) hereunder, or SITA’s discontinuance of the provision of a Service in accordance with Section 4.3 (Discontinued Services).

(d)                                 In the event WSL incurs a Shortfall Amount during any Contract Year, which would not have resulted but for a loss of one or more of WSL Top Nominated Accounts where such event reduces WSL’s needs for the Services, WSL may offset dollar for dollar against such Shortfall Amount all WSL Incremental Purchases during such Contract Year. If, after application of the WSL incremental Purchases, in the third or fourth Contract Year a Shortfall Amount continues to exist, the Shortfall Amount shall be reduced to the extent that WSL Purchases decreased as a result of such event, provided, however, that no more than $2.4 million of the Shortfall Amount(s) in the aggregate for the third and fourth Contract Years may be offset under this Section 2.3(d).

(e)                                  Where the Shortfall Amount in the third and fourth Contract Years, is directly caused by a material reduction in Charges to WSL pursuant to Section 5.2 (Mid-Term Review) WSL shall be entitled to offset dollar for dollar against such Shortfall Amount all WSL Incremental Purchases during such third or fourth Contract Year.

(f)                                    If required by law to file tariffs for any Services provided to WSL hereunder, SITA shall file any revisions to its tariffs and make any other required pricing changes necessary to implement any adjustment required by Sections 2.3(c), (d) and (e) in sufficient time to avoid the application of any shortfall charge or the loss of any discounts.

2.4.                            Orders for and Changes to the Services.

(a)                                  Subject to the requirements of this Agreement, WSL may at any time add, delete or relocate Services or Service Components for which Charges are set forth in this Agreement at Installation Sites, add Installation Sites or modify (e.g., by increasing or decreasing bandwidth within levels for which there are Charges set forth in Attachment RC) such Services or Service Components (each a “Standard Order”) by sending SITA a complete and accurate SITA Order Form in English either in hard copy or electronically. Subject to the provisions hereunder, a Standard Order (and its corresponding SITA Order Form) shall be effective upon receipt by SITA. No preprinted or standard terms of any such SITA Order Form (including any references to individual circuit terms or commitments) shall be of any force or effect nor shall any terms on the SITA Order Form supplement, supersede or replace the terms of this Agreement. With respect to orders for Services for which Charges are not set forth in this Agreement, including non-standard orders for Services (e.g., X.25 or Frame Relay in a geographic location not listed on Attachment RC) (“New Services”), WSL may submit a SITA Order Form to SITA for such New Services (“New Order”). WSL may submit non-standard orders for Services to its London-based SITA Account Manager. SITA shall provide WSL with information regarding a non-standard order for Services in accordance with Article 4 (Additional Services), but in no event more than 10 Business Days after receipt of such New Order. The Parties shall mutually agree upon installation Sites, Charges (which shall reflect prices and discounts commensurate with the overall size of the Parties’ relationship and the savings reflected in the Charges established in this Agreement for the Services), and any other terms, descriptions and information applicable to a New Order, and a New Order (and its corresponding SITA Order Form) shall only be effective when mutually agreed upon and executed by duly authorized representatives of both SITA and WSL. Upon the execution of a New Order, the New Services or New Service Components included in it shall be considered Services for all purposes under this Agreement, including calculation of WSL Purchases, and the provision of such New Services shall be governed by this Agreement. SITA hereby warrants that, as of the Effective Date, all Services identified in this Agreement are available for purchase by WSL at the initial Installation Sites and SITA is authorized to provide such Services in accordance with applicable regulations and law, subject to any exclusions or exceptions under applicable regulations or law as identified in Attachment IP. Installation intervals shall begin on the Business Day following SITA’s acknowledgement of receipt of an accurate and complete SITA Order Form from WSL in accordance with Section 2.4(c).  Installation intervals shall be in accordance with time frames set out in Attachment IP or Attachment SLA, if applicable, or otherwise in accordance with such time frames as mutually agreed by the parties.

(b)                                 The installation interval for any Order shall be no longer than the period specified in Attachment IF or Attachment SLA, as the case may be. Where no interval is specified in Attachment IF or Attachment SLA, SITA shall provide WSL with its proposed installation date within five Business Days after receipt of the Order (“Response Target”). In the event that SITA fails to meet the Response Target Threshold, SITA shall grant WSL the Service Credits/SCUs as specified in Attachment SLA. WSL and SITA shall establish an appropriate installation interval for the Service Component (i.e., the Scheduled Installation Date). In no event under normal circumstances shall the installation interval established by the Parties be longer than five Business Days for Orders that do not involve installation of new Access Lines or, if new Access Lines are required to be installed, the Access Provider actual installation date for the particular Installation Site where the installation is to be provided plus five Business Days. In the event that SITA fails to meet the Scheduled Installation Date (i.e., there is a Delay), SITA shall install a “Fast Start” connection where available within five Business Days, at SITA’s expense. If a “Fast Start” connection is not installed within five Business Days in a country where “Fast Start” is available, SITA shall grant WSL Service Credits/SCUs as set forth in Attachment SLA and shall install the “Fast Start” connection as soon as possible thereafter.

(c)                                  SITA shall as soon as possible, but in no event more than five Business Days after its receipt of an Order, either acknowledge receipt of an accurate and complete SITA Order Form or inform WSL whether the Order is inaccurate or incomplete. If SITA so notifies WSL within such five Business Day period, the installation interval shall commence when the deficiency is cured by WSL and the revised Order is acknowledged by SITA. If SITA fails to either acknowledge receipt of an accurate and complete SITA Order Form or notify WSL within such period that the Order is incomplete or inaccurate, the Order shall be deemed accurate and complete as of the fifth Business Day following SITA’s receipt of the Order. An installation is complete when the newly-installed Service Component is deemed to be accepted by WSL in accordance with Attachment IP.

(d)                                 Orders must be submitted in writing by an authorized representative of WSL and will normally be evidenced by a WSL CSR or purchase order number, provided that these requirements shall be deemed satisfied by the “on line” entry of an order into the appropriate SITA database (e.g., EZ ORDER) by an authorized representative of WSL. WSL shall place all Orders for Services, including those provided to Users, from a single WSL location, which location WSL shall designate to SITA, and which WSL may change from time to time by written notice to SITA, Once an Order is submitted, SITA shall prepare the necessary documentation, distribute such documentation to WSL and the SITA Personnel and vendor(s) responsible for implementing the Order, execute Orders in accordance with the Specifications, and update and maintain accurate records in all related administrative databases. If SITA receives an Order in its on line database that originates from an electronic address of an authorized WSL representative, SITA may, for purposes of this Section 2.4(d), rely on the Order as being placed by an authorized representative of WSL without seeking further verification that the Order was placed by the individual from whose electronic address it originated. SITA shall track the progress of Orders, verify Order correctness and completion, and work with WSL to ensure billing accuracy. SITA shall provide pre-designated WSL contacts with regular status reports before, during and upon Order fulfillment. In addition, SITA shall provide WSL with bi-weekly Order tracking reports, which will, at a minimum, contain the date that SITA received the Order, the Scheduled Installation Date, the status of the Order and date on which the Services or Service Components set forth in the Order were installed and accepted in accordance with Attachment IP, and will make available to WSL, at no additional cost, an on line Order tracking database.

(e)                                  Subject to Subsection 2.4(g), WSL may modify any previously accepted Order or the initial implementation of Services, cancel, suspend or delay the implementation, deletion or relocation of any Service or Service Component, or change Installation Sites (collectively, “Changes”) if its business needs so require by providing SITA with written notice thereof as soon as possible. WSL shall provide SITA written notice of any Changes at least five Business Days prior to the Scheduled Installation Date.

(f)                                    Within 30 days following the Effective Date, SITA shall advise WSL of the standard configuration of the Service (“Standard Requirements”) necessary for WSL equipment to interface correctly with the Services, and shall advise WSL in writing within a reasonable timeframe of any modifications to the Standard Requirements. Where the Services at an Installation Site are being provided using a custom configuration, SITA shall, as far in advance of the Scheduled Installation Date as is reasonably possible, advise WSL in writing of the custom configurations necessary for WSL equipment at an Installation Site to interface correctly with the Services. Notwithstanding the preceding, SITA shall not be required to provide an on-site review of WSL equipment at each Installation Site.

(g)                                 Prior to the Scheduled Installation Date, WSL shall prepare the Installation Sites for the implementation of such Services and provide space, equipment, power and outlets necessary to utilize the Services in accordance with SITA’s reasonable requirements, which will be provided to WSL in accordance with Section 2.4(e) above.

(i)                                     WSL shall provide SITA written notice of any failure to prepare an Installation Site for implementation of the Service within five Business Days prior to the Scheduled Installation Date or immediately if the Scheduled Installation Date is less than five Business Days thereafter (“WSL Delay Notice”).

(ii)                                  if WSL has not provided WSL Delay Notice in accordance with Subsection (i) SITA shall be entitled to deduct the Service Credits/SCUs in accordance with Attachment SLA.

In any case in which WSL delays implementation of the Services as described in this Section 2.4(g), the Parties shall agree upon a rescheduled Installation Date, which date shall be as soon as reasonably possible after the event triggering the delay, and which date shall thereafter be treated as the Scheduled Installation Date for the Service at the affected Installation Site. The requirements of this Section 2.4(g) shall apply to the implementation of Services set forth in Attachment IP and to any Order placed by WSL.

(h)                                 SITA shall provide WSL written notice of any anticipated Delay within five Business Days prior to the Scheduled Installation Date or immediately if the Scheduled Installation Date is less than five Business Days thereafter (“SITA Delay Notice”). In the event that SITA fails to meet the Delay Threshold, SITA shall grant WSL Service Credits/SCUs as specified in Attachment SLA.

(i)                                     SITA shall designate WSL as a Class A VIP account. As such, SITA shall give the highest priority to all expedite Orders placed by WSL and shall use good faith and best efforts to comply with WSL’s requests for expedited handling of Orders in those countries where expedited processes are available. During the course of each calendar month, WSL is entitled to designate up to 15% of all Orders placed with SITA as expedited Orders and to receive expedited fulfillment of such Orders at no additional charge (“15% Threshold”). In the event WSL exceeds the 15% Threshold, SITA shall be entitled to Service Credits/SCUs as set forth in Attachment SLA. As used in this Section 2.4(i) and in Attachment RC, expedited fulfillment of an Order means installation of and acceptance by WSL of the Services or Service Components on such Order within seventy-five percent of the standard lead time to connect set forth in Attachment SLA.

(j)                                     SITA shall use all reasonable efforts to comply with WSL’s requests for the performance of implementation work outside of Normal Business Hours, and shall impose no additional SITA charges, however denominated, for such implementation work, whether such work is requested by WSL or required by SITA in order to meet Scheduled Installation Dates, provided, however, that where WSL has requested implementation work outside of Normal Business Hours and such work is not part of the Implementation/Transition Plan, SITA may pass through to WSL the actual costs for work performed outside of Normal Business Hours that SITA has paid to an Access Provider or SITA Agent to implement a Service provided under this Agreement during such hours.

2.5.                            Compatibility of WSL Equipment.

(a)                                  Upon WSL’s request, SITA shall provide WSL with the interface specifications of any Service or Service Component available under this Agreement, and shall cooperate with WSL in determining the compatibility of the Services with any equipment or software that WSL proposes to use in connection therewith.

(b)                                 WSL shall be responsible for obtaining, installing, and maintaining all equipment, software or communications services on the WSL side of the MPD that is necessary for interconnection with the Network or otherwise for use in conjunction with the applicable Services. Subject to Section 2.6 (Redesigns and Modifications to the Network), WSL shall be responsible for verifying that such equipment, software or services are compatible with SITA’s requirements in effect when such equipment, software or services are interconnected for the first time with the Network, and that they continue to remain compatible with subsequent revision levels of SITA-provided equipment, software and services and do not interfere with or cause damage or loss to the Network, Services or Service Components to the extent that SITA has previously advised WSL of the circumstances creating such interference or causing such damage or loss. Unless otherwise agreed by the Parties in writing, SITA shall have no responsibility for the availability, compatibility, operation, performance, capacity or condition of any equipment, software or services not provided or maintained by or through SITA under this Agreement.

2.6.                            Redesigns and Modifications to the Network.

The Services shall comply throughout the Term with the Network Standards, and SITA shall use reasonable efforts to comply with the most recent versions of the Network Standards. SITA shall give WSL at least 120 days’ advance written notice of any modification or reprovisioning of the Network or any portion thereof or the implementation of any Service Upgrade applicable to all customers purchasing the upgraded Service (a “Mandatory Service Upgrade”) that may either affect WSL’s receipt or use of Services provided under this Agreement or require changes to WSL equipment, software or communications services necessary for interconnection with the Network (a “Network Modification”). If any Network Modification or Network redesigns (including any modification of the Services Software) undertaken other than at WSL’s request or to comply with the Network Standards (i) adversely affects any Service or Service Component(s), or (ii) prevents any Service from meeting any Specification, and SITA fails to cure any such consequence within 15 days after written notice from WSL thereof, WSL may discontinue the affected Service or Service Component(s) without liability in accordance with Section 14.3(a)(i) (Partial Discontinuance), and the Minimum Annual Commitment shall be reduced in accordance with Section 2.3 (Minimum Annual Commitment).

2.7.                            Training and Documentation.

(a)                                  At no cost to WSL, SITA shall provide reasonable and appropriate training and Documentation, if necessary, so that WSL can effectively place orders for, monitor, manage and use the Services provided hereunder.

(b)                                 The Charges set forth in Attachment RC include all of the costs of training as described herein, and up to 25 seats per year at formal training programs conducted by SITA or for SITA’s customers. WSL shall be responsible for the cost of travel, meals and lodging associated with having its personnel attend and participate in such training programs.

(c)                                  SITA shall give WSL copies of all Documentation, including revised or updated versions of such Documentation, when they become available. SITA shall provide WSL with as many copies of such Documentation as WSL reasonably requires to meet its needs. The Documentation for any Service shall, in all material respects, describe and reflect the functionality of such Service. All Documentation provided by SITA under this Agreement shall be complete and accurate. WSL may copy the Documentation or any part thereof for WSL’s or its agents’ (provided that such agents have entered into a non-disclosure agreement substantially in the form of Attachment ND or such other agreement if the Parties so agree) internal use only in connection with its operations, for back-up and for archival purposes.

2.8.                            Access Providers.

(a)                                  SITA’s responsibilities for Access Lines shall consist of (i) monitoring, directing and supervising the performance of each such Access Provider from whom it obtains service for use in connection with the Services, including working directly with the Access Provider to facilitate a timely installation of Access Lines; (ii) using commercially reasonable efforts to enforce any warranties and other assurances of performance obtained from each such Access Provider by SITA; (iii) reporting promptly to WSL any failure of performance by any such Access Provider that does or could reasonably be expected to affect materially and adversely WSL’s ability to use any Services in conformity with the provisions of this Agreement; and (iv) facilitating compliance by any such Access Provider with applicable requirements under the Agreement.

(b)                                 SITA shall (i) provide WSL with project management services in connection with Services provided by SITA under this Agreement in conjunction with Access Providers; (ii) perform all ordering services in connection with Access Providers; and (iii) coordinate implementation, provisioning, trouble tracking and other matters related to the ordering, provisioning and termination of such Access Lines. SITA shall bill WSL for Access Lines in accordance with the Agreement, including Section 5.4 (Invoices) and Attachment BI.

(c)                                  SITA shall procure Access Lines from Access Provider for resale to WSL, provided, however, that if SITA is prohibited by law or otherwise from itself providing/reselling Access Lines to WSL in a geographic area, SITA shall, if and as required, promptly (i) notify WSL of such fact, (ii) provide WSL with a copy of a form letter of agency, if any, as may be required by the Access Provider for WSL’s review and approval, (iii) upon receipt of an executed letter of agency from WSL, submit such letter of agency to the Access Provider, and (iv) procure such Access Lines as WSL’s agent. In no event shall WSL’s provision of an executed letter of agency to SITA within 15 Business Days following SITA’s delivery of the form letter of agency to WSL be deemed time attributable to WSL’s actions or failures to act for purposes of calculating Delays. SITA acknowledges and agrees that notwithstanding any term in the form letter of agency required by the Access Provider, SITA shall be authorized to act as WSL’s agent under the letter of agency only to the extent necessary to perform SITA’s obligations under this Agreement, and that it will take such actions in conformance with this Agreement. SITA further acknowledges that if WSL pays the Access Provider directly, SITA will not also collect such charges under this Agreement.

(d)                                 Upon written request by WSL and consent by SITA, such consent not to be unreasonably withheld, SITA shall procure Access Lines from an Access Provider of WSL’s choice PROVIDED THAT WSL shall pay to SITA all additional incremental costs incurred by SITA resulting from compliance with such request, including, without limitation, termination costs of Access Providers already procured by SITA, if applicable. Any such additional incremental costs, if any, shall be in addition to the Charges set out in this Agreement.

2.9.                            Ongoing Cooperation/Performance Review Board.

(a)                                  SITA and WSL shall cooperate in planning and implementing Services provided hereunder, Additional Services, Service Upgrades and Orders in an efficient, cost-

effective manner. Such cooperation shall include each Party’s prompt provision to the other of any information that the other may reasonably request to carry out its responsibilities hereunder.

(b)                                 SITA shall invite WSL personnel to user group meetings in Europe, the Middle East and Asia and worldwide with SITA’s representatives and telecommunications managers and directors of other SITA customers to review developments in services and technologies and the impact thereof on the Services. WSL shall be responsible for the cost of travel, meals and lodging associated with having its personnel attend and participate in such meetings.

(c)                                  Until the initial implementation of Services is complete, the SITA Project Director and thereafter SITA’s Account Manager (“SITA Representative”), WSL’s Director of International Technology and such other WSL and SITA Personnel as such persons designate shall attend monthly meetings to review Service performance, satisfaction of the Minimum Annual Commitment, the Service Levels/Performance Specifications, SITA’s recommendations concerning WSL’s network design, and any anticipated Additional Services, Service Upgrades or changes that would improve the performance of or reduce WSL’s costs for the Services. The SITA Representative and WSL’s Director of International Technology shall propose any revisions that may from time to time be justified by changes in technology and attainable performance levels. In addition, SITA shall meet with WSL on a quarterly basis to review commercial issues that may have arisen with respect to the Agreement, and SITA executives shall meet quarterly with WSL executives for a review and update of issues that have arisen with respect to any aspect of the Agreement.

(d)                                 In no event shall either Party’s participation in any meetings convened pursuant to this Section 2.9 be deemed a waiver or alteration of any right or obligation imposed by this Agreement or a commitment or undertaking to perform or assume any obligations beyond those set forth herein.

2.10.                     Response and Repair Time.

(a)                                  SITA shall promptly commence and diligently work to repair any Service or Service Component subject to an Interruption upon first becoming aware thereof and, if necessary, upon the surrender of an affected Service or Service Component for repair. SITA shall open a trouble ticket immediately upon its discovery of a trouble or upon a WSL reported trouble, whichever first occurs, (which opening of a trouble ticket commences Interruption/Outage Time) and shall respond to all trouble tickets and shall notify the SITA Communications Operations Manager (COM) within 30 minutes thereafter (“Initial Response Time”). The Initial Response Time shall be measured from the time at which the trouble ticket was opened until time at which SITA reaches the appropriate WSL contact to confirm the response. If the Service or Service Component is not repaired and restored to satisfactory operating condition in accordance with the applicable Service Levels/Performance Specifications and deemed to be accepted by WSL in accordance with Attachment IP (which ends Interruption/Outage Time) within two hours after it is opened, the COM shall notify the Network Operations Manager and the WSL Account Manager. In the event that SITA fails to meet the Initial Response Time, SITA shall grant WSL Service Credits/SCUs as specified in Attachment SLA. SITA shall repair all Interruptions within four hours from the opening of the associated trouble ticket (i.e., Interruption/Outage Time shall be less than four hours) (“Repair Time”). In the event that SITA fails to meet the Repair Time, SITA shall grant WSL Service Credits/SCUs as set forth in Attachment SLA. If the Interruption is not repaired within four hours after the trouble ticket is opened, SITA’s COM shall notify the SITA Vice President of Network Operations, the Global Account Director and the Customer Satisfaction Manager. At a minimum, and at no additional cost to WSL, SITA shall respond on-site to troubles that cannot be resolved remotely during Normal Business Hours for affected WSL Site within two hours of the opening of the associated trouble ticket. Upon request by WSL, when logging a trouble ticket, SITA will provide hourly updates to WSL’s helpdesk or will provide WSL with an online trouble tracking system with more frequent updates in lieu of callbacks.

(b)                                 In the event that more than one Service Component is surrendered for repair contemporaneously, SITA shall communicate to WSL its plans for corrective action, which shall include establishing priorities for restoration of such Services after consultation with (and subject to change at the direction of) WSL. Any restoration of Services shall be in accordance with all applicable rules and regulations and the standards set forth in this Agreement.

(c)                                  SITA shall use all reasonable efforts to obtain from Access Providers prompt repair and restoration of Interruptions in local access or international service provided through lines owned, controlled or provided directly by Access Providers and which are not part of the Services but necessary to the provision of any Service.

(d)                                 If a Service Component experiences a Chronic Interruption or if the Service Component fails to achieve the applicable Availability/In-Service Time (i.e., NPA or TNPA) set forth in Attachment SLA in any two out of three consecutive months, SITA shall re-engineer and re-provision such Service Component at SITA’s expense. In the event a Service Component experiences a Chronic Interruption or fails to achieve the applicable Availability/In-Service Time (i.e., NPA or TNPA), which Chronic interruption or failure is reasonably attributable to the performance, nonperformance or improper performance of an Access Provider, SITA shall change the Access Provider from which Access Lines are purchased in connection with the affected Service Component if requested by WSL if another Access Provider is available. Where WSL requests a change pursuant to this Section 2.10(d) and an alternate Access provider is available, SITA shall not charge WSL any additional charges to change to such other Access Provider. With respect to data Service Components, re-engineering and re-provisioning applies to all physical components in the circuit path between the SITA side of the MPD, the interface with the SITA Backbone Network, across the SITA Backbone Network, and back to the SITA side of the MPD. With respect to national or international private line Service Components, re-engineering and re-provisioning applies to all physical components on the SITA side of the MPDs for the applicable Service Component. If, at any time within 12 months of such re-engineering and re-provisioning, the same Service Component again experiences a Chronic interruption or fails to achieve the applicable Availability/In-Service Time (i.e., NPA or TNPA) in any further month, WSL may, at its sole option, either require SITA to again re-engineer and re-provision the Service Component or discontinue the affected Service or Service Component(s) without liability in accordance with Section 14.3(a)(i) (Partial Discontinuance), provided, however, that if WSL elects to require SITA to re-enginner and re-provision the Service Component, WSL shall not discontinue the affected Service or Service Component until SITA has completed re-engineering and re-provisioning the Service Component and the Service Component again experiences a Chronic Interruption or fails to achieve the applicable Availability/In-Service Time (i.e., NPA or TNPA) in any further month. The foregoing remedy shall be in addition to any Service Credits/SCUs provided hereunder.

(e)                                  SITA shall immediately notify WSL in the event of a major fault with the Network that impairs WSL, such as a node failure, and the WSL Sites that are affected by such fault.

(f)                                    SITA shall notify WSL at least 48 hours in advance of any normal maintenance activities, shall either obtain WSL’s consent to such activities or reschedule such activities at a mutually agreeable time, shall conduct such activities outside of Normal Business Hours, and shall re-route all traffic on its Network during such activities. Scheduled normal maintenance shall take place outside of Normal Business Hours. SITA shall use its best efforts to limit any WSL affecting maintenance to those hours when traffic is projected to be at a minimum, and to re-route all traffic on its Network during such activities.

2.11.                     Operations and Procedures Manual and SITA Asset Management Database.

(a)                                  The Parties shall cooperate in the development of a mutually acceptable Operations and Procedures Manual (including relevant material from the Attachments) that addresses service orders, scheduling, SITA and customer-communication and coordination, procedures for consultation and prioritization of repairs in the event of Interruptions at multiple Installation Sites, inquiries concerning the status of reported Interruptions and Delays, training, billing, dispute resolution and escalation and similar matters relating to the administration of this Agreement. In addition to the content described above, the Operations and Procedures Manual shall include, at a minimum, those processes specified in SITA’s responses to the RFP. The Operations and Procedures Manual shall include the addresses and telephone numbers of the WSL and SITA Personnel responsible for the management of the Services and for a contact person for the support center responsible for each Installation Site and shall provide a toll-free telephone number for the SITA’s Help Desk.

(b)                                 The Operations and Procedures Manual shall be specifically adapted to WSL’s needs, and shall be updated as necessary. No part of or amendment to the Operations and Procedures Manual shall amend, waive or supersede any portion of this Agreement. SITA shall distribute copies of the Operations and Procedures Manual and all updates thereto to those WSL employees designated by WSL and to SITA employees responsible for performing this Agreement. The Operations and Procedures Manual and all modifications thereto specifically adapted or made exclusively for WSL hereunder shall be subject to WSL’s review and prior written approval, which approval shall not be unreasonably withheld. The Confidential Information and/or information proprietary to each Party incorporated into the Operations and Procedures Manual shall remain the Confidential Information and/or proprietary information of such Party and shall not be disclosed to the public or any third party without the written consent of the Party who’s Confidential Information and/or proprietary information might be compromised.

(c)                                  No later than 30 days after the Scheduled Installation Date for Services at an Installation Site, SITA shall validate the SITA Asset Management Database for each Installation Site. SITA shall continuously update such database whenever any SITA Asset is installed or removed by SITA, is the subject of a configuration modification, or other change in location or status by SITA. All such updates to the SITA Asset Management Database shall be completed within 48 hours of SITA’s action affecting any SITA Asset. SITA shall include in the SITA Asset Management Database the model numbers, serial numbers, release version and other relevant identifying information for all SITA Assets, and shall provide WSL with copies thereof upon WSL’s request.

2.12.                     Network/Service Management and Service Reports.

(a)                                  SITA shall provide WSL with network management services and network management reports as described in Attachment SLA and this Section 2.12.

(b)                                 SITA’s network management responsibilities include:

(i)                                     Ensuring that the initial equipment configurations on the network access device are correct based on guidelines provided by WSL;

(ii)                                  Scheduling and undertaking changes to Service configurations with appropriate approval from and coordination with WSL;

(iii)                               Establishing and operating at least one Network Management Center that shall be staffed by technically qualified and dedicated SITA personnel to address trouble handling, fault isolation, and escalation procedures for Interruptions. The Network Management Center shall be staffed an a 7X24-hour basis and shall be accessible via a toll free/freephone number provided to WSL; and

(iv)                              Monitoring the Network and providing remote support on a 7X24-hour basis and providing on-site support during Normal Business Hours (and outside of Normal Business Hours upon WSL’s written request therefor), providing single point of contact and responsibility for end-to-end coordination of troubles, problem tracking, escalation and resolution, and diagnostics and testing.

(c)                                  SITA shall provide management reports on a monthly basis, which shall include information concerning (i) the configuration of the Network, (ii) the routing of WSL’s traffic, (iii) bandwidth utilization and propagation delay statistics as requested by WSL to assist it in determining when to make changes to the Network to optimize performance, (iv) the status of Orders, (v) provisioning, maintenance incidents, outages and trouble reports, repairs, and restorations, and (vi) network performance. Within the applicable timeframe, SITA shall also provide such other reports as specified in Attachment SLA and this Agreement, including under Sections 2.2(d) (Implementation), 2.4(d) (Orders for and Changes to the Services), 2.13(a) and (b), (Optimization), and 8.5 (Regulatory Reports). SITA shall make all network/service management reports and statistics available to WSL on line with an option to download such reports in read-only format at no additional charge to WSL. SITA shall, upon WSL’s reasonable request, make changes and additions to the frequency, content, format and other aspects of such reports.

2.13.                     Optimization.

(a)                                  SITA shall on an on-going basis advise and recommend to WSL ways in which to optimize the efficiency of WSL’s use of the Services. The Parties shall mutually agree on the manner in which to implement these optimization recommendations. SITA shall also offer advice concerning the Services provided hereunder and their configuration as and when WSL adds Service Components to existing Installation Sites or adds new Installation Sites. As requested by WSL, but not more frequently than annually during the Term, SITA shall, at no additional charge to WSL, review the mix and configuration of the Services based on WSL’s expected needs for telecommunications services during the succeeding 12 months. Based on each such review, SITA shall make written recommendations to WSL designed to improve the efficiency and cost-effectiveness of the Services, including bringing to WSL’s attention any existing, planned or announced promotional offerings of SITA, Service Upgrades or Additional Services that might be of value to WSL. SITA shall deliver such written report to WSL within 30 Business Days after WSL’s request for such report. WSL shall notify SITA in writing if it wishes to implement SITA’s recommendations (in whole or in part), which may consist of placing an Order for Services or changes thereto in accordance with such recommendations.

(b)                                 SITA acknowledges WSL’s substantial interest in deploying state-of-the-art technology that offers continually improving performance and more efficient and cost-effective ways to meet WSL’s telecommunications requirements. SITA agrees to make such technologies available to WSL on a timely basis and within the same period that it makes the same available to comparable commercial customers, such as in the form of Service Upgrades and Additional Services, and to keep WSL fully apprised on an on-going basis of improvements to existing technologies and of the expected and actual availability and implementation of new technologies by SITA. SITA shall include with the annual review described in Section 2.13(a) (Optimization) a report describing the features and functionality of new technologies that WSL may wish to consider utilizing to meet its telecommunications needs.

2.14.                     Contingency and Recovery.

(a)                                  SITA shall cooperate with WSL in the development, testing and execution of WSL’s contingency and disaster recovery plans for disasters occurring at Installation Site(s) that affect WSL’s ability to receive the Services.

(b)                                 For disasters or other problems occurring within the Network or that affect SITA’s ability to provide the Services (“Disasters”), SITA shall:

(i)                                     upon WSL’s request, reasonably cooperate with WSL or WSL’s agents in the testing and implementation of WSL’s contingency and Disaster recovery plans;

(ii)                                  periodically update and test the operability of SITA’s contingency and Disaster recovery plans;

(iii)                               perform periodic backups and maintain recovery procedures for all network information pertaining to configuration and network management in the event of server crashes or data corruption;

(iv)                              certify to WSL that SITA’s contingency and Disaster recovery plans for each of the individual Service Components provided to WSL are fully operational at least once every 12-month period with details of SITA’s contingency and Disaster recovery plans to be used in the event of a Disaster within the Network;

(v)                                 upon WSL’s reasonable request, make presentations to WSL’s Project Manager and other WSL personnel no less frequently than annually regarding such plans;

(vi)                              provide WSL with high level schematic network diagrams/engineering drawings regarding the routing of WSL traffic and WSL dedicated circuits;

(vii)                           promptly provide WSL with a notice of a Disaster; and

(viii)                        immediately implement SITA’s contingency and Disaster recovery plans upon the occurrence of a Disaster within the Network or that otherwise affects SITA’s ability to provide the Services. Except for Disasters which are attributable to WSL, SITA shall use its best commercial efforts to institute a back-up service, at no additional cost to WSL, that meets WSL’s reasonable business needs for the Services or Service Components at WSL Top Nominated Accounts within 10 hours of the occurrence of a Disaster but, in any event, shall restore the Services and Service Components within 30 days of each occurrence. If, despite its best commercial efforts, SITA is unable to institute a back-up service in accordance with Section 2.14(b)(viii), WSL may purchase an alternative service from an alternative provider, and SITA shall not charge WSL to connect, commence or terminate any alternative service obtained under this Section 2.14(b)(viii). If the Services and Service Components are not restored within 30 days of the occurrence of the Disaster, WSL shall be entitled to discontinue the affected Service or Service Component(s) without liability in accordance with Section 14.3(a)(i) (Partial Discontinuance).

2.15.                     Prevention of Unauthorized Use.

(a)                                  General Abuse of Services.

WSL and SITA shall reasonably cooperate in efforts to prevent and cure unauthorized use of the Services provided hereunder by expeditiously informing each other of suspected abuse and, when known, the identity of the responsible individuals. SITA shall provide reasonable assistance to WSL upon request in its efforts to minimize ongoing misuse or abuse of the Services.

(b)                                 Cooperation in Prosecution of Offenders.

SITA and WSL shall, upon request, provide reasonable assistance to each other in the preparation and presentation of relevant information to officials of any nationality or jurisdiction for the purpose of prosecuting those individuals responsible for the abuse or misuse of Services. The Parties shall also provide reasonable assistance to each other in all legal actions that one or both of them may bring against third parties responsible for the abuse or misuse of such Services.

ARTICLE 3  SITA STAFFING

3.1.                            Adequate Personnel.

(a)                                  SITA shall ensure that an adequate number of appropriately qualified and trained personnel are employed and available at all times to provide and support WSL’s use of the Services and for SITA to perform the Services in accordance with the terms of this Agreement (“SITA Service Personnel”). SITA shall provide for WSL’s account the personnel in the countries (and with the level of dedication) set forth on Attachment KP. SITA shall designate one SITA employee located in the United Kingdom (the “Account Manager”) to be located at the SITA offices at Capital Place, London and shall designate sufficient resources in other locations to serve WSL’s account (and keep WSL apprised thereof) for each country. SITA shall also designate a Business Solutions Manager and Customer Project Manager to serve the WSL account, The Account Manager and Customer Project Manager shall be based in the United Kingdom and shall dedicate 100 percent of their working time to servicing the needs of WSL. The Business Solutions Manager shall also be based in the United Kingdom and shall be dedicated to servicing the needs of WSL. SITA shall appoint and manage the SITA Service Personnel including such personnel as shall be reasonably necessary to be on-site at each Installation Site. SITA shall notify WSL as soon as possible after dismissing or reassigning any of the Key SITA Personnel whose normal work location is at an Installation Site. SITA shall not, without WSL’s prior consent, which consent shall not be unreasonably withheld, reduce the number of SITA Service Personnel in respect of any implementation or repair of the Services or Service Components at an Installation Site until such time as the Services or Service Components have been deemed to be accepted by WSL in accordance with Attachment IP. SITA shall provide to WSL the names, addresses, phone and pager numbers for Key SITA Personnel upon their assignment to WSL’s account. If SITA Service Personnel are reassigned during the execution of a special project or if any Key SITA Personnel are replaced prior to the end of the Term, SITA shall ensure a smooth transition, including cooperation between the replaced and the newly assigned personnel or, where appropriate, an overlap in the assignment of such personnel to WSL.

(b)                                 WSL may notify SITA in writing, specifying the applicable details, when it finds any SITA Personnel unacceptable for any reason that is lawful in the subject jurisdiction, including WSL’s determination that he or she is not qualified to perform the work to which he or she is assigned. Upon receipt of such notice SITA shall, within five Business Days, review the matter with WSL and shall take appropriate corrective action to resolve the matter. If the matter is not resolved to WSL’s reasonable satisfaction within 30 days, SITA shall remove such SITA Personnel off of WSL’s account.

3.2.                            Key SITA Personnel.

(a)                                  Upon request, WSL shall have the right to interview and express its preferences with respect to the assignment by SITA of any individuals to Key SITA Personnel positions, which, as of the Effective Date, consists of the SITA Project Director, the Communications Operations Manager (“COM”), the Account Manager and four Service Delivery Officers (“SDOs”) as set forth in Attachment KP. SITA agrees to accommodate WSL’s preferences, where possible, provided that doing so does not obligate SITA to commit an unlawful act in any jurisdiction or contravene its own employment practices and policies. At WSL’s request and subject to SITA’s employment practices and policies and the applicable provisions of the collective bargaining or other agreements by which SITA is bound and to applicable law and regulation, SITA shall provide WSL with the resumes and work histories of Key SITA Personnel or persons whom SITA intends to designate as Key SITA Personnel. WSL shall treat such work histories and resumes as SITA Confidential Information and return such work histories and resumes to SITA, upon SITA’s request. SITA shall notify WSL in advance of (and in all cases promptly upon receipt of information concerning) a reassignment or departure of any person assigned to a Key SITA Personnel position, so that WSL has an opportunity to exercise its interview and preference rights with respect to the replacement. Subject to any delays caused by WSL’s exercise of its interview and preference rights, SITA shall promptly fill vacancies in the Key SITA Personnel positions.

(b)                                 Prior to the latter of the end of the 12th month after the Effective Date or completion of the Implementation Plan set forth in Attachment IP, SITA shall not, without good cause and consistent with SITA employment policies and legal obligations, make any substitutions or eliminate any Key SITA Personnel without WSL’s consent, which consent shall not be unreasonably withheld, unless such substitution or reassignment is necessitated by bona fide promotion, cause, illness, death, termination of employment, or circumstances beyond SITA’s reasonable control. If any of these events shall occur, SITA shall promptly notify WSL in writing. After the end of the 12th month after the Effective Date or completion of the Implementation Plan set forth in Attachment IP, whichever occurs last, SITA shall use all reasonable efforts to minimize substitutions or eliminations of the Key SITA Personnel.

3.3.                            SITA Project Director and Account Manager.

(a)                                  Subject to Section 3.3(c), the SITA Project Director, until the Initial Implementation is complete, and the SITA Account Manager thereafter (“SITA Representative”) and WSL’s Director of International Technology shall act as the primary liaisons between the Parties and assume overall responsibility for the coordination and management of each Party’s performance under this Agreement, The SITA Representative shall be dedicated to the provision of Services to WSL and, unless otherwise agreed, shall be located at a SITA office within five kilometers of WSL’s current London location and will be backed-up by a contingent based in the United States. The SITA Representative and WSL’s Director of International Technology shall have direct access to the officers or other key decision-makers in his or her respective organization, and shall call upon the experience, expertise and resources of such organization to ensure proper performance of this Agreement. The SITA Representative shall be among the Key SITA Personnel.

(b)                                 Subject to and in conformity with this Agreement and all applicable laws and regulations, the SITA Representative shall, either directly or through one or more designees, (i) be authorized or obtain authorization to discuss, review and negotiate modifications of installation intervals, maintenance response times, priorities for the restoration of interrupted Service Components and other Service Levels/Performance Specifications by which the Services shall be measured and managed; (ii) meet regularly with designated WSL representatives to review SITA’s performance (including reviewing SITA’s performance statistics and reconciling WSL’s and SITAs records relating to Service Levels/Performance Specifications), coordinate the planning, implementation, provision, management, progress reporting and acceptance testing of the Services, discuss changes in the pricing of Services, and discuss WSL’s future Service requirements; (iii) ensure that SITA Personnel are available as needed at all times and are adequate in number and quality; (iv) ensure that SITA Personnel are provided the tools, training and support necessary to properly perform their obligations in relation to the provision of Services; and (v) supervise SITA Personnel and

(c)                                  SITA shall provide a full time Project Director who will work with the SITA Account Manager until the final Installation Site on the Implementation/Transition Plan is brought into service. The Project Director shall act as SITA’s primary contact until the Initial Implementation is complete.

(d)                                 The Project Director and the resident Service Delivery Officer (“SDO”) shall attend progress reporting meetings with WSL’s Director of International Technology, which will be held at least once a month for the purpose of hearing from SITA’s Project Director reports on, reviews or requests for approval concerning, such matters as the following:

(i)                                     SITA’s written progress report;

(ii)                                  the overall implementation/Transition Plan in accordance with implementation of the Installation Sites;

(iii)                               amendments to the Implementation/Transition Plan as necessary in accordance with Section 2.4(g) (Orders for and Changes to the Services);

(iv)                              coordination with WSL personnel located at the Installation Sites of the arrangements for the site surveys, if required, and the subsequent equipment installation activities at the Installation Sites, as specified in Attachment IP;

(v)                                 the progress of the Installation Site preparation activities, such as the provision of power, and installation of air conditioning equipment;

(vi)                              the progress of SITA’s site activities, such as the installation of equipment and connection of circuits;

(vii)                           processing requests for Changes; and

(viii)                        coordination of the acceptance testing of the Services at each Installation Site.

ARTICLE 4  ADDITIONAL SERVICES

4.1.                            Additional Services.

(a)                                  SITA shall inform WSL of SITA’s existing, planned or announced plans for, or the existence of, any Additional Services offered by SITA (or by another provider but available through SITA) that it believes WSL might wish to consider procuring. WSL may request SITA to provide additional information regarding an Additional Service or to provide such Additional Services.

(b)                                 SITA shall consider in good faith any request by WSL for any Additional Service and shall inform WSL in writing within 10 Business Days of the receipt of such request whether it is willing to develop and implement the requested Additional Service and, if not, the reasons why.

(c)                                  Within 20 Business Days, or as may be otherwise agreed in writing between the Parties prior to the end of such 20 Business Day period, following its receipt of a request by WSL for information regarding an Additional Service and if SITA agrees to make such Additional Service available, SITA shall provide WSL with (i) the nonrecurring charges, if any, and the net change in recurring Charges associated with the Additional Service (including a highlight of cost benefits WSL would realize by implementing the Additional Service) and any other costs or charges associated with the purchase of the Additional Service; (ii) the projected features and performance specifications of the Additional Service; (iii) the projected installation interval for the Additional Service; (iv) the effects, if any, of the Additional Service on the existing Services; (v) the effects, if any and to the extent determinable by SITA, of the Additional Service on WSL’s telecommunications network capabilities; (vi) whether there is any reason such Additional Service may not lawfully be provided to WSL under this Agreement; and (vii) any pending actions of the kind described in Section 9.3 (indemnification; Defense) with respect to such Additional Service of which SITA is aware. If SITA cannot reasonably provide any of the feasibility, cost or other information required by this Section 4.1(c) to WSL within 20 Business Days, or as may be otherwise agreed in writing between the Parties prior to the end of such 20 Business Day period, after its request under Section 4.1(b), SITA shall so state in its written acknowledgment, and SITA and WSL shall develop a schedule for development and delivery of the information.

(d)                                 SITA may, from time to time, permit WSL to participate in evaluation programs for new technologies and services, at no charge to WSL, and WSL may, from time to time, request that SITA cooperate in the testing and deployment of new features, functions, technologies or applications conceived or developed by WSL at no charge to SITA. Where SITA agrees to make available an Additional Service to WSL, SITA shall permit WSL to test and evaluate such Additional Services for a reasonable charge and for a reasonable period of time.

4.2.                            Obligations with Respect to Additional Services.

(a)                                  SITA shall implement an Additional Service only upon receipt of a New Order from WSL, acceptance thereof by SITA and the satisfaction of any applicable legal requirements. SITA shall not implement any Additional Service that SITA has indicated, pursuant to Section 4.1(c) (Additional Services), may adversely affect the price or performance of any Service Component unless WSL acknowledges and expressly consents in writing signed by the WSL Project Manager to such adverse effect. SITA shall continue to provide any Service Components in relation to which WSL has not consented to degraded performance in accordance with the requirements of the Agreement unless and until otherwise agreed by the Parties in writing.

(b)                                 The Parties shall mutually agree upon the Charges for Additional Services (which shall reflect prices and discounts that are competitive and commensurate with the business relationship between the Parties as set forth in this Agreement).

(c)                                  Upon their installation and acceptance, Additional Services shall be considered Services for all purposes under this Agreement, including calculation of WSL Purchases, and the provision of such Additional Services shall be governed by this Agreement.

4.3.                            Discontinued Services.

If SITA ceases making generally available to its customers a service or service component that is a Service or Service Component hereunder (a “Discontinued Service”), SITA shall use all reasonable efforts to provide a substitute for such Discontinued Service for the remainder of the Term. Such substitute may be provided either through SITA’s own facilities or through facilities or services procured from another vendor, and shall include features and functions equivalent to, and be offered at Charges equal to, those of the discontinued Service as at the point in time that the Discontinued Service is no longer available to WSL. Only where SITA fails to provide a substitute for such Discontinued Service shall WSL have the right to reduce the Minimum Annual Commitment in accordance with Section 2.3(c) (Minimum Annual Commitment). This shall be WSL’s sole and exclusive remedy with respect to Discontinued Services.

4.4.                            Service Upgrades.

(a)                                  After the implementation of a Mandatory Service Upgrade in accordance with the provisions of Section 2.6 (Redesigns and Modifications to the Network), the upgraded Services will continue to conform to or exceed the applicable Service Levels/Performance Specifications, except as otherwise expressly agreed by the Parties in writing.

(b)                                 SITA shall make Service Upgrades available to WSL at no additional charge, and WSL may elect whether and when to accept an Optional Service Upgrade, WSL’s decision to forego an Optional Service Upgrade shall not relieve SITA of its obligations to WSL with respect to the Service Levels/Performance Specifications applicable to the upgraded Service.

(c)                                  SITA shall notify WSL of any revision, improvement, enhancement, modification or addition to a Service or Service Component (including increases in the functionality or improvements in performance) that is developed by or for SITA (or a SITA Agent) and is made available by SITA to its customers comparable to WSL at an additional charge. Such revisions, improvements, enhancements, modifications and additions shall be treated as Additional Services under this Agreement.

4.5.                            Amendments to Service Levels/Performance Specifications.

SITA shall provide proposed amendments to the Service Levels/Performance Specifications that, to SITA’s knowledge after reasonable inquiry, fully and accurately, set forth the changes thereto occasioned by the implementation of each Optional Service Upgrade that WSL chooses to have implemented and Additional Service, and WSL may negotiate such amendments with SITA. Amendments shall be incorporated into the Service Levels/Performance Specifications upon mutual agreement of the Parties, and SITA shall not implement any Optional Service Upgrade or Additional Service prior to such agreement being reached.

ARTICLE 5  CHARGES AND PAYMENTS

5.1.                            Charges.

(a)                                  The Charges for the Services and Service Components shall be based upon the type of Service received by WSL and not upon the manner in which SITA chooses to provide the Service (including the technology in the SITA Backbone Network). WSL shall pay the Charges set forth in Attachment RC for Services and Service Components specifically identified in such attachment. For Services of the kind set forth on Attachment RC (e.g., X.25, Frame Relay Service) for which there is no Rate and Charge specified at a particular geographic location to which WSL seeks to extend the Services (e.g., Saudi Arabia), SITA shall charge WSL those rates and charges agreed by the Parties for New Services in accordance with Section 2.4(a) (Orders for and Changes to the Services). For Services of different kinds than those set forth on Attachment RC, SITA shall charge WSL the Rates for Additional Services in accordance with Section 4.2(b) (Obligations with Respect to Additional Services). Subject to any adjustments or other charges specifically permitted or required in this Agreement, these Charges set forth in Attachment RC constitute the totality of charges for which SITA may invoice WSL in connection with performance of SITA’s obligations and the provision of Services under this Agreement.

(b)                                 Except as specifically agreed in writing by WSL or specifically and expressly provided for in this Agreement, all costs associated with providing the Services, including the support required to fulfill SITA’s obligations under this Agreement relating to all Installation Sites during the Term of this Agreement, shall be assumed by SITA and are included as part of the Charges. Furthermore, it is understood and agreed by the Parties that all of SITA’s activities necessary or customary in connection with providing the Services will be included in such Charges.

(c)                                  SITA shall provide Services at no charge for the first 30 days after a newly-installed Service Component that is transitioned to SITA from an alternate provider is deemed to be accepted by WSL in accordance with Attachment IP. SITA agrees to waive all charges for SITA’s design and testing in connection with Services and, Service Upgrades. SITA shall also waive all installation charges (except Access Provider pass-through charges as described below) for any Service Component or part thereof (e.g., port, PVC, SVC) that remains in place for the In-Service Period. If the Service Component (or part thereof) is discontinued prior to the end of the In-Service Period other than for cause, at the end of the Term or to replace the Service with another Service, SITA may charge WSL the installation charge for the Service Component at the time of discontinuance. The In-Service Period for Frame Relay Service is 12 months; the In-Service Period for ALC and X.25 Service is three months.

(d)                                 All WSL Purchases paid by WSL to SITA in accordance with this Agreement, shall contribute to the calculations of the discount in Exhibit Part Two of the Agreement for Telecommunications Services between SITA and WORLDSPAN, L.P. effective

April 1, 1997 and it is understood and agreed by WSL that such discount shall not be applied to any of the Services or Service Components under this Agreement.

5.2.                            Mid- Term Review.

(a)                                  The Parties acknowledge that regulatory and legislative actions and other technological or marketplace developments may affect the continued competitiveness of the Charges for the Services. Accordingly, at WSL’s option the Parties agree to meet 90 days prior to the second anniversary of the Effective Date to discuss and seek in good faith to determine whether (and, if so, what) changes to the rates or Charges or customer commitments are appropriate by virtue of such technological or marketplace developments. At this meeting the Parties, acting in good faith, will seek to determine by mutual agreement whether (and, if so, what) changes to the Charges are appropriate by virtue of such developments, in order to preserve for each Party the expected benefit of, and the intent of the Parties with respect to, the rates and Charges in this Agreement, taken as a whole. The intent of the Parties is that the Charges in this Agreement, taken as a whole, remain competitive throughout the Term with the rates and charges available in the marketplace for telecommunications services comparable to those used by WSL from a technically qualified service provider that is able to provide such services throughout the geographic regions in which WSL operates. Subject to SITA’s or WSL’s obligations of confidentiality owed to third parties and excluding SITA’s or WSL’s internal proprietary information, the Parties agree to provide each other (in connection with this determination) with pricing and other relevant information to which they have access, to undertake any reasonable analysis, and to negotiate in good faith.

(b)                                 If the Parties determine that changes in the Charges are appropriate, SITA will, to the extent required by law to offer such rates under tariff, file revisions to its tariffs or take such other actions as are necessary to implement any such changes and will diligently seek to make them effective as soon as reasonably practicable following the Parties’ agreement to such changes, but in no event later than the second anniversary of the Effective Date immediately following institution of a review under this Section 5.2. SITA shall take all appropriate action to implement the agreed reductions to the fullest extent permitted by law and regulation (e.g., by credits against the Charges paid for Services in countries where such credits are permitted).

5.3.                            Credits for Delays and Interruptions.

SITA acknowledges that, in the event of a Delay or Interruption, WSL will suffer damages, the amount of which cannot easily be determined, and WSL acknowledges that, in the event it causes a delay, SITA will suffer damages, the amount of which cannot easily be determined. The Parties agree that the Service Credits/SCUs set forth in Attachment SLA are reasonable good faith estimates of the damages that the other Party would suffer in such event, and that those Service Credits/SCUs, along with the remedies set forth in Sections 2.3 (Minimum Annual Commitment) 14.1 (Termination by WSL), and 14.3 (Partial Discontinuance), where applicable, are considered adequate remedies by the affected Party for such damages, are not a penalty and shall constitute the affected Parts sole remedies with respect to such events and any other act or omission to act for which Service Credits/SCUs are provided under Attachment SLA.

5.4.                            Invoices.

(a)                                  SITA shall provide electronic invoices by the tenth (10th) day of each month and hardcopy invoices by the fifteenth (15th) day of each month for Services provided hereunder two months preceding the month in which the invoice is provided to WSL, at the addresses, in the form and media, and with the level of detail, specified in Attachment BI. At a minimum, SITA shall provide invoices with the same level of detail as the invoices provided by SITA to WSL as of the Effective Date and shall provide all sufficient levels of detail to track the Charges to the Service Components provided at each Installation Site and back-up documentation (e.g., a copy of the underlying invoice) for all actual expenses paid by SITA to an Access Provider that SITA is permitted to pass through to WSL under this Agreement. As a general matter and as further described in Attachment BI, SITA shall provide WSL with a single, centrally billed invoice listing all charges in U.S. dollars for the Services rendered. In addition, SITA shall provide each installation Site with a separate invoice (“the Shadow Bill”), listing that Installation Site’s charges (including VAT/GST to the extent applicable) in the local currency of the country where the Installation Site is located. All charges identified in the Shadow Bill are for informational purposes only and will not be paid by the individual Installation Site, The charges listed in the Shadow Bill shall be included in the single invoice presented to WSL for centralized payment. Subject to Section 2.1(e) (Agreement to Provide), WORLDSPAN Services Limited shall be financially liable for the provision of Services to such Installation Sites. SITA may modify the form, but not the media or content, of the invoices on 90 days prior written notice to WSL. SITA shall accommodate WSL’s reasonable requests for changes to the form or content of such invoices. An invoice that does not comply in all material respects with the requirements as to content set forth in Attachment BI shall not be deemed received under Section 5.4(d), Invoices shall reflect any adjustment to or change in the applicable Charges implemented during the period covering the invoice.

(b)                                 SITA shall apply any discounts due and credits applicable hereunder within the second invoice following WSL’s eligibility therefore, provided that the application of such discounts in this manner shall not affect the effective date of such discounts and SITA shall provide a credit on such second invoice equal to the difference between what SITA billed WSL and what SITA should have billed WSL had the discounts been applied to the invoice immediately upon WSL’s eligibility therefore. In the event that WSL determines that a credit should have been applied to a particular invoice, it shall notify SITA of the missing credit in writing and shall be entitled to withhold the amount of the credit from its current payment. In the event that SITA disputes the amount withheld by WSL, the parties shall meet to resolve their differences on the amount, if any, of the credit. If the parties cannot agree on the amount of the credit, they shall resolve their dispute in accordance with Section 15.8 (Dispute Resolution) and Section 15.9 (Arbitration). WSL’s payment of an invoice without withholding shall not be deemed an acceptance of the invoiced amounts, and, subject to Section 5.4(f), WSL may at any time during the Term dispute Charges for which it was invoiced. In addition to the monthly billing reviews described in Section 5.5(a) (Billing Reviews and Audits), a reconciliation and verification of such discounts and credits shall be conducted semi-annually.

(c)                                  SITA shall bill WSL monthly at the address and in the manner (e.g., in advance or in arrears) designated in Attachment BI. All discounts established in Attachment RC shall be credited on the invoices containing the charges against which such discounts are calculated.

(d)                                 All items on an invoice that are not the subject of a bona fide dispute shall be due and payable by WSL within (i) 30 days after WSL’s receipt of an invoice therefore that complies in all material respects as to content with, and is substantially similar in form to, Attachment BI, and (ii) 60 days after WSL’s receipt of its first invoice that complies in all material respect as to content with, but is substantially different in form from, Attachment BI (in either case the “Due Date”).

(e)                                  WSL shall pay all amounts due SITA pursuant to Section 5.4(d) in United States dollars and shall convert all other currencies using the then current published monthly International Association of Travel Agencies (“IATA”) rates. SITA shall convert the Shadow Bills using this currency exchange rate as well. If at any time during the Term any foreign law, regulation or practice prohibits or significantly impedes SITA’s ability to receive United States dollars in payment of its foreign currency bills to WSL, the Parties will negotiate in good faith to develop a mutually acceptable solution. Any actual expenses paid by SITA to an Access Provider that SITA is permitted to pass through to WSL under this Agreement shall be converted by SITA to United States dollars and included in WSL’s invoices shall be converted as prescribed by this Section 5.4(e).

(f)                                    If WSL, in good faith, disputes the accuracy or legitimacy of any SITA fees, charges, expenses or other amounts payable under this Agreement, it shall notify SITA (in writing) of such dispute prior to the Due Date (if WSL is withholding payment of the disputed amounts) or within 12 months of its receipt of the invoice containing the disputed item (if WSL is contesting previously paid amounts). WSL shall include in such notice the basis for the dispute in sufficient detail to understand and address the issue(s). Billing disputes shall be resolved pursuant to Section 15.8 (Dispute Resolution) and Section 15.9 (Arbitration) with respect to resolution of disputes arising out of billing reviews. SITA shall not deny or restrict Services during the pendency of a good faith dispute because of such pendency. WSL shall not withhold payment with respect to any portion of Charges not subject to a bone fide dispute.

(g)                                 SITA shall promptly credit to WSL any payment made to which SITA is not entitled hereunder, shall apply such credits against charges on invoices rendered to WSL and, if on the final invoice provided WSL for Services purchased hereunder, there are not sufficient charges against which to credit the over payment, SITA shall refund the amount of such overpayment net of any credits provided to WSL against its invoices. In the event that SITA fails to apply a credit within the second invoice following SITA’s receipt of WSL’s notice that such application or issuance is past due, such amounts shall be deemed subject to a bone fide dispute.

(h)                                 SITA shall apply the Charges, discounts, taxes and any credits or adjustments in a timely and accurate manner. SITA shall not bill WSL, and WSL shall not be required to pay, for any Services provided more than 12 months before the date of the invoice reflecting such charge.

5.5.                            Billing Reviews and Audits.

(a)                                  Monthly Billing Reviews.

(i)                                     SITA and WSL shall review bills for Services monthly and shall develop a detailed summary of the results, including exception reports and errors. SITA shall reconcile all errors in its bills by debiting or crediting WSL with the difference between the amounts paid by WSL during the period covered by the billing review and the amounts that should have been invoiced. Such debit or credit shall be reflected within the second bill issued following completion of the monthly billing review.

(ii)                                  In the event that SITA and WSL cannot reconcile an invoice within 10 days after their monthly meeting, any unresolved amounts shall be deemed subject to a bone tide dispute, and WSL shall be entitled to withhold from its payment such unresolved amounts (but only to the extent of the amounts remaining in dispute) until resolution of the dispute.

(iii)                               Any disputes concerning the results and recommendations of a billing review shall be referred to the SITA Project Manager and the WSL Project Manager for resolution. If they cannot resolve such dispute, the unresolved matters shall be escalated by the Parties for prompt resolution. Either Party may invoke the provisions of Section 15.8 (Dispute Resolution) and Section 15.9 (Arbitration).

(b)                                 Audits and Inspections.

(i)                                     Subject to SITA’s reasonable security requirements and Section 5.4(f) (Invoices), WSL may only employ the assistance of one of the following entities, Arthur Andersen, KPMG International, PricewaterhouseCoopers, Deloitte & Touche LIP or Ernst & Young LLP, any successors thereto or, with SITA’s consent, which shall not be unreasonably withheld, other auditors (“WSL’s agents”) to audit SITA’s books, records and other documents and conduct an inspection of the Services and premises of SITA to assess the accuracy of SITA’s invoices and its compliance with the Service Levels/Performance Specifications no more than once in each year of the Term. SITA shall provide WSL’s agents access to all information relevant to the provision of Services under this Agreement, but neither WSL nor WSL’s agents will have access to information regarding SITA’s provision of services to other customers. SITA shall exercise reasonable efforts to permit WSL’s agents to conduct a similar audit and inspection of SITA Agents. WSL shall cause any WSL agent retained for this purpose to execute a non-disclosure agreement in favor of SITA with requirements at least as stringent as those contained in the form of agreement set forth in Attachment ND or such other non-disclosure agreement as the Parties agree. Such audit or inspection shall take place at a time and place agreed upon by the Parties, and shall commence no later than 30 days after notice thereof to SITA. WSL shall have no right to audit SITA except through the services of a WSL agent.

(ii)                                  SITA shall promptly correct any failure to comply with this Agreement that is revealed by an audit, including making refund of any overpayment by WSL in the form of a credit within the second invoice after the Parties have agreed upon the accuracy of the audit results. Any disputes concerning audit results shall be referred to the Parties’ Project

Managers for resolution. If these individuals cannot resolve the dispute, the dispute(s) shall be escalated in accordance with Section 15.8 (Dispute Resolution) and Section 15.9 (Arbitration) for prompt resolution.

(iii)                               WSL shall provide SITA with reasonable advance notice of any audit or inspection. SITA shall cooperate fully in any WSL audit or inspection, providing WSL’s agent reasonable access to: (A) any and all SITA Personnel, business premises from which Services are provided and (B) SITA’s books, records and other documents reasonably necessary to assess the accuracy of SITA’s invoices and SITA’s compliance with the Service Levels/Performance Specifications. To the extent that the books, records, and other documents described in the preceding sentence are located at business premises or sites other than SITA’s facilities in its principal place of business in the United States, SITA shall make arrangements to provide WSL’s agent with those books, records and other documents in its principal place of business in the United States or such other location as the parties mutually agree. In the event WSL determines that its audit cannot be successfully conducted without access to the remote locations from which Services are being provided, SITA shall provide WSL’s agent full access to the remote locations, SITA shall also cooperate fully in coordinating, as necessary, with SITA Agents to provide WSL’s agent with comparable access to SITA Agents’ personnel, business premises, books, records and other materials that are germane to the subject of the audit or inspection. SITA may redact from its books, records and other documents provided to WSL’s agent any information that reveals the identity or confidential information of other customers of SITA or SITA Confidential Information that is not relevant to the purposes of the audit.

(iv)                              WSL may audit SITA’s books and records twice during any Contract Year if a previous audit found (A) previously uncorrected net variances or errors in invoices in SITA’s favor with an aggregate value of at least two percent of the amounts payable by WSL for Services provided during the period covered by the audit, or (a) material variances in SITA’s performance from applicable Service Levels/Performance Specifications.

(v)                                 Audits and inspections shall be at WSL’s expense, subject to reimbursement by SITA for the actual costs of conducting the audit, not to exceed $50,000, if an audit finds variances in SITA’s (or one or more of SITA Agents’) performance from the requirements hereof that would: (A) give rise to a right of termination of the Agreement without liability under Section 14.1(a)(ii) (Termination by WSL), or (B) require a correction or adjustment in the Charges or in any invoice paid or payable by WSL hereunder by an amount that is greater than two percent of the aggregate charges for the Services during the period covered by the audit.

(vi)                              If any audit by an auditor designated by WSL in accordance with Section 5.5(b)(i) or a regulatory authority results in SITA being notified that it or SITA Agents are not in compliance with any law, regulation, or generally accepted accounting principles relating to the Services, and SITA has not placed the audit results in dispute in accordance with Section 15.8 (Dispute Resolution Process), SITA shall, and shall cause SITA Agents to, take actions to comply with such audit. SITA shall bear the expense of any such response that is required by a law, regulation, or accounting requirement relating to SITA’s business or necessary due to SITA’s noncompliance with any law, regulation or accounting requirement imposed on

SITA. Contested audit results shall he escalated in accordance with Section 15.8 (Dispute Resolution) and Section 15.9 (Arbitration).

(vii)                           If any audit discloses (A) material variances from applicable Service Levels/Performance Specifications in SITA’s (or one or more of SITA Agents’ or, solely with respect to TNPA, Access Providers’) performance or (B) the need for adjustments in SITA’s bills, the audit results and recommendations shall be referred to the Parties’ Project Managers for resolution. If the Project Managers cannot, within 30 days of their receipt of such audit, resolve any dispute over the results of such audit and agree upon appropriate action to be taken in light thereof, any unresolved matters shall be escalated in accordance with Section 15.8 (Dispute Resolution) and Section 15.9 (Arbitration) for prompt resolution. Upon the discovery of overcharges not previously reimbursed to WSL or the resolution of disputed audits, SITA shall promptly reimburse WSL the amount of any overpayment in the form of a credit to WSL on the invoice within the second billing cycle after WSL and SITA have agreed upon the accuracy of the audit.

(viii)                        At no additional charge to WSL, SITA shall:  (A) retain records and supporting documentation sufficient to reasonably document the Services and Charges paid or payable by WSL under this Agreement for at least five years after termination or expiration of this Agreement, and (B) upon notice from WSL, provide WSL and its designees with reasonable access to such records and documentation.

5.6.                            Taxes.

(a)                                  All Charges for Services are exclusive of, and WSL agrees to pay, sales, gross receipts, use, excise, utility, value added taxes and other governmental imposts, levies and duties or similar charges lawfully levied by a duly constituted taxing authority against or upon the Services or their use by WSL (collectively the ‘Taxes”). In the alternative, WSL will provide SITA with validly executed certificates evidencing WSL’s exemption from payment of or liability for such taxes, in which case SITA agrees to recognize the claimed exemption from WSL from such taxes upon its receipt of such certificate to the extent provided by applicable law. In the event such certificate is deemed invalid, WSL agrees to indemnify and hold SITA harmless against penalties or liabilities incurred by SITA to the extent caused by WSL’s failure to pay the taxes.

(b)                                 All other taxes, including ad valorem, income, franchise, privilege, personal property, withholding taxes or other employment related taxes relating to SITA’s employees or occupational taxes levied on SITA or based upon SITA’s income and all taxes relating to SITA Agents who perform or assist in the performance of SITA’s obligations hereunder shall be paid by SITA, and shall not be passed through to WSL in the form of a tax or surcharge on the Services.

(c)                                  Further, any taxes assessed, including a gross up thereon, on the provision of the Services resulting from SITA relocating or rerouting the delivery of Services for SITA’s convenience to, from, or through a location other than the Installation Site designated to be used to provide the Services shall be paid by WSL and WSL shall receive a credit with respect to the Charges invoiced hereunder equal to such payments made pursuant to this Section 5.6(c).

(d)                                 In the event WSL is required by the laws of any relevant tax authority to withhold income or profits taxes from payments made by WSL to SITA hereunder, WSL will notify SITA in writing of same and upon SITA’s request, WSL will promptly provide to SITA tax certificates documenting remittance of such taxes to the relevant tax authorities within 90 days from the date of the original invoice for the Taxes from SITA to WSL.

(e)                                  SITA shall collect the Taxes from WSL in the same manner it collects such taxes from other customers in the ordinary course of SITA’s business, but in no event prior to the time it invoices WSL for the Services for which such taxes are levied. Any penalties imposed upon SITA resulting from any delay or failure by WSL to pay Taxes for which it is responsible hereunder and for which SITA has accurately and timely invoiced WSL, shall be paid by and the responsibility of WSL. SITA shall pay and bear responsibility for any delay or failure to invoice, or to remit to the proper taxing authorities, those Taxes to be collected by SITA from WSL hereunder. SITA shall clearly identify all Taxes by taxing jurisdiction.

(f)                                    SITA shall reasonably cooperate with WSL to lawfully minimize the Taxes. To assist WSL in the recovery of any Taxes, SITA shall provide WSL with a VAT/GST invoice and other reasonable and readily available information required to support such recovery.

(g)                                 SITA hereby assigns and transfers to WSL all of its rights, title or interest in any refund of the Taxes paid by WSL. WSL may initiate and manage litigation brought in the name of WSL to obtain refunds of the Taxes paid by WSL. SITA shall reasonably cooperate with WSL in pursuing any refund claims for the Taxes, including related litigation or administrative proceedings.

ARTICLE 6  CERTAIN RIGHTS AND OBLIGATIONS OF SITA

6.1.                            Third Party Warranties.

SITA shall (to the extent legally permissible) pass through to WSL and enforce on WSL’s behalf any material rights, warranties, licenses and other benefits accruing to it under each of SITA’s agreements with third parties participating in or providing equipment used in the provision of Services wherever and whenever SITA’s failure to enforce such benefits would materially and adversely impair SITA’s ability to provide Services in accordance with the requirements of this Agreement.

6.2.                            Obligation to Maintain Insurance.

(a)                                  Required Insurance. At all times during the Term, SITA shall carry and maintain in each jurisdiction in which Services are provided under this Agreement, and at its own expense, the closest local equivalent to workers’ compensation and employer’s liability insurance covering SITA’s employees in accordance with statutory requirements applicable in the place where the Services are to be provided hereunder, and such other insurance coverage as may be required by law to insure against direct losses or damages to WSL’s personnel, customers, property or other contractor’s personnel or property caused by SITA’s activities. Workers’ compensation and employer’s liability insurance shall be set at an amount of not less than $1,000,000 per occurrence. At all times during the Term, SITA shall maintain for itself, its officers, employees and any SITA Agents permitted to perform services on behalf of SITA in accordance with this Agreement:

(i)                                     Public/general liability insurance on an occurrence or claim form basis, such insurance to insure against liability for bodily or personal injury and death and for property damage in an amount which shall be not less than $1,000,000 per occurrence/claim including: (A) products liability and completed operations; (e) independent contractors liability; (c) broad form contractual liability; (D) broad form property damage coverage; (E) extended bodily injury, incidental medical malpractice; and (F) personal injury. Such coverage shall apply to bodily injury and property damage liability arising from the negligence or willful misconduct of SITA, its employees, SITA Agents or guests, and shall include the appropriate interests of WSL as additional insured.

(ii)                                  All risk property damage insurance in such amount and scope providing coverage for physical loss, damage or destruction, the replacement, repairs or reproductions of materials and equipment and related property, either on Installation Sites or such other locations as may be utilized in the performances of this Agreement, including valuable papers, records, software, media and similar data.

(iii)                               Broad form crime insurance which shall provide for loss sustained or legal liabilities incurred by WSL by virtue of the dishonest or fraudulent acts of SITA, its employees or SITA Agents, including coverage for forgery, alteration, theft and computer generated fraud. Such coverage shall be obtained in a minimum amount of $2,000,000.

(iv)                              Broad form professional liability insurance which shall provide for loss sustained or legal liabilities incurred by WSL by virtue of the negligent acts, errors and omissions of SITA, its employees, SITA Agents under the Agreement including loss resulting from patent or copying infringement in a minimum of $2,000,000.

(b)                                 Each insurance policy required herein shall contain an agreement by the insurer(s) that such policy shall not be canceled or amended, or any coverages reduced or materially altered, without at least 30 days prior written notice by registered mail to WSL at the address and to the contact specified in Section 6.2(g). Such cancellation or alteration shall not relieve SITA of its continuing obligation to maintain insurance coverage in accordance with this Section 6.2.

(c)                                  SITA shall be responsible for any loss within the deductible of any policy and any insurance purchased by SITA shall be primary and non-contributory as respects any other insurance coverage available to WSL. The purchase of the minimum insurance shall not release SITA from any liability assumed under Agreement. Nothing in this Section 6.2 (Obligation to Maintain Insurance) shall expand, contract or otherwise affect the scope of SITA’s liability under this Agreement, including inter alia Article 9 (Intellectual Property Rights and indemnification; Software License) or Article 10 (Limitation of Liability; Third Party Claims).

(d)                                 Upon WSL’s request, SITA shall deliver certificates of insurance evidencing the Required Insurance.

(e)                                  All Required Insurance shall be evidenced by valid and enforceable policies issued by a company or companies which are acceptable to WSL, such acceptances not to be unreasonably withheld.

(f)                                    If SITA fails to initially obtain or, thereafter, maintain any Required Insurance pursuant to the requirements herein, WSL may (but shall not be obligated to) purchase such insurance on behalf of SITA, in which event WSL shall deduct all amounts incurred by WSL in placing such coverage from any payment due to SITA.

(g)                                 All notices and certificates of insurance under this Section 6.2 shall be delivered to WORLDSPAN Services Limited, care of WORLDSPAN, L.P., Treasury/Risk Management, Attention: Risk and Treasury Analyst, 300 Galleria Parkway, N.W., Atlanta, Georgia 30339.

6.3.                            Lien Claims.

(a)                                  In no event shall WSL be obligated to pay any SITA Agent or Access Provider for claims that arise out of work contracted for by SITA and related to the Services. SITA shall remain contractually, legally and financially responsible and primarily liable hereunder for the performance of all obligations, fulfillment of all terms and conditions and payment of any charges for services rendered in connection with this Agreement by SITA Agents or Access Providers contracted for by SITA and such entities shall have no direct or indirect rights against WSL under this Agreement to enforce any obligations under this Agreement, institute any legal claim or action against or including WSL arising under or as a third party beneficiary to this Agreement. All actions taken or not taken by SITA Agents shall be deemed taken or not taken by SITA hereunder.

(b)                                 If any SITA Agent or Access Provider contracted for by SITA shall file in a county clerk’s office a notice of intention, lien claim or stop notice with respect to a mechanics’ lien or similar claim against WSL or where WSL may be liable on such claim as a tenant (collectively “Lien Claim”), WSL shall promptly notify SITA of the filing of such Lien Claim and SITA shall (i) defend and indemnify WSL for the Lien Claim and all costs, damages, expenses and liabilities relating to the Lien Claim (including reasonable attorneys fees), (ii) ensure that work in progress is not interrupted by taking such appropriate steps as are necessary to satisfy or otherwise completely resolve the Lien Claim and (iii) either, at SITA’s sole option, (A) deliver to WSL, in a form reasonably satisfactory to WSL, a complete release of all Lien Claims and an affidavit to the effect that all the labor and material costs have been paid; (B) furnish to WSL a bond in form and amount satisfactory to WSL indemnifying WSL against such Lien Claim; or (C) enter into an agreement reasonably acceptable to WSL to indemnify WSL against such Lien Claim and all related costs, damages, expenses and liabilities. If any Lien Claim shall be filed subsequent to the expiration or termination of this Agreement, SITA shall, at its sole cost, discharge such Lien Claim within 15 days following the receipt of notice from WSL or shall defend WSL against and indemnify WSL therefore.

6.4.                            Access and Security.

(a)                                  For purposes of this Section 6.4, “WSL” shall include any travel agency designated by WSL as an Installation Site for the Services. Subject to the provisions of this Section 6.4, during regular Normal Business Hours, SITA Personnel shall have access to WSL’s Installation Sites as is reasonably necessary to provide the Services in accordance with the terms of this Agreement provided that such SITA Personnel show appropriate credentials to WSL security personnel at all WSL premises, including a photo identification badge on which appears such SITA Personnel’s name. The SITA Personnel shall continue to display their badge at all times while at WSL’s facilities. In the event that SITA personnel require access to WSL facilities after Normal Business Hours, SITA shall provide WSL with reasonable advance notice that SITA Personnel in need of access to a particular Installation Site are in the process of being dispatched (notice to the affected travel agency shall not constitute notice to WSL) and shall provide in advance of the required access a list of SITA Personnel authorized to provide the Services at the relevant Installation Site, which list shall be maintained by SITA and provided to appropriate WSL security personnel at such Installation Site. In an emergency situation, SITA’s Project Director may contact WSL’s Director of International Technology to arrange for SITA Personnel who may not already be on the aforementioned list to be permitted access to WSL’s premises for the purpose of responding to such emergency situation, and WSL’s Director of International Technology shall use reasonable efforts, taking into account the emergency situation, to facilitate the required access in such circumstances.

(b)                                 SITA and SITA Personnel shall at all times comply with WSL’s reasonable Security Requirements at all of Installation Sites, including the Security Requirements governing the proper use, management, administration, transmission and security of all WSL information stored on and exchanged via WSL or SITA computer systems and networks. WSL will provide SITA with a copy of such Security Requirements within a reasonable period prior to the Scheduled Installation Date for the particular Installation Site.

(i)                                     In support of the foregoing, SITA’s security-related responsibilities shall include providing for and implementing any and all protective measures and controls reasonably necessary to safeguard all WSL information, including WSL Confidential Information with which SITA comes into contact from time to time, whether electronically or otherwise, as a result of providing, installing, and implementing the Services against any instances of theft or unauthorized access, disclosure, modification, destruction, or, subject to Section 2.15 (Prevention of Unauthorized Use), use or unavailability. Such protective measures and controls must be reasonably designed to prevent security breaches and intrusions, including those aimed at the Network and the operations centers thereof, WSL’s network, and any third-party network managed, administered or controlled by SITA. SITA will assist WSL, whenever practicable, to transmit its data in the format that WSL deems most appropriate for meeting its security needs. SITA agrees to work with WSL’s security personnel to design and install such firewalls as WSL deems reasonably necessary when implementing a Service Component onto the Network that is either terminated or initiated at a non-WSL location and maintaining all firewalls between the SITA Backbone Network and the public Internet and Public Switched Network.

(ii)                                  When deemed appropriate by WSL, WSL will notify SITA that passes or identification cards are required, and SITA Personnel will be issued passes or identification cards which must be presented upon request to WSL’s personnel and surrendered promptly upon WSL’s demand or upon termination of this Agreement. Such passes or other identification shall be issued only to persons meeting security criteria established by WSL for such purpose.

(c)                                  Notwithstanding any other provision of this Agreement to the contrary, WSL shall have the right to refuse to issue such passes or identification cards or immediately to terminate the right of access to an installation Site of any SITA Personnel, should WSL determine, in its sole discretion, for any lawful reason, that such refusal or termination is in WSL’s best interest. WSL shall promptly notify SITA of any such refusal or termination of access, and SITA shall have a reasonable opportunity to demonstrate to WSL that refused rights of access should be granted or terminated rights of access should be reinstated. Any refusal or termination of access shall remain in effect pending such demonstration and WSL’s final determination as to the advisability of such reinstatement. In the event that SITA Personnel are barred from an Installation Site, the Parties shall agree upon a rescheduled Installation Date, which date shall be as soon as reasonably possible thereafter, and which date shall be treated as the Scheduled Installation Date for the Service at the affected Installation Site, unless SITA had prior notice or cause to believe that particular SITA Personnel would be barred from WSL’s premises, in which case the time allowed under this Agreement for the performance of any services, provision of materials or other obligations hereunder of SITA, including any installation, repair, maintenance or similar action that such barred personnel were to perform shall not be extended.

(d)                                 SITA Personnel shall at all times act and dress in a professional manner and consistent with local custom while on WSL’s premises.

6.5.                            Notification of Pending or Threatened Non-Performance.

If, for any reason, SITA discovers that it or any SITA Agents or Access Providers shall not be able to perform obligations hereunder, SITA shall promptly notify WSL of that fact. The notification shall be written and shall include a detailed description of the problem, the causes of the problem and SITA’s or SITA Agent’s or Access Provider’s contingency plan. Such notification shall not relieve SITA of its obligations and shall not preclude any remedies available to WSL hereunder.

6.6.                            SITA Equipment.

SITA shall retain all right, title and interest to any and all SITA Equipment. WSL shall use reasonable care in protecting SITA Equipment against damage or loss while on the Installation Site, and shall reasonably promptly pay to SITA the net book value of any lost or damaged SITA Equipment (where such loss or damage is not attributable to SITA (including SITA Agents) or Access Providers upon such loss or damage. This shall be SITA’s sole and exclusive remedy with respect to any such damage or loss.

6.7.                            Content of Messages.

SITA shall not be responsible or liable for the content of WSL information transmitted through the Network, except to the extent that SITA modifies the content transmitted to the recipient or where, as a result of SITA’s misdirection of the transmission to an unintended recipient, the content becomes unlawful or legally actionable.

ARTICLE 7  CONFIDENTIAL INFORMATION

7.1.                            Definition of Confidential Information.

“Confidential Information” means all non-public information concerning the business of WORLDSPAN Services Limited, any WSL Affiliate, any User or other third party doing business with any of them (including customers of WORLDSPAN Services Limited or a WORLDSPAN Services Limited Affiliate) that SITA may obtain from any source in the course of providing the Services (“WSL Confidential Information”) or concerning the business of SITA and any third party doing business with SITA that WSL may obtain from any source in the course of its use of the Services (“SITA Confidential Information”). The terms of this Agreement and discussions, negotiations and proposals from one Party to the other related directly thereto shall be both WSL and SITA Confidential Information. “Confidential Information” shall also include network designs, telecommunications usage data, pricing and financial data, software code, the identity and configuration of equipment/networks, optimization recommendations research, development (including development, plans and specifications for any product or service that is designed or modified for WSL at WSL’s request or expense irrespective of whether such plans and specifications are completed or implemented), strategic and other business plans, and related information. All such information disclosed prior to the execution of this Agreement and during the Term shall also be considered “Confidential Information.” All information that relates to the quantity, WSL technical configuration, type, destination, and amount of use of the Services subscribed to by WSL and all information, except SITA’s pricing of Services, contained in bills pertaining to the Services received by WSL from SITA shall be the Confidential Information of WSL regardless of where it is collected or stored, and shall not be deemed the Confidential Information of SITA. “Confidential Information” shall not include information that: (a) is already rightfully known by the receiving Party at the time it is obtained by said Party, free from any obligation to keep such information confidential; (b) is or becomes publicly known through no wrongful act of the receiving Party; or (c) is rightfully received by the receiving Party from a third party without restriction and without breach of this Agreement. Information equivalent to that described above that is independently developed by a Party without using any Confidential Information of the other Party shall not be considered Confidential Information for purposes of this Agreement. “Person” for the purposes of this definition shall be deemed to include natural persons as well as corporations and other entities, and includes WSL, SITA, and SITA Agents.

7.2.                            Use and Protection of Confidential Information.

(a)                                  Except for any Confidential Information labeled “Trade Secret” and for which no time limit on the confidentiality obligations hereunder shall apply, during the Term and for a period of five years from the date of its expiration or termination (including all extensions thereto), each Party agrees to maintain in strict confidence all Confidential Information of the other Party, including preventing disclosure to any competitor of the other Party (known to be such after reasonable inquiry). No Party shall, without obtaining the prior written consent of the Party with proprietary rights thereto, use such Party’s Confidential Information for any purpose other than for the performance of its duties and obligations under this Agreement, enforcement of its rights under this Agreement, or for provision of other services to such Party. Neither Party shall have intellectual property rights of any kind or nature to the Confidential Information disclosed by the other Party in accordance with this Article 7 or to material which is created using such Confidential Information.

(b)                                 Each Party may produce extracts and summaries of the other Party’s Confidential Information consistent with such Party’s permitted use of Confidential Information. Each Party shall use, and shall take reasonable steps to arrange for other persons authorized to receive the other Party’s Confidential Information to use, at least the same degree of care to protect the other Party’s Confidential Information as it uses to protect its own Confidential Information.

(c)                                  The provisions of this Section 7.2 shall substitute for and supersede the provisions of any non-disclosure forms that SITA generally requires customers to execute prior to such disclosures.

7.3.                            Disclosure of Confidential/ Information to Employees and Others.

Notwithstanding Section 7.2 (Use and Protection of Confidential Information), any Party may disclose Confidential Information to:

(a)                                  its employees and the employees of its Affiliates or Users on a need-to-know basis or others specifically permitted to perform services hereunder, provided that the Party has taken reasonable steps to ensure that such Confidential Information is kept strictly confidential consistent with the confidentiality obligations imposed hereunder, including instructing such employees not to sell, lease, assign, transfer, use outside their scope of employment or reveal any Confidential Information without the consent of the Party whose Confidential information is involved, and obtaining the written agreement of its employees to conform to the requirements of this Article 7. Such written agreement need not be specific to this Agreement so long as its requirements are at least as stringent as those contained in the form of agreement set forth in Attachment ND, unless otherwise agreed by the Parties;

(b)                                 its legal counsel, auditors and consultants, except those consultants which are direct competitors of the other Party, provided that the Party disclosing Confidential Information under this Section 7.3(b) shall require the execution by its auditors and consultants of a non-disclosure agreement with requirements at least as stringent as those contained in the form of agreement set forth in Attachment ND, unless otherwise agreed by the Parties;

(c)                                  employees, agents and representatives of the Party whose Confidential Information is involved;

(d)                                 its agents, including in the case of WSL, any agent involved in the management or maintenance of the Services, specifically permitted to perform its services or its obligations hereunder but only on a need-to-know basis, provided that the Party disclosing Confidential Information under this Section 7.3(d) shall require the execution by the party receiving the confidential information a non-disclosure agreement with requirements as least at stringent as those contained in the form of agreement set forth in Attachment ND, unless otherwise agreed by the Parties:

(e)                                  subject to the prior written consent of the Party whose Confidential Information is involved, other persons (including contractors, landlords or facility managers) in need of access to such information for purposes specifically related to a Party’s exercise of its rights or performance of its responsibilities under this Agreement, provided that the Party disclosing Confidential Information under this Section 7.3(e) shall require the execution by the other person of a non-disclosure agreement with requirements at least as stringent as those contained in the form of agreement set forth in Attachment ND, unless otherwise agreed by the Parties; and

(f)                                    members of WSL’s board of directors on a need-to-know basis, provided that such WSL board members shall use at least the same degree of care to protect such Confidential Information as they use to protect other information in their possession that is confidential and proprietary to WSL and as is otherwise required by law.

7.4.                            Return or Destruction of Confidential Information.

The Parties agree that upon the request of a Party having rights to Confidential Information, the Party in possession of such Confidential Information shall promptly return it (including any copies, extracts, descriptions and summaries thereof) to the requesting Party, or, with the requesting Party’s written consent, shall promptly destroy it (and any copies, extracts, descriptions and summaries thereof) and shall further provide the requesting Party with a corporate officer’s written and sworn certification of same unless compliance herewith will prevent a Party from meeting its obligations under this Agreement. When Confidential Information of a Party has been integrated into documents containing proprietary information of any third party, upon the request of the Party whose Confidential Information is involved, the Party in possession of such information shall promptly destroy the documents (and any copies, extracts or summaries thereof) and shall further provide the requesting Party with written certification of same.

7.5.                            Waivers.

A Party may request in writing that the other Party waive all, or any portion, of the requesting Party’s responsibilities relative to specific items of the other Parties’ Confidential Information. Such waiver request shall identify the affected information with specificity and the nature of the proposed waiver. The recipient of the request shall respond within a reasonable time, and if, in its sole discretion, it determines to grant the requested waiver, it shall do so in a writing signed by an employee authorized to grant such request.

7.6.                            Required Disclosure.

The confidentiality obligations imposed by this Article 7 do not apply to the extent, but only to the extent, that Confidential Information must be disclosed pursuant to a court order or as required by any regulatory agency or other government body of competent jurisdiction. A Party ordered to disclose the other Party’s Confidential Information shall notify such other Party immediately upon receipt of such an order to disclose and use all reasonable efforts to resist, or to assist such other Party in resisting, such disclosure and, if such disclosure must be made, to limit the disclosure to the extent legally required and to obtain a protective order or comparable assurance that the Confidential Information disclosed shall be held in confidence and not be further disclosed absent the original disclosing Party’s prior written consent. This Article 7 is not intended to limit either Party’s ability to satisfy any governmentally required disclosure of its relationship with the other Party, or WSL’s ability to satisfy any requests or demands generated in the course of audits of WSL. Notwithstanding anything else contained herein to the contrary; either Party may disclose the other Party’s Confidential Information as and to the extent required to be disclosed in the course of the Disclosing Party’s dealings with a court or regulatory body to enforce its rights under this Agreement, provided that the Party shall not so disclose the terms of this Agreement without first making a reasonable and good faith application to the court or regulatory body to hold the terms and conditions of this Agreement in confidence under seal.

7.7.                            Remedies.

WSL and SITA acknowledge that any disclosure or misappropriation of Confidential Information in violation of this Agreement could cause irreparable harm, the amount of which may be extremely difficult to determine, and which the Parties agree would be inadequate and insufficient as a remedy at law or in money damages. Each Party, therefore, agrees that the other Party shall have the right to apply to any court of competent jurisdiction for an order restraining any breach or threatened breach of this Article 7. This right shall be in addition to any other remedy available in law or equity.

ARTICLE 8  REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1.                            Compliance with Laws.

Each Party represents, warrants and covenants that it shall ensure for the Term of this Agreement that it complies with all foreign and domestic laws, statutes, ordinances, rules, regulations, orders, applicable and material to the provision of Services. SITA shall secure all domestic and foreign permits, licenses, and certifications, regulatory approvals and authorizations (collectively “Permits”) required to provide Services to WSL, and shall take all lawful steps to maintain such Permits during the Term of this Agreement. WSL shall provide reasonable assistance and information necessary to secure such Permits.

8.2.                            Regulation.

(a)                                  SITA represents, warrants and covenants that, as of the Effective Date, the terms and conditions in this Agreement are fully enforceable without being included in a SITA tariff on file with the appropriate governmental agency. SITA covenants that it shall not interpose as a defense in any lawsuit to enforce WSL’s rights under this Agreement that such terms and conditions are invalid or unenforceable because of inconsistency with any applicable law or regulation, or with SITA tariffs, and that SITA shall make no such claim before any tribunal in a dispute with WSL. In the event that SITA interposes such defense or makes such claim, and without limiting any other remedy that WSL may have under this Agreement, SITA shall reimburse WSL for all attorneys’ fees and other expenses of contesting such defense or claim.

(b)                                 SITA represents, warrants and covenants that throughout the Term it will make all filings and will maintain all registrations that may be required of it from time to time in connection with providing the Services by any governmental body of competent jurisdiction, including any required tariffs (or the equivalent) as set forth in Section 15.19 (Tariffs), and WSL shall provide SITA with reasonable assistance and all necessary information in connection with such filings or registrations.

(c)                                  SITA represents, warrants and covenants that throughout the Term, it shall take all necessary steps to ensure that the rates, terms and conditions set forth in this Agreement remain in full compliance with all applicable laws, statutes, ordinances, directives, rules, regulations, licenses, permissions and orders of any ministry, regulator, agency, court or other body of competent jurisdiction.

(d)                                 SITA represents, warrants and covenants that throughout the Term it shall promptly notify WSL in writing if a charge of noncompliance with any applicable law, statute, ordinance, directive, rule, regulation, license, permission or order of any ministry, regulator, agency, court or other body of competent jurisdiction that is likely to have a material and adverse effect on WSL is filed against SITA in connection with the Services being provided to WSL hereunder. SITA shall be fully and solely responsible for any fines, penalties or damages imposed on SITA or WSL arising from any noncompliance with any law, statute, ordinance, directive, rule, regulation, license, permission or order of any ministry, regulator, agency, court or other body of competent jurisdiction with respect to its delivery of the Services in any jurisdiction for which SITA is responsible pursuant to this Agreement.

8.3.                            Nature of Services.

(a)                                  SITA represents, warrants and covenants that at all times during the Term the Services shall conform to the Specifications. SITA furthermore represents, warrants and covenants that the Services will at all times during the Term include at least the functionality and features set forth in Attachment SD.

(b)                                 SITA represents, warrants and covenants that at all times during the Term, SITA shall perform the Services in a workmanlike manner.

8.4.                            Good Faith Performance.

In the performance of their obligations under this Agreement, each Party shall act fairly and in good faith. Where notice, approval or similar action by a Party is permitted or required by any provision of this Agreement, such action shall not be unreasonably delayed or withheld.

8.5.                            Regulatory Reports.

SITA represents, warrants and covenants that to the best of its knowledge, as of the Effective Date, there are no legal or regulatory matters or restrictions that could impede SITA’s ability to provide, or materially affect the cost of all or any portion of, the Services. SITA covenants to use reasonable efforts to inform WSL promptly in writing of all legal and regulatory developments that have a reasonably strong likelihood of materially affecting the price terms or conditions under which SITA or SITA Agents provide the Services or SITA’s ability to provide them in accordance with this Agreement.

8.6.                            Non-Interference and Other Matters.

(a)                                  SITA represents, warrants and covenants that the installation, maintenance and provision of the Services shall be performed (i) in conformity with reasonable precautions designed to promote safety, avoid accidents and prevent injury to person or property at the Installation Sites; (ii) in such a manner as will not, except as consented to in writing by WSL in advance or as is otherwise specifically permitted under this Agreement, (A) create any hazardous condition or interfere with or impair in any material respect the operation of the heating, ventilation, air conditioning, plumbing, electrical, fire protection, safety, security, public utilities or other systems or facilities at the Installation Sites; (B) interfere in any material respect with the use or occupancy of common areas of the Installation Sites or the premises of any tenant occupying any space therein; (C) result in SITA causing a delay or restriction, or SITA imposing any tasks, costs or obligations other than as set forth herein upon WSL, with respect to, or interfere in any material respect with, the use or operation of the Installation Sites; and (iii) in such a manner as will minimize disruption to WSL’s or its customers’ normal business operations that might arise as a result of such activities.

(b)                                 WSL represents, warrants and covenants that it will use the Services herein in accordance with the terms and conditions of this Agreement, that WSL shall take no action with respect to the use of such Services which would interfere with or cause damage or loss to the Network, Services or Service Components to the extent that SITA has previously advised WSL of the circumstances creating such interference or causing such damage or loss, and that WSL will promptly pay all Charges when due and payable to SITA.

8.7.                            Authority and Good Standing.

(a)           Each Party represents, warrants and covenants that it has and shall maintain full power and authority to enter into this Agreement without the consent of any other person and that it is and shall continue to be duly organized, validly existing and in good standing under the laws of the jurisdiction where it is incorporated. Each Party represents, warrants and covenants that it will assume responsibility for the performance of its Affiliates and its agents under this Agreement and expressly assumes liability for the acts, omissions and performance of each such entity to the same degree as it accepts liability for its own acts, omissions, and performance.

(b)           Each Party represents, warrants and covenants that it will continue to provide the Services in the event that its creditors exercise any lien or right of subordination that may exist for any equipment needed to provide the Services under the Agreement.

8.8.                            No Conflict.

Each Party represents, warrants and covenants that this Agreement and the transactions contemplated hereby are not in conflict in any material respect with any other agreements or judicial or administrative orders to which SITA or WSL is a Party or by which it may be bound.

8.9.                            Valid, Binding and Enforceable.

Each Party represents, warrants and covenants that this Agreement constitutes a valid and binding agreement as to it, enforceable against, and inuring to the benefit of it and its successors and permitted assigns in accordance with its terms and the provisions of all applicable laws. Except as may be specifically set forth herein, nothing contained herein shall be construed as creating any right, claim or cause of action in favor of any third party against either SITA or WSL. SITA represents and warrants that this Agreement is valid, binding and enforceable with respect to the Services in all countries in which WSL Installation Sites are located or in which WSL orders Services or Service Components under this Agreement.

8.10.                     Computer Viruses and Interconnectivity.

(a)                                  SITA and WSL recognize that it is possible for software to be produced that would corrupt not only the Services Software but other software used on the same system, including the operating system software. Such corruption of software may remain dormant and will not necessarily be found during the period of acceptance testing set forth in Attachment IP.  Such corruption shall be termed “a Virus” or “Viruses.”

(b)                                 Each Party represents, warrants and covenants that, with respect to software it licenses under this Agreement, it has used reasonable efforts during all writing, execution and copying of the Services Software to ensure that no Viruses are coded or introduced to the software and is using, and will continue to use, the latest available, most comprehensive Virus detection/scanning program.

(c)                                  Each Party represents, warrants and covenants that in the event that a Virus is found, it shall assist the other Party in reducing the effect of the Virus, and particularly in the event that a Virus causes the other Party a loss of operational efficiency or loss of data it shall assist the other Party to the same extent to mitigate such losses and restore such Party to its original operating efficiency.

8.11.                     Quiet Enjoyment.

SITA represents, warrants and covenants that WSL shall be entitled to use and enjoy the benefit of the Services, subject to and in accordance with this Agreement. Each Party represents, warrants and covenants that it has good title to, or lawful right to use and provide for the purposes of this Agreement, any Assets furnished by such Party hereunder, free and clear of all liens, claims and encumbrances that would interfere with SITA’s performance under this Agreement. SITA further represents, warrants and covenants that the WSL’s use of the Services and SITA Assets do not infringe any intellectual property rights of any third party. WSL further represents, warrants and covenants that SITA’s use of WSL Assets does not infringe any intellectual property rights of any third party.

8.12.                     Standards for Year 2000.

(a)                                  SITA warrants that it will take necessary action and provide resources to enable all software (including software and any firmware), hardware, networks and equipment used in connection with the provision and operation of the Service (“Systems”) over which it has Control to be Year 2000 Compliant. In respect of relevant Systems that SITA does not Control, including without limitation, all relevant Systems operated by, or proprietary to telecommunications operators and third party interfaces, SITA shall endeavor to Obtain a Year 2000 Compliance statement from the relevant suppliers and shall advise WSL as to the results thereof and thereafter keep WSL informed of changes in status. SITA shall use reasonable efforts to mitigate any fault in the Service caused by the non-Year 2000 Compliance of any Systems it does not Control but shall not be liable to WSL for any loss or damages in the event that any such non-Year 2000 Compliance causes a fault in, or the non.-availability of the Service. In such event, upon 30 days prior written notice to SITA, WSL may discontinue the affected Services or Service Component without liability to either Party in accordance with Section 14.3(a)(i) (Partial Discontinuance). SITA shall not be liable for any faults in or non-availability of the Service or SITA Systems provided under this Agreement that arise out of non-Year 2000 Compliance except to the extent expressly provided above. Furthermore, SITA shall have no liability under this warranty for any breach arising from the use of non-Year 2000 Compliant third party or WSL Assets with SITA Systems.

(b)                                 WSL shall ensure that any of its Systems over which it has control and into which the SITA Systems will communicate or integrate, are Year 2000 Compliant to the extent that the non-Year 2000 Compliance of any of its Systems would have a material adverse impact on SITA’s ability to provide Services in accordance with the terms of this Agreement.

(c)                                  For the purposes of this warranty, either Party shall be deemed to “Control” a System if it operates and owns the System, including the intellectual property rights thereto; and “Year 2000 Compliance” means the ability to accurately process date data from, into and between the twentieth and twenty-first centuries and accurately perform leap year calculations. Interfaces of all Systems used in connection with the provision and operation of the Service will comply with either the ISO 8601 date format or, where applicable, the IATA Information Management Committee (IMC) date format. This warranty is to be read in conjunction with all other terms and conditions of the Agreement and shall apply to any Exhibits or future amendments which are or may be made hereto. This warranty supersedes any previous statement or contractual commitment made by SITA or WSL relating to the subject matter hereto.

8.13.                     Most Favored Customer.

SITA represents, warrants and covenants that all prices and material terms and conditions of the Agreement are (and will continue to be for the duration of the Agreement) at least as favorable to WSL as those extended by SITA to any other customer whose annual delivered revenue to SITA, under an international agreement with material terms and conditions similar to those in the Agreement, is equal to or smaller than that delivered by WSL under the Agreement.

8.14.                     Exclusive Warranties.

EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY SERVICES OR OTHERWISE UNDER OR IN CONNECTION WITH THIS AGREEMENT, AND EACH SPECIFICALLY DISCLAIMS ANY AND ALL SUCH OTHER EXPRESS AND IMPLIED WARRANTIES, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW.

ARTICLE 9  INTELLECTUAL PROPERTY RIGHTS AND INDEMNIFICATION; SOFTWARE LICENSE

9.1.                            Software and Data.

SITA shall own all right, title and interest, under all intellectual property and other laws, to all pre-existing network designs, performance, operation and maintenance data, and other works, inventions and ideas created by or for SITA (including by any SITA Agents) prior to the Effective Date, whether or not utilized by SITA in connection with its performance under this Agreement. All of the foregoing shall be deemed SITA Confidential Information subject to Article 7 (Confidential Information). WSL shall own all right, title and interest, under all intellectual property and other laws, to (i) WSL’s software which WSL develops or acquires, other than from SITA under this Agreement, in connection with its telecommunications and related requirements and, (ii) all WSL network and network interface designs, WSL Network redesigns, WSL designs, performance, operation and maintenance data, and other works, inventions and ideas created, developed or acquired by WSL other than that which is obtained from SITA under this Agreement without the use of WSL Confidential Information.

9.2.                            License.

SITA hereby grants to WSL, at no additional charge, a non-exclusive, royalty-free, non-transferable, license to use the Services Software in accordance with the terms and conditions of this Agreement.

9.3.                            Indemnification; Defense.

(a)                                  Each Party (the “Indemnifying Party” for purposes of this Article 9) agrees to indemnify and hold the other Party and any director, officer, employee, agent or assign of the other Party (the ‘indemnified Party” for purposes of this Article 9) harmless from and against any and all liabilities (including royalties or license fees), losses, damages, costs and expenses (including reasonable attorneys fees) associated with any claim or action against the Indemnified Party to the extent specified below.

(1)                                  SITA agrees to indemnify and hold WSL, as the Indemnified Party, harmless from and against any claim or action for actual or alleged infringement of any patent, copyright, trademark, trade secret, or similar proprietary right to the extent that such claim or action arises from WSL’s use of Services or use of Services Software in accordance with the terms of the Agreement (“ WSL Claims”), provided that the obligations hereunder shall not apply where (i) WSL or another party on WSL’s behalf or direction modifies the Services or Services Software, (ii) WSL uses the Services or Services Software in a manner that does not substantially conform to the applicable instructions and Documentation, or (iii) WSL combines the Services or Services Software with products or services not provided or approved by or through SITA, and no infringement would have occurred without such modification, non-conforming use, or combination. Subject to (i) through (iii) above, the above indemnity shall be deemed to include coverage for any claims, threatened or actual, brought by a third party alleging that any use of a Service by WSL in accordance with the terms of the Agreement infringes such third party’s patents in the area of interactive telecommunications technology and broadband telecommunications technology, including computer telephone integration, voice response technology or interactive call processing.

(2)                                  WSL agrees to indemnify and hold SITA, as the Indemnified Party, harmless from and against any claim or action for actual or alleged infringement of any patent, copyright, trademark, trade secret, or similar proprietary right to the extent such claim or action arises from (i), (ii) or (iii) above (“SITA Claims”).

(3)                                  Each Party agrees to indemnify and hold the other Party, as the Indemnified Party, harmless from and against any claim or action for actual or alleged infringement of any patent, copyright, trademark, trade secret, or similar proprietary right to the extent that such claim or action arises from a Party’s use of the other Party’s Intellectual Property, provided that the obligations hereunder shall not apply where (i) the Indemnified Party or another Party on the Indemnified Party’s behalf or direction modifies the Intellectual Property of the Indemnifying Party, (ii) the Indemnified Party uses the Intellectual Property of the Indemnifying Party in a manner that does not substantially conform to the applicable instructions and Documentation, or (iii) the Indemnified Party combines the Intellectual Property with products or services not provided or approved by or through the Indemnifying Party, and no infringement would have occurred without such modification, non-conforming use, or combination.

(b)                                 The Indemnifying Party shall have the sole right to conduct the defense of any Claim and all negotiations for its settlement or compromise unless the Parties agree otherwise in writing, provided that no settlement that materially affects the price or provision of Services or Services Software shall be entered into without WSL’s prior approval. The Indemnified Party shall cooperate with the Indemnifying Party to facilitate the settlement or defense of such Claims.

(c)                                  The Indemnifying Party shall be responsible for the employment of counsel and for all expenses of defending any Claim, but the Indemnified Party may employ separate counsel if: (i) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party; (ii) the Indemnifying Party has failed to assume the defense of all or any portion of any such Claim and employ counsel; or (iii) the named Parties to any such action (including any impleaded Parties) include both the Indemnifying and Indemnified Parties, and the Indemnified Party shall have been advised that there may be one or more legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party. In the cases of different or additional legal defenses, the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party. The Indemnifying Party shall, reimburse the Indemnified Party for the reasonable fees and disbursements of separate counsel in any case in which separate counsel is permitted above.

9.4.                            Notices.

The Indemnifying Party shall give the Indemnified Party prompt written notice (and copies of all papers served upon or received by the Indemnifying Party) of any action, or threat, notice or warning of any Claim (of which the Indemnifying Party has written notice), against the Indemnifying Party of the kind described in Section 9.3 (Indemnification; Defense) that has a reasonable likelihood of success on the merits and that could, if successful, have a material impact on WSL’s use of such Services or SITA’s provision of such Services. The Indemnified Party agrees to give the Indemnifying Party prompt written notice of any Claim of which it becomes aware and copies of all papers served upon or received by the Indemnified Party relating to same.

9.5.                            Enjoined Use.

(a)                                  If SITA’s provision or WSL’s use of any Service is prohibited or enjoined as a consequence of a Claim and the cause of such prohibition or injunction is not subject to Section 9.3(a)(1)(i) through (iii) (indemnification;  Defenses) and is not based on WSL’s intellectual Property, SITA shall take the following actions at its own expense and in the listed order of preference: (i) procure for WSL the right to continue using such Service; (ii) modify such Service so that it is non-infringing (provided that such modification does not impair the features or functions of the Service as detailed hereunder); or (iii) upon written notice to WSL, substitute for such Service a comparable, non-infringing Service. If neither (i) nor (ii) nor (iii) is reasonably commercially attainable, then SITA shall discontinue providing such Service to WSL and refund to WSL a pro rata amount of all fees paid by WSL for such Service in advance based upon the time of such discontinuance, and the Minimum Annual Commitment shall be reduced in accordance with Section 2.3 (Minimum Annual Commitment).

(b)                                 The remedies provided for in this Section 9.5 shall be WSL’s sole remedies and SITA’s sole liability with respect to such enjoined use for the period that would be permitted under Section 11.3 (Performance Times) if the date of issuance of such injunction were deemed the commencement date of a Force Majeure Condition. Such period shall be in lieu of any other extensions of performance that might be available under Article 11 (Force Majeure) in connection with such injunction, and such deemed Force Majeure Condition shall only be available to excuse SITA’s non-performance once in connection with any injunction issued with respect to the affected service area regarding the same alleged infringement and related subject matter.

ARTICLE 10 LIMITATION OF LIABILITY; THIRD PARTY CLAIMS

10.1.                     Indemnification of Third Party Claims.

(a)                                  Subject to Section 10.2 (Limitation of Liability), each Party (the “Indemnifying Party’ for purposes of this Article 10) shall indemnify, defend and hold the other Party and its Affiliates (the “Indemnified Party” for purposes of this Article 10) harmless against all liability, loss, damage and expense (including reasonable legal fees and disbursements) resulting from claims or actions brought by third parties against the Indemnified Party in connection with: (i) injury to or death of any person; (ii) loss of or damage to tangible real or tangible personal property or the environment, in each case to the extent that such liability, loss, damage or expense was proximately caused by any negligence or willful misconduct by the Indemnifying Party, its agents, employees or subcontractors, in connection with the provision or use of Services; and (iii) claims or actions brought by third parties against the Indemnified Party, in each case (i) through (iii) when arising out of or in connection with the Indemnifying Party’s breach of any of its warranties, representations or covenants in Sections 8.1 (Compliance with Laws), 6.2 (Regulation), 8.5 (Regulatory Reports), and 6.12 (Standards for Year 2000).

(b)                                 The indemnified Party shall inform the Indemnifying Party of the facts and circumstances of any occurrence of any such claim or action within 15 days of the Indemnified Party’s first knowledge thereof, provided that the Indemnifying Party shall control the defense of, and settlement of any such claim or action. The Indemnifying Party shall be responsible for the employment of counsel and for all expenses of defending such claims, but the Indemnified Party may employ separate counsel if (i) the employment of such counsel has been specifically authorized in writing by the indemnifying Party; (ii) the Indemnifying Party has failed to assume the defense of any such claim and employ counsel; or (iii) the named Parties to any such action (including any impleaded Parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have been advised that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party. In the case of different or additional legal defenses, the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party. The indemnifying Party shall reimburse the indemnified Party for the reasonable fees and disbursements of separate counsel in any case in which separate counsel is permitted above. Neither SITA nor WSL shall enter into any settlement that materially affects the other Party without such other Party’s prior written consent, which consent shall not be unreasonably withheld.

10.2.                     Limitation of Liability.

(a)                                  Subject to Section 10.2(c), neither Party shall be liable to the other, and each Party waives and releases any claims that might arise against the other Party, for any special, incidental, punitive or consequential damages, including lost revenues, lost profit, or loss of prospective economic advantage or loss or destruction of data, arising from the other Party’s performance or failure to perform under this Agreement, or from the other Party’s negligence. This paragraph shall not be construed as a limitation upon either Party’s right to seek its direct damages.

(b)                                 Subject to Section 10.2(c), a Party’s liability to the other as a result of the first mentioned Party’s performance or failure to perform under this Agreement, or negligence or other torts, will not exceed the amount of twelve million five hundred thousand United States dollars ($12500000) (“Liability Cap”) in respect of all incidents during the Term of the Agreement, provided that a Party shall not be liable for direct damages under this Agreement where (i) a sole and exclusive remedy is otherwise set forth in the Agreement or (ii) Service Credits/SCUs are provided in Attachment SLA. Except in the case of material breach, a Party seeking damages for breach of the Agreement shall first provide the breaching Party written notice thereof and a 30 day period during which to remedy the breach. Service Credits/SCUs shall not be considered direct damages for purposes of the Liability Cap and shall be in addition thereto nor shall they be subject to the 30-day cure period set forth above.

(c)                                  Nothing contained in Section 10.2(a) or (b) shall limit a Party’s liability to the other for: (i) injury to or death of a person, (ii) damage to real or tangible personal property to the extent caused by a Party’s gross negligence or intentional or willful misconduct, or (iii) its indemnification obligations under Section 9.3 (indemnification; Defense) and Section 10.1(a)(i) (Indemnification of Third Party Claims), in each case (i) through (iii) where arising out of or in connection with this Agreement. Nothing contained in Section 10.2(b) shall limit WSL’s obligations with respect to charges (less any applicable credits) incurred for Services, shortfall charges or termination charges in accordance with Section 14.1(b) (Termination by WSL) or SITA’s liability for Service Credits/SCUs.

10.3.                     Liability Under Third Party Arrangements.

No contract, subcontract or other agreement entered into by SITA with any third party in connection with its provision of Services (including any such agreement assigned by WSL to SITA) shall provide for any indemnity, guarantee, assumption of liability or other obligation of, to or by WSL with respect to such arrangements, except as consented to in writing by WSL.

ARTICLE 11 FORCE MAJEURE

11.1.                     Force Majeure Conditions and Effect

(a)                                  In no event shall either Party be liable to the other for any delay or other failure to perform hereunder that is due: (i) to the other’s delay in supplying or failure to supply approvals, information, materials or services called for or reasonably required under the terms of this Agreement provided the Party claiming excusable delay or other failure to perform has previously requested such approvals, information, materials or services with reasonable advance notice; or (ii) to causes beyond the reasonable control of the Party claiming excusable delay or other failure to perform, including acts of God, acts of a public enemy, acts of a governmental authority, fires, floods, epidemics, riots, theft, quarantine restrictions, war, riot, malicious acts of damage, civil commotion, power failures, labor disputes and freight embargoes (collectively, “Force Majeure Conditions”). Notwithstanding the foregoing, the failure of an Access Provider or other foreign carrier to perform its responsibilities which adversely affects the provision of Services hereunder and acts of a governmental authority that give rise to WSL’s right to terminate this Agreement as provided in Section 14.1(a)(i) (Termination by WSL) shall not be deemed Force Majeure Conditions unless the Access Provider or other foreign carrier’s failure to perform results from a Force Majeure condition.

(b)                                 Notwithstanding Section 11.1(a), no delay or other failure to perform shall be excused pursuant to this Article 11: (i) by the acts or omissions of a Party’s subcontractors, materialmen, suppliers or other third persons providing products or services to such Party unless such acts or omissions are themselves the product of a Force Majeure Condition; and (ii) unless such delay or failure and the consequences thereof are beyond the control, and without the fault or negligence, of the Party claiming excusable delay or other failure to perform.

(c)                                  Under no circumstances will SITA’s failure to deliver Services as a result of the Year 2000 be considered a Force Majeure Condition if such failure is the result of malfunctions of the Network.

11.2.                     Duty to Mitigate.

Each Party shall, with the cooperation of the other, exercise reasonable efforts to mitigate the extent of a delay or failure resulting from a Force Majeure Condition and the adverse consequences thereof. SITA’s reasonable efforts shall include: (a) performance of required work or provision of Services or related services with the use of qualified management or other personnel or subcontractors, as permitted by this Agreement; (b) using commercially reasonable efforts to contract for services, equipment, materials or supplies required for SITA’s timely performance hereunder from carriers and suppliers not affected (or less affected) by the cause of a delay or failure, subject to WSL’s reasonable approval, which shall not unreasonably be withheld, where such purchases will enable SITA to provide and maintain the Services in accordance with the terms of this Agreement; and (c) cooperating with WSL’s efforts to secure necessary replacement services from other carriers.

11.3.                     Performance Times.

Performance times under this Agreement (but not the Term) shall be extended for a period of time equivalent to the time lost because of any failure to perform that is excusable under this Article 11; provided, however, that if any Force Majeure Condition is reasonably expected to prevent SITA from providing the Services for a period of 30 or more consecutive days, and notwithstanding Section 11.1 (Force Majeure Conditions and Effect), WSL may discontinue the affected Service or Service Component(s) without liability in accordance with Section 14.3(a)(i) (Partial Discontinuance), except that WSL shall pay SITA for any actual expenses paid by SITA to an Access Provider as a result of discontinuance of the Access Line associated with the affected Service or Service Component(s) and for the net book value of customer premises equipment supplied by SITA to WSL in connection with the affected Service or Service Component(s). Upon SITA’s receipt of such charges for customer premises equipment supplied by SITA to WSL, SITA agrees to execute and deliver to WSL a bill of sale and such other good and sufficient instruments of conveyance, assignment, or transfer, in form and substance satisfactory to WSL, to vest in WSL good and marketable title to such customer premises equipment supplied by SITA to WSL. Such title shall be free of all mortgages, liens, pledges, custodianships, security interests, objections, or any other encumbrances, claims, or charges of any kind (collectively, “Liens”), including Liens asserted by a manufacturer or supplier whose equipment, software, or material is included as part of such customer premises equipment supplied by SITA to WSL.

11.4.                     Substitute Services.

Notwithstanding Section 11.1 (Force Majeure Conditions and Effect), each Party shall give the other prompt notice of any event that it claims is a Force Majeure Condition under this Article 11 and of the cessation of the condition. If SITA cannot promptly provide at WSL’s expense a suitable temporary alternative to a Service interrupted or delayed by a Force Majeure Condition for a period of five or more consecutive days, WSL may contract at its expense for the reasonably expected duration of the Force Majeure Condition, with one or more third parties for substitutes for any or all affected Services or Service Components, and temporarily suspend SITA’s provision of such Services or Service Component(s) that are the subject of that Force Majeure Condition until the expiration of such a short-term contract with a third party for substitute services (the “Temporary Period of Suspension”), after which WSL shall resume its contractual obligations to receive and pay for the restored SITA Service or Service Component previously affected by the Force Majeure Condition. The exercise by WSL of its right to suspend and substitute services in accordance with this Section 11.4 shall not affect WSL’s right to discontinue Service in accordance with Section 11.3 (Performance Times), provided that such right to discontinue is exercised prior to SITA’s declaration to WSL that the affected Service or Service Component is restored and ready for use at the expiration of the Temporary Period of Suspension. SITA shall keep WSL apprised of its progress toward restoration of the affected Service or Service Component, including notifying WSL at least one day in advance of the expected restoration date.

11.5.                     Impact of Suspension or Termination of Affected Service Components.

If WSL terminates or suspends Service Components affected by a Force Majeure Condition as permitted under Section 11.3 (Performance Times) and Section 11.4 (Substitute Services):

(a)                                  SITA shall not charge WSL for any Services or Service Components (A) terminated following the effective date of such termination or (B) suspended during the period of suspension; and

(b)                                 SITA shall credit WSL with a pro rata portion of all prepaid rates and charges for such Service Components during the period of the Force Majeure Condition.

11.6.                     Other Remedies.

Nothing contained in this Article 11 shall limit the right of either Party to make any claim against third parties for any damages caused by a Force Majeure Condition.

ARTICLE 12 INDEPENDENT CONTRACTOR

Except as specifically agreed to in writing by the Parties, in performing this Agreement, each Party agrees that it and its subcontractors shall operate as and for all purposes be considered independent contractors and not agents of the other, and neither Party shall have authority to bind or otherwise obligate the other in any manner whatsoever. All personnel of either Party shall remain under the exclusive direction and control of such Party and shall not be deemed to be employees nor agents of the other. Each Party shall be solely responsible for payments of all its personnel’s compensation, including overtime wages, employee benefits, social security taxes, employment taxes and any similar taxes, and workmen’s compensation, disability and other insurance, and the withholding or deduction, if any, of such items to the extent required by applicable law.

ARTICLE 13 TERM; TRANSITION OF SERVICES

13.1.                     Term of Agreement.

This Agreement shall commence as of the Effective Date and shall continue in full force and effect for an Initial Term of four (4) years beginning the first day of the first month following the Effective Date (“Initial Term”), as may be extended by a Transition Period A under Section 13.2(b) (Transitional Support), a Transition Period B under Section 13.2(c) (Transitional Support), or terminated earlier in accordance with its provisions (collectively the “Term”). SITA shall give WSL written notice of the impending expiration of this Agreement 90 days before such expiration.

13.2.                     Transitional Support.

(a)                                  SITA has been advised and understands that the Services are vital to WSL and must be continued with minimal interruption, and that upon the termination or expiration of this Agreement a successor vendor may be retained to provide such services or WSL may resume the Services itself. SITA agrees to maintain the level and quality of Services required under this Agreement during a transition to a successor, and to cooperate in an orderly and efficient transition to such successor.

(b)                                 SITA agrees to furnish phase-out Services for up to 12 months, where WSL terminates this Agreement without cause under Section 14.1(b) (Termination by WSL), upon the expiration of the Term, or where SITA terminates this Agreement for WSL’s default under Section 14.2(a) or (b) (Termination by SITA), provided, that if SITA terminates for WSL’s non-payment of Services, SITA will only provide phase-out Services on receipt from WSL of any and all undisputed outstanding Charges and other sums due and payable to SITA under this Agreement and collateral security in the form of an irrevocable letter of credit from a third party issuer reasonably acceptable to SITA in an amount equal to the reasonably expected Charges for the 12 month transition services, taking into account that, during such period, WSL will be reducing its usage of the Services provided by SITA as it transitions to services provided by a successor vendor (such 12 month period being called “Transition Period A.”). During Transition Period A, all of the terms and conditions contained herein, with the exception of those terms and conditions specifically listed in this Section 13.2(b), shall apply to the provision of the Services. The following terms and conditions shall not apply during Transition Period A: (i) Section 2.3 (Minimum Annual Commitment); (ii) Section 2.13 (Optimization); (iii) Section 4.1 (Additional Services); (v) Service Credits/SCUs as provided under Attachment SLA; and (iv) the Charges set forth in Attachment RC. All Services provided by SITA during the Transition Period

A shall be charged to WSL at the then current SITA Tariff of Products and Services (“TOPS”) rates.

(c)                                  Where WSL terminates this Agreement for cause pursuant to Section 14.1(a) (Termination by WSL), SITA agrees to furnish phase-out Services for up to 18 months following the effectiveness of WSL’s termination of this Agreement for cause pursuant to Section 14.1(a) (Termination by WSL) (such 18-month period being called “Transition Period B”). During Transition Period B, all of the terms (including price and discount terms in effect on the date of termination or expiration) and conditions contained herein, with the exception of those terms and conditions specifically listed in this Section 132(c), shall apply to the provision of the Services. The following terms and conditions shall not apply during the Transition Period B: (i) Section 2.3 (Minimum Annual Commitment); (ii) Section 2.13 (Optimization), (iii) Section 4.1 (Additional Services). WSL shall receive Service Credits/SCUs during Transition Period B in accordance with the terms this Agreement, provided, however, that the aggregate value of all Service Credits/SCUs received by WSL during Transition Period B shall not exceed two times the aggregate value of all Service Credits/SCUs received by WSL during the 6-month period immediately preceding the effective date of termination of the Agreement.

(d)                                 In addition, SITA agrees to negotiate in good faith a plan with WSL and SITA’s successor(s) that specifies the nature, extent and schedule of the phase-out Services, As part of such phase-out Services, SITA shall, at no cost to WSL and consistent with SITA’s contractual obligations with third parties regarding non-disclosure, give WSL or its designee(s) all information reasonably required by WSL to facilitate a smooth transition to a successor. The disclosure of such information is subject to the execution of a valid Non-Disclosure Agreement.

13.3.                     Hiring of Personnel.

Neither Party shall, during the period from the Effective Date until 6 months after the end of the Term (howsoever arising), directly or indirectly solicit or offer employment or engagement to any of the staff of the other Party who have been substantially and directly involved in the provision of Services without the other’s prior agreement in writing. This clause shall not apply to any engagement which was as a result of an unsolicited approach to that Party by the employee in question, results from general recruitment campaigns, open advertising or approaches from the Parties where such approaches are not the result of the relationship created by this Agreement.

13.4.                     Removal of Property.

Upon termination or expiration of this Agreement, SITA shall promptly remove any property that SITA has installed on the Installation Sites or other WSL premises. Any such property not removed within 6 months after the end of the Term and/or the cessation of use of the Services by WSL at an Installation Site shall be deemed abandoned by SITA, provided that WSL has given SITA at least 30 days prior written notice of WSL’s decision to dispose of such property, and, provided, further, that WSL shall have no responsibility for or liability in connection with (including for the net book value thereof) any loss or damage to any such property that SITA does not remove from the affected installation Site within 90 days following the end of the Term and/or from the date of written notification from WSL of cessation of use of the Services at such Installation Site. SITA shall use reasonable care in removing such property and shall return the Installation Sites and other WSL premises to their original condition, reasonable wear and tear expected.

ARTICLE 14 TERMINATION AND REMEDIES

14.1.                     Termination by WSL.

(a)                                  WSL shall have the right to terminate this Agreement in its sole discretion with no liability to SITA (including for any pass-through charges permitted hereunder) other than for charges (less any applicable credits) for Services incurred prior to and remaining unpaid as of the effective date of such termination if any one or more of the following occurs:

(i)                                     Upon 30 days prior written notice to SITA, if SITA is required to cease and does cease providing any material portion of the Services as a result of any change in applicable law, rule, regulation, or of any order, judgment or decision by any governmental authority of competent jurisdiction (including injunctions), or SITA agrees to cease or informs WSL that it intends to cease providing any material portion of the Services in contemplation or acknowledgment of or to avoid the consequences of any such change, order, judgment or decision;

(ii)                                  Upon 30 days prior written notice to SITA, if SITA shall have materially breached or materially defaulted (or committed any series of breaches or defaults which in the aggregate constitute a material breach or material default) any of the terms and conditions of this Agreement, unless 30 days following SITA’s receipt of notice of such breach or default, SITA has cured such breach or default, provided, however, that no notice of termination pursuant to this clause may be given prior to the completion of the dispute resolution process set forth in Section 15.8 (Dispute Resolution);

(iii)                               Upon 30 days prior written notice to SITA, if (A) SITA fails to provide a material portion of the Services (measured by expenditures for all Services provided at all Installation Sites over the most recent quarter) for 30 days, or (B) WSL would have the right to discontinue 30 percent or more (measured by expenditures for all Services provided at the affected Installation Sites over the most recent quarter) of the Services or Service Components under any provision of this Agreement that permits such discontinuance without liability (including Attachment SLA);

(iv)                              Upon 30 days prior written notice to SITA, if an order is made or an effective resolution is passed for the dissolution or winding up of SITA except for the purposes of an amalgamation, reorganization, bulk transfer of assets, or merger, if a creditor takes possession of or a receiver is appointed over the whole or any material part of the undertaking or assets of SITA, or if SITA becomes insolvent or makes any special or general assignment for the benefit of creditors or is the subject of a voluntary or involuntary filing under the bankruptcy laws of any jurisdiction; or

(v)                                 Immediately upon written notice to SITA, if final adjudicated claims against SITA have exceeded its limit of liability set forth in Section 10.2(b) (Limitation of Liability).

For purposes of Sections 14.1(a)(i) and (iii), a “material” portion of the Services shall be conclusively established if SITA ceases to provide 30 percent or more of the Services (measured by expenditures over the most recent quarter) provided under the Agreement, and may be shown at less than 30 percent if SITA’s cessation of such Services has a material adverse impact on WSL’s business under this Agreement and such impact is certified in a letter from an officer of WSL accompanying WSL’s notice of termination and is concurred with by SITA or in the absence of such concurrence by concurrence of an Arbitrator appointed in accordance with and subject to the procedures set forth in Section 15.9 (Arbitration), provided that arbitration to determine whether there has been a material adverse impact on WSL’s business under this Agreement shall also be determinative of the validity of WSL’s notice of termination without liability under the above-referenced Sections. If WSL terminates the Agreement without liability under this Section 14.1(a), WSL may collect direct damages arising from event(s) upon which such termination is based in accordance with the terms of this Agreement.

(b)                                 WORLDSPAN Services Limited shall have the right to terminate this Agreement in its sole discretion without cause, by payment to SITA of charges (less any applicable credits) for Services incurred prior to and remaining unpaid as of the effective date of such termination, plus a termination charge, which the Parties agree is not in the nature of a penalty, equal to 100 percent of the unsatisfied Minimum Annual Commitment for the Contract Year for the effective date of termination and 100 percent of the Minimum Annual Commitment for each full Contract Year remaining in the Initial Term.

14.2.                     Termination by SITA.

SITA shall have the right to terminate this Agreement if anyone or more of the following occurs:

(a)                                  Upon 30 days prior written notice to WSL, if WSL shall have materially breached or materially defaulted (or committed any series of breaches or defaults which in the aggregate constitute a material breach or material default) of any of the terms and conditions of this Agreement, unless within 30 days following receipt of SITA’s notice of such breach or default, WSL has cured such breach or default, which, in the case of WSL’s non-payment of Charges within 30 days after the date on which such Charges became due and payable to SITA under this Agreement (other than Charges subject to a bona fide dispute), WSL’s cure of such breach means WSL has paid such Charges and interest thereon in accordance with the interest rates as set forth in the Tel 1/2 Contract and the SITA Financial Manual. Except with respect to WSL’s non-payment of Charges within 30 days after the date on which such Charges became due and payable to SITA under this Agreement (other than Charges subject to a bona fide dispute), no notice of termination pursuant to this Section 14.2(a) may be given prior to the completion of the dispute resolution process set forth in Section 15.8 (Dispute Resolution);

(b)                                 Upon 30 days prior written notice to WSL, if an order is made or an effective resolution is passed for the dissolution or winding up of the other party except for the purposes of an amalgamation, reorganization, bulk transfer of assets or merger, if a creditor takes possession of or a receiver is appointed over the whole or any material part of the undertaking or assets of WSL, or if WSL becomes insolvent or makes any special or general assignment for the benefit of its creditors or is the subject of a voluntary or involuntary filing under the bankruptcy laws of any jurisdiction; or

(c)                                  Immediately upon written notice to WSL, if final adjudicated claims against WSL have exceeded its limit of liability set forth in Section 10.2(b) (Limitation of Liability).

14.3.                     Partial Discontinuance.

(a)                                  WSL may discontinue without liability to SITA (including for any pass through charges permitted hereunder or Access Provider discontinuance charges) except for charges (less any applicable credits) for such Service(s) or Service Component(s) incurred prior to, and remaining unpaid as of, the effective date of such discontinuance:

(i)                                     immediately upon written notice to SITA where particular Services or Service Components may be discontinued by WSL without liability as is permitted by this Agreement, including under Section 2.6 (Redesigns and Modifications to the Network), Section 2.14(b)(viii) (Contingency and Recovery), Section 8.12(a) (Standards for the Year 2000), Section 11.3 (Performance Times) (subject to WSL’s obligation to pay amounts as set forth in Section 11 .3) and Section 15.19 (Tariffs);

(ii)                                  Immediately upon written notice to SITA, any Service Components that fail to attain the applicable Availability/In-Service Time during any two of three consecutive calendar months or suffer a Chronic Interruption; or

(iii)                               Upon 30 days prior written notice to SITA, if SITA files tariff revisions (or the equivalent) that would materially and adversely affect the prices, terms or conditions under which WSL is offered the Services and if SITA is unable to provide WSL with a credit to be applied against Charges applicable to the Services in a jurisdiction in which SITA is permitted to offer the Services under a customer-specific contract, which credit shall be equal to the difference between the tariff rates and those set forth in this Agreement.

(b)                                 In the event of a partial discontinuance under this Section 14.3, the Minimum Annual Commitment shall be reduced in accordance with Section 2.3 (Minimum Annual Commitment).

14.4.                     Performance Pending Outcome of Disputes.

(a)                                  Notwithstanding anything in this Agreement to the contrary, in the event a matter subject to a bona fide, good faith dispute is submitted to the dispute resolution processes (including arbitration) described in this Agreement, neither Party may, during the pendency of such dispute, use such matter as grounds for termination of this Agreement pursuant to Section 14.1(a) (Termination by WSL) or Section 14.2 (Termination by SITA) or as a grounds for partial discontinuance pursuant to Section 14.3 (Partial Discontinuance). During the pendency of any dispute submitted to the dispute resolution process, each Party shall continue to perform its respective obligations under this Agreement and SITA shall not discontinue, disconnect, or in any other fashion cease to provide all or any material portion of the Services unless otherwise directed by WSL, nor shall WSL cease, discontinue, set-off, reduce deduct or withhold from payment for any and all amounts not subject to dispute.

(b)                                 The foregoing Section 14.4(a) shall not apply where (i) a Party claims that the other Party (the “Defaulting Party”) has committed a material breach of this Agreement and the Defaulting Party has neither submitted such matter to the dispute resolution processes (including arbitration) set forth in this Agreement within the applicable cure period nor cured such breach within the applicable cure period, or such Party has submitted such matter to litigation within the applicable cure period, has been found by the final decision of the court under the dispute resolution procedures set forth herein to be in default under the Agreement, and has failed to cure the default within the cure period specified in Section 14.1(a) (Termination by WSL) or Section 14.2 (Termination by SITA) following such final decision; (ii) the dispute or controversy between the Parties relates to harm to the SITA’s network allegedly caused by WSL, and WSL does not immediately cease and desist from the activity giving rise to the dispute or controversy after receipt of notice thereof; or (iii) a governmental authority of competent jurisdiction determines that WSL is making unlawful use of the Services and WSL does not cease and desist from such use promptly after receipt of notice thereof.

ARTICLE 15 MISCELLANEOUS

15.1.                     Advertising or Publicity.

Neither SITA nor WSL shall make public reference to the existence or terms of this Agreement without prior written approval of the other Party. This prohibition includes use of the other’s name, trademarks or logos or any other reference to the other Party directly or indirectly in any advertising, sales presentation, news release, release to any professional or trade publication or for any other purpose. Notwithstanding the foregoing, either Party may announce the fact and time of having concluded this Agreement, without including any of its specific terms.

15.2.                     Successors and Assigns.

This Agreement shall be binding on the Parties and their respective legal successors and permitted assigns.

15.3.                     Assignment.

Either Party may transfer its rights under this Agreement to any successor who acquires substantially all of the assets and business of such Party or to any wholly owned subsidiary of such Party. Neither Party may assign its rights under this Agreement to any other person and/or entity without the written consent of the other Party, such consent shall not be unreasonably withheld.

15.4.                     Subcontracting.

(a)                                  SITA may subcontract or delegate to SITA Agents or Access Providers the performance of any portion of the Services and, upon written notice to WSL, change its designated SITA Agents or Access Providers that are providing Services at Installation Sites.

Upon request of WSL, SITA shall identify SITA Agents and Access Providers to WSL. With the exception of monopoly providers of Access Lines in a particular geographic area in which Services are provided under the Agreement. WSL may require the execution by any Access Provider of a non-disclosure agreement with non-disclosure obligations at least as stringent as those set forth in this Agreement, unless otherwise agreed by the Parties, SITA shall cause any Affiliate of SITA or any SITA Agent or Access Provider providing Services to comply with the requirements of this Agreement with respect to such Services, and SITA shall be contractually, legally and financially responsible and primarily liable hereunder for the performance of all obligations, and fulfillment of all terms and conditions with respect to services performed in connection with this Agreement by any Affiliate of SITA or any SITA Agent or Access Provider. For the avoidance of doubt, SITA’s use of any Affiliate or SITA Agent or Access Provider to provide Services or Service Components shall not increase the Charges for the Services or Service Components.

(b)                                 Each Party shall remain fully responsible for the performance of this Agreement in accordance with its terms, including any obligations performed through its Affiliates, subcontractors or agents, and each Party shall be solely responsible for payments due its subcontractors and agents. Each Party shall cause its subcontractors and agents to comply with the requirements of this Agreement. Each Party shall be fully responsible for any obligations it elects to subcontract or delegate to an agent.

(c)                                  The Parties acknowledge and agree that no subcontractor or agent of either Party shall for any purposes be deemed a third party beneficiary under this Agreement, notwithstanding any agreements contained herein that may operate to the benefit of such subcontractor or agent and notwithstanding any status that either Party may have as a third party beneficiary with respect to any agreements between such other Party and its subcontractors and agents in connection with this Agreement.

15.5.                     Notices.

Any notices or other communications required or permitted to be given or delivered under this Agreement shall be in hard-copy writing in English (unless otherwise specifically provided herein) and shall be sufficiently given if delivered personally or delivered by prepaid overnight express service to the persons and locations listed below.

In the case of WSL:	In the case of SITA:

Director-International Technology	Jim McNab

Axis House	3100 Cumberland Blvd., Suite 200

242 BATH ROAD	Atlanta, Georgia 30339

HAYES, MIDDLESEX UB3 5AY ENGLAND	USA

With a copy to:	With a copy to:

Vice President-General Counsel and Secretary of WORLDSPAN, L.P.	General Counsel SITA the Americas

300 GALLERIA PARKWAY N.W.	3100 Cumberland Blvd., Suite 200

ATLANTA, GEORGIA 30339	Atlanta, Georgia 30339

USA	USA

Either Party may from time to time designate another address or other addressees by notice to the other Party in compliance with this Section 15.5.  Any notice or other communication shall be deemed given when received in writing.

15.6.                     Governing Law.

(a)                                  The validity of this Agreement, the construction and enforcement of its terms, and the interpretation of the rights and duties of the Parties shall in all respects be governed by the substantive laws of England, excluding any conflicts or choice of law rules. The United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.

(b)                                 SITA and WSL irrevocably agree that the courts of England shall have jurisdiction to (i) hear and determine any suit, action or proceeding; and (ii) settle any dispute which may arise out of or in connection with this Agreement, and for such purpose, each of the Parties irrevocably submits to the jurisdiction of such courts.

15.7.                     Construction.

(a)                                  In the absence of national law or regulation governing any aspect of the provision of any Service or Service Component in a country, this Agreement shall be interpreted, construed, enforced and applied as though the laws of England governed the provision of that Service or Service Component.

(b)                                 This Agreement shall be construed wherever possible to avoid conflict between the Articles hereof and the Attachments hereto. Where a conflict cannot be avoided, the provisions set forth in the Articles of this Agreement shall control for all purposes. In the event of a conflict between any of the Attachments and other documents in the supporting information, the Attachments shall prevail.

(c)                                  This Agreement has been executed in English, which language shall be controlling in all respects. No translation, if any, of the Agreement into any other language shall be of any force or effect in the interpretation of this Agreement or in the determination of the intent of either of the Parties.

15.8.                     Dispute Resolution.

The following procedure shall be adhered to in all disputes that arise under this Agreement that the Parties cannot resolve informally. Either Party to this Agreement must notify the other Party in writing of the nature of the dispute with as much detail as possible about the deficient performance of the other Party. The SITA Account Director and WSL’s Director of International Technology (‘Level One Contacts”) shall meet in person or by telephone within 7 days after the date of the written notification to reach an agreement about the nature of the deficiency and the corrective action to be taken. The Level One Contacts shall memorialize the nature of the dispute and their efforts to resolve it. If the Level One Contacts are unable to agree on corrective action, they shall notify the respective managers to whom they report (“Management”) of that inability, and the Parties’ Managements shall meet within 14 days of the date of such notification to facilitate an agreement. If Management cannot resolve the dispute or agree upon a written plan of corrective action to do so within 14 days after their initial meeting or other action, or if the agreed-upon completion dates in the written plan of corrective action are exceeded, either Party may request that the Parties resolve the dispute pursuant to Section 15.9 (Arbitration). Except as otherwise specifically provided, neither Party shall terminate this Agreement for breach or initiate arbitration or other dispute resolution procedures unless and until this dispute resolution procedure has been employed or waived. Attachment DR identifies the individuals that serve as Project Managers and Management in the dispute resolution process.

15.9.                     Arbitration.

If the Parties are unable to resolve a controversy, claim or dispute arising out of or relating to this Agreement, agreements or instruments relating hereto or delivered in connection herewith (“Dispute”) under the procedures set forth in Section 15.8 (Dispute Resolution), either Party may serve written notice requiring the Dispute (or any part thereof) to be determined by arbitration in accordance with this Section 15.9 Where a Dispute (or any part thereof) is to be determined by arbitration, the following shall apply:

(a)                                  there shall be a single arbitrator appointed to hear any and all matters;

(b)                                 if the Parties are unable to agree on the appointment of the single arbitrator within 5 Business Days (“Business Days” in this context shall mean Monday-Friday excluding any United Kingdom recognized public holidays) of a Party giving notice requiring the Dispute to be determined by arbitration under this Section 15.9, either Party may request the London Court of International Arbitration to appoint an arbitrator;

(c)                                  the arbitrator shall adopt, wherever possible, a simplified and expedited procedure and shall endeavor to complete the arbitration with 4 months of notice of the Dispute (or such lesser period as is appropriate);

(d)                                 the arbitrator shall not adopt inquisitorial processes;

(e)                                  the arbitration shall take place in London, United Kingdom;

(f)                                    the arbitrator shall decide the Dispute in accordance with the laws of the United Kingdom;

(g)                                 the arbitration shall otherwise be conducted in accordance with the rules of the London Court of international Arbitration; and

(h)                                 (except in respect of an appeal to the High Court on any question of law arising out of an award) the arbitration award shall be final and binding on the Parties.

The Parties acknowledge that the purpose of any exchange of information or documents pursuant to Section 15.9 is to attempt to resolve the Dispute. Neither Party may:

(a)                                  use any such information or documents for any purpose other than in an attempt to resolve the Dispute as between the Parties; nor

(b)                                 disclose any such information or documents to a third party, other than to a professional or other adviser who shall first have entered into a confidentiality agreement providing, in addition to the obligations of confidence no less stringent than required under this Agreement, that he/she will not disclose the information or documents (or any interpretation or analysis thereof) other than: (i) to SITA or WSL; (ii) to a mediator, arbitrator, or court; or (iii) as compelled by law and will return all such material to the retaining Party on completion of the Services provided.

15.10.              Modification, Amendment, Supplement or Waiver.

This Agreement may be modified only by the written agreement of the Parties. A failure or delay of any Party’s exercise or partial exercise of any right or remedy under this Agreement shall not operate to impair, limit, preclude, cancel, waive or otherwise affect such right or remedy.

15.11.              Labor Harmony Obligation.

Each Party shall conduct its activities in such a manner as to minimize: (a) any labor-related disruption of work or material non-compliance in the provision of any Services and (b) any interference with the work or activities of the other Party or other persons. Whenever either Party, including Key SITA Personnel, has knowledge of any threatened or actual labor dispute involving its employees, its subcontractors, or others that may materially affect the provision of Services, such Party shall so inform the other Party and the Parties shall cooperate to minimize the effect of such dispute on the Agreement, whether or not such labor dispute occurs at an Installation Site.

15.12.              Entirety of Agreement.

This Agreement constitutes the entire agreement of the Parties with respect to the Services and supersedes any and all prior or contemporaneous proposals, agreements and negotiations, whether written or oral, with respect thereto. Nothing in this Agreement shall affect either Party’s rights or obligations under the Tel 1/2 Contract.

15.13.              Severability.

If any of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the unaffected provisions of this Agreement shall be unimpaired and remain in full force and effect. SITA and WSL shall negotiate in good faith to substitute for such invalid, illegal, or unenforceable provision a mutually acceptable provision consistent with the original intention of the Parties.

15.14.              Attachments.

The terms and conditions of any and all Attachments to this Agreement, as amended from time to time by mutual agreement of the Parties or in accordance with the terms of this Agreement are incorporated herein by reference and shall constitute part of this Agreement as if fully set forth herein.

15.15.              Headings of No Force. or Effect.

The headings in this Agreement are for purposes of reference only and shall not in any way limit or otherwise affect the meaning or interpretation of any of the terms hereof.

15.16.              Survival

The provisions of Articles 7 (Confidential Information), 9 (Intellectual Property Rights and Indemnification; Software License) and 10 (Limitation of Liability; Third Party Claims), and Sections 5.4 (Invoices), 5.5 (Billing Reviews and Audits), 8.14 (Exclusive Warranties), 15.1 (Advertising or Publicity), 15.6 (Governing Law), 15.7 (Construction), 15.10 (Modification, Amendment, Supplement or Waiver), 15.9 (Arbitration), as well as the provisions of any other Sections that by their nature are intended to survive, and this Section 15.16 shall survive the expiration or termination of this Agreement or any part thereof.

15.17.              Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

15.18.              Further Assurances.

Each Party agrees for itself, and shall cause its Affiliates, to execute and deliver from time to time such additional instruments, documents, conveyances and assurances and take such other actions as may be necessary or otherwise reasonably requested by the other Party to give effect to the rights and obligations provided for in this Agreement.

15.19.              Tariffs.

(a)                                  If a ruling or decision of an appropriate governmental agency requires SITA to file tariffs for SITA’s provision of Services to WSL at the rates, and on the terms and conditions set forth in the Agreement, SITA shall within 10 Business Days following such a ruling or decision, file a tariff with the appropriate governmental agency to reflect and implement the terms and conditions of this Agreement.

(b)                                 If any tariff fails to take effect within 30 days after filing or if such tariff does not conform, in all material respects, to the pricing, terms and conditions contained in this Agreement, WSL shall have the right to discontinue without liability the affected Service or Service Components as set forth in Section 14.3(a)(i) (Partial Discontinuance).

IN WITNESS WHEREOF, the Parties hereto, each acting with proper authority, have executed this Agreement, to be effective as of the date first above written.

WORLDSPAN Services Limited		Societe Internationale de Telecommunications Aeronautiques

By:	/s/ Michael B. Parks	By:	/s/ N.J. Morrell
Name Printed:	Michael B. Parks	Name Printed:	N.J. Morrell
Title:	Director	Title:	President - North American and Caribbean
Date:	12 May 2000	Date:	12 May 2000

ATTACHMENT BI

Country	ASCU Ref	Circuit No.	CMF No	Agency Name	Agency Address	Protocol	Charge Date	Backcharge Flag	Charge Type	Charge USD	Bill Date
						X.25 FRAME DIAL	Month of activity		e.g. install/monthly rental

Summary of Charges

Country	Backcharges ($)	PTT Install Charge ($)	Deinstall Charge ($)	Line Rental ($)	Total ($)

AUSTRIA Billing Profile

Agency Name	ASCU Ref Comments	CMF No. Charge	Agency Address Charge Date	Circuit Number	Install Date	Cancel Date	Protocol
		Type		Charge($)
Taipan Touristik	XXXXIP	186147	Taipan Touristik, Vienna, Austria		5/20/98		X.25
		PDN Install	3/1/00
		Line Rental	3/1/00
All Round Travel	XXXXIP	136482	194 Wiedener Guertal 38-40 Vienna, Austria. 1040		5/24/94		X.25
		PDN Install	3/1/00
		Line Rental	3/1/00

ATTACHMENT IP
IMPLEMENTATION/TRANSITION PLAN

Implementation Plan

This document is a summary of the proposed implementation plan. Information given is estimated and subject to change. The Parties will mutually agree upon a detailed Implementation Plan within 30 days following the Effective Date, but the Implementation Plan will always be a working document, subject to change in accordance with the terms of the Agreement.

Attachment IP to be developed by the Parties shall include the following items:

Migration country order

Technical product considerations

Definition of all migration Process

Definition of all migration Responsibilities

Detail of migration times

Transition Plan

Phase 1 X.25 - X.25 like for like AT&T - SITA

Preparation

•                                Contract Signature

•                                Site Information Baselined

•                                Orders prepared

•                                Site requirements issued and implemented

•                                Schedule prepared

•                                Acceptance & Handover Criteria Agreed

Implementation

•                                Schedule Agreed

•                                Orders Placed

•                                Delivery dates Confirmed

•                                Delivery Monitored

•                                Circuits Installed and tested

•                                Notification Issued for Handover

ATTACHMENT KP
KEY SITA PERSONNEL

•                  Project Director:  Appointed for the duration of the initial Implementation period, the Project Director will be responsible for the following,

•                  Oversee and co-ordinate all project details

•                  Financial responsibility for the project

•                  Adherence to contract requirements

•                  Primary liaison between SITA and WSL for all project related issues

•                  Account Manager:  Ongoing commercial responsibility for the SITA — WSL relationship. Working with other account team personnel, including the Project Director, the Account Manager provides on-going, day-to-day contact with WSL for all account management related issues and opportunities.

•                  Service Delivery Officer:  The “SDO” receives, enters and monitors all WSL orders for service. The SDO is the initial WSL contact point for order information and related problem escalation.

•                  Communications Operations Manager:  The “COM” works within the structure of The SITA - Equant Joint Venture and oversees all WSL network related issues. The COM co-ordinates both connection installation and post-installation problem resolution.

ATTACHMENT ND

FORM OF NON-DISCLOSURE AGREEMENT FOR THIRD PARTIES

This Non-Disclosure Agreement (hereinafter, the “Agreement”) is made and entered into as of the      day of      ,        , by and between                                       (“Disclosing Party”) and                                                    (Recipient”). The Agreement describes the rights and obligations of each party hereto with respect to certain information to be disclosed by Disclosing Party to Recipient during the term of the Global Telecommunications Services Agreement (the “GTSA”) dated as of         , 2000 by and between WORLDSPAN SERVICES LIMITED and SOCIETE INTERNATIONALE DE TELECOMMUNICATIONS AERONAUTIQUES. The GTSA requires WSL or SITA as the Disclosing Party to enter into this Agreement with third parties to whom it discloses such information.

Definitions.

For purposes of this Agreement, the capitalized words and phrases listed below shall have the meanings given below.

“Affiliate” of a Party means any entity that is directly or indirectly controlling, controlled by, or under common control with such Party, and the directors, officers, employees and agents of all of them, when acting in their corporate capacities. For purposes of this definition, “control” means (a) the ownership of at least 20 percent of the equity or beneficial interests of an entity, or (b) the right to appoint or ability to elect a majority of the board of directors or other governing body of such entity.

“Agreement” means this Non-Disclosure Agreement, entered into as of the day, month and year first written above.

“Confidential Information” means all non-public information concerning the business of WORLDSPAN Services Limited, any WORLDSPAN Services Limited Affiliate, any User or other third party doing business with any of them (including customers of WORLDSPAN Services Limited or a WORLDSPAN Services Limited Affiliate) that SITA may obtain from any source in the course of providing the Services under the GTSA (“WSL Confidential Information”) or concerning the business of SITA and any third party doing business with SITA that WSL may obtain from any source in the course of its use of the Services (“SITA Confidential Information”). The specific terms of the GTSA and discussions, negotiations and proposals from one Party to the other related directly thereto shall be both WSL and SITA Confidential Information. “Confidential Information” shall also include network designs, telecommunications usage data, pricing and financial data, software code, the identity and configuration of equipment/networks, optimization recommendations, research, development (including development, plans and specifications for any product or service that is designed or modified under the GTSA irrespective of whether such plans and specifications are completed or implemented), strategic and other business plans, and related information. All such information disclosed prior to the execution of the GTSA and during the term of the GTSA shall also be considered “Confidential Information.” All information that relates to the quantity, WSL technical configuration, type, destination, and amount of use of the Services subscribed to by

WSL and all information contained in bills pertaining to the Services received by WSL from SITA shall be the Confidential Information of WSL regardless of where it is collected or stored, and shall not be deemed the Confidential Information of SITA. “Confidential Information” shall not include information that: (a) is already rightfully known by the receiving Party at the time it is obtained by said Party, free from any obligation to keep such information confidential; (b) is or becomes publicly known through no wrongful act of the receiving Party; or (c) is rightfully received by the receiving Party from a third party without restriction and without breach of this Agreement. Information equivalent to that described above that is independently developed by a Party without using any Confidential Information of the other Party shall not be considered Confidential Information for purposes of this Agreement. “Person” for the purposes of this definition shall be deemed to include natural persons as well as corporations and other entities, and includes WSL, SITA, and SITA’s subcontractors.

“SITA” means Societe Internationale de Telecommunications Aeronautiques, those Affiliates of Societe Internationale de Telecommunications Aeronautiques and SITA Agents providing Services or Service Components to WSL under the GTSA.

“WSL” means WORLDSPAN Services Limited, and any WORLDSPAN Services Limited Affiliate that receives Services under the GTSA.

“Party” means either SITA or WSL; “Parties” means both SITA and WSL.

Any capitalized term not defined in this Agreement shall have the meaning set forth in the GTSA.

In consideration of the agreements and the mutual promises contained in this Agreement, the parties hereby agree as follows:

1.                                       Use and Protection of Confidential information. During the term of the GTSA and for a period of five years from the date of its expiration or termination (including all extensions thereto), Recipient agrees to maintain in strict confidence all WSL Confidential Information and all SITA Confidential Information, including but not limited to preventing disclosure to any competitor of WSL or SITA (known to be such after reasonable inquiry) of all WSL Confidential Information and all SITA Confidential Information to competitors of either WSL or SITA. Recipient shall not, without obtaining the prior written consent of the Party with proprietary rights thereto, use such Party’s Confidential Information for any purpose other than for purposes associated with the offer or provision of Services to WSL or for purposes of SITA’s design, configuration and provision of Services to WSL. Recipient shall use, and shall take reasonable steps to cause other persons authorized to receive Confidential Information to use, reasonable care to protect such information. Recipient may only produce extracts and summaries of the Confidential Information consistent with its permitted use of the information. Recipient acknowledges that WSL has a responsibility to its customers to keep their customer records strictly confidential, and agrees that any customer records Recipient, its employees or agents receive will therefore be treated as the Confidential Information of WSL. Recipient’s obligations to keep such customer records strictly confidential shall not terminate when its obligations regarding all other Confidential Information terminate, but shall continue for so long as WSL requires such customer records to be kept confidential. Neither Party shall have intellectual property rights of any kind or nature to the Confidential Information disclosed by the other Party or to material which is created using such Confidential Information.

2.                                       Disclosure of Confidential Information to Employees and Others. Notwithstanding Section 1, Recipient may disclose Confidential Information to: (i) its employees on a need-to-know basis or others specifically permitted to perform services hereunder, provided that the Recipient has taken reasonable steps to ensure that such Confidential information is kept strictly confidential consistent with the confidentiality obligations imposed hereunder, including instructing such employees not to sell, lease, assign, transfer, use outside their scope of employment or reveal any Confidential Information without the consent of the Party whose Confidential Information is involved, and obtaining the written agreement of its employees to conform to the requirements of this Agreement.; (ii) its legal counsel, auditors and consultants, except those consultants which are direct competitors of either SITA or WSL; (iii) employees, agents and representatives of the Party whose Confidential information is involved, (iv) its agents specifically permitted to perform its services or its responsibilities under the GTSA but only on a need-to-know basis, provided that the Recipient shall require the execution by the party receiving the confidential information a non-disclosure agreement substantially similar in form to this Agreement; and (v) subject to the prior written consent of the Party whose Confidential Information is involved, , other persons (including contractors, landlords or facility managers) in need of access to such. information for purposes specifically related to Recipient’s performance of its responsibilities under the GTSA, provided that Recipient disclosing Confidential Information under this Subsection (v) shall require the execution by such other persons of a non-disclosure agreement substantially in the form of this Agreement.

3.                                       Return or Destruction of information. Recipient agrees that upon the request of a Party having rights to Confidential Information, it shall promptly return such Confidential information (including any copies, extracts, descriptions and summaries thereof) to the Party having rights to such Confidential information and shall further provide the and shall further provide the requesting Party with a corporate officer’s written and sworn certification of same. When Confidential Information of a Party has been integrated into documents containing proprietary information of any third party, upon the request of the Party whose Confidential Information is involved, the Recipient in possession of such information shall promptly destroy those portions of the documents (and any copies, extracts and/or summaries thereof) and shall further provide the requesting Party with written certification of same.

4.                                       Waivers. Recipient may request in writing that the Party whose Confidential Information is involved waive all, or any portion, of its responsibilities relative to specific items of such Confidential information. Such waiver request shall identify the affected Confidential Information and the nature of the proposed waiver. The Disclosing Party shall respond within a reasonable time, and if, the Party with the proprietary interest in such information determines to grant the requested waiver in accordance with the terms of the GTSA, the Disclosing Party shall inform the Recipient in writing that a waiver has been granted with respect to such request.

5.                                       Required Disclosure. The confidentiality obligations imposed by this Agreement do not apply to the extent, but only to the extent, that Confidential Information must be disclosed pursuant to a court order or as required by any regulatory agency or other government body of competent jurisdiction. If Recipient is ordered to disclose Confidential Information, it shall notify the Party whose Confidential Information is involved immediately upon receipt of such an order to disclose and use all reasonable efforts to resist, or to assist such Party in resisting, such disclosure and, if such disclosure must be made, to limit the disclosure to the extent legally required and to obtain a protective order or comparable assurance that the Confidential Information disclosed shall be held in confidence and not be further disclosed absent the original disclosing Party’s prior written consent.

6.                                       Remedies. The parties acknowledge that any disclosure or misappropriation of Confidential Information in violation of this Agreement could cause irreparable harm, the amount of which may be extremely difficult to determine, and which the parties agree would be inadequate and insufficient as a remedy at law or in money damages. The parties therefore agree that the Disclosing Party and/or the Party whose Confidential Information is involved shall have the right to apply to any court of competent jurisdiction for an order restraining any breach or threatened breach of this Agreement and for any other relief as the Disclosing Party and/or the Party whose Confidential Information is involved deems appropriate, and Recipient agrees not to oppose any such application. This right shall be in addition to any other remedy available in law or equity.

7.                                       Term. The term of this Agreement shall commence on the date set forth above.

8.                                       Third Party Beneficiary. This Agreement is enforceable by the parties hereto and by either SITA or beneficiary hereto.

9                                          Governing Law. The validity of this Agreement, the construction and enforcement of its terms, and the interpretation of the rights and duties of the parties shall in all respects be governed by the substantive laws of England.

10.                                 Modification and Waiver. No modification, amendment, supplement to or waiver of the Agreement or any of its provisions shall be binding upon the parties hereto unless made in writing in English and duly signed by both parties. A failure or delay of any party’s exercise or partial exercise of any right or remedy under this Agreement shall not operate to impair, limit, preclude, cancel, waive or otherwise affect such right or remedy.

11.                                 Severability. If any of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the unaffected provisions of this Agreement shall be unimpaired and remain in full force and effect. The Disclosing Party and the Recipient shall negotiate in good faith to substitute for such invalid, illegal, or unenforceable provision a mutually acceptable provision consistent with the original intention of the parties.

IN WITNESS WHEREOF, the parties each acting with proper authority, have executed this Agreement as of the date first written above.

Disclosing Party		Recipient

By:		By:

Name:		Name:
	[Type or Print]		[Type or Print]
Title:		Title:

Date:		Date:

ATTACHMENT RC

WSL Global Telecommunications Services Agreement

ALC and X.25:

Bundled Rates include:

Single connection to SITA network at the speed indicated below, supporting ALC and X.25 protocols
Unlimited transmission from WSL agency to Worldspan ATL host
Link Service - “the provision of equipment to operate a circuit (modems or Network Terminal Unit (NTU)).  The surveillance of the physical access medium (e.g. analogue or digital local circuit).”
Local Access circuit Monthly Rental (Except for Saudi Arabia, Morocco, Egypt)

NOTE: Local Access install charged separately.  In addition, where WSL has elected to proceed with an Access Provider not selected by SITA, as allowed under the Agreement, Local Access circuit rental charges and any additional charges to connect to the WSL selected Access Provider shall be in addition to the charges set out herein and will be charged separately to WSL.

BUNDLED RATES:

Country	Up to 19.2K (where available)	64K
Austria	$350
Belgium	$330
Czech Republic	$335
Denmark	$350
Egypt	$350
Finland	$500
France	$400	$600
Germany	$325	$600
Greece	$350
Guam	$945
Hungary	$600
Iceland	$630
Ireland	$300
Israel	$230	$460
Italy	$300	$600
Kuwait	$855
Luxembourg	$540

Country	Up to 19.2K (where available)	64K
Malta	$675
Morocco	$377
Netherlands	$270	$540
Norway	$277	$550
Poland	$310
Portugal	$325
Romania	$640
Russian Fed	$650
Saudi Arabia	$420
Spain	$380	$640
Sweden	$250
Switzerland	$500
Turkey	$350
UK	$350	$500

IP/FRAME RELAY:

The following Bundled Rates include:

Single connection to SITA’s P network with 32K Worldwide throughput

Or - Single 64K connection to SITA’s Frame Relay Network with (1) 32K Frame Relay CIR to DUB and (1) 8K Frame Relay CIR to ATL

Link Service - “the provision of equipment to operate a circuit (modems or Network Terminal Unit (NTU)). The surveillance of the physical access medium (e.g. analogue or digital local circuit).”

Frame Relay Install charges

Router Monthly and Install charges associated with a Cisco 2600 series router regardless of configuration

Local Access Circuit Monthly Rental (Except for Saudi Arabia, Morocco and Egypt)

NOTE: Costs associated with Local Access Install and ISDN will be charged separately. In addition, where WSL has elected to proceed with en Access Provider not selected by SITA, as allowed under the Agreement, Local Access circuit rental charges and any additional charges to connect to the WSL selected Access Provider shall be in addition to the charges set out herein and will be charged seperately to WSL.

BUNDLED RATES:

Country	Monthly
Belgium	$600
Denmark	$500
France	$600
Germany	$750
Ireland	$715
Israel	$650
Italy	$625
Netherlands	$650
Spain	$450
Sweden	$550
Switzerland	$520
UK	$715

64K ISDN DIAL BACK-UP RATES:  Includes, ISDN line rental, call charges (initiated by SITA) and the rental of equipment at both the customer and SITA site.  This does not include the provision of the ISDN(s) on the customer side due to local regulation (precluding SITA from ordering this) or because the customer may already have an ISDN connection.  The customers are responsible for the cost of all the calls they initiate.

Country	Monthly	Install
Belgium	$225	$650
France	$225	$650
Italy	$225	$650
Netherlands	$225	$650
UK	$225	$650
Germany	$350	$650
Israel	$450	$650

HIGH SPEED FRAME RELAY:

The following Bundled Rates include:

Single Remote connection at speed indicated

Single CIR as indicated to London

Link Service at remote end (see definition above for Link Service)

Frame Relay install Charges

NOTE: Costs associated with Local Access Monthly Rental and Installation will be charged separately.  In addition, where WSL has elected to proceed with an Access Provider not selected by SITA, as allowed under the Agreement, circuit charges and any additional charges to connect to the WSL selected Access Provider shall be in addition to the charges set cut herein and will be charged separately to WSL

Country (Port/CIR)	128K/64K	256K/128K
Belgium	$1,800
Denmark	$2,000
Egypt	$6,700

Country (Port/CIR)	128K/64K	256K/128K
France	$1,800	$2,900
Germany	$1,800	$2,900
Greece	$2,200
Hungary	$2,600
Ireland	$2,000
Israel	$2,100
Italy	$1,900	$3,100
Netherlands	$1,800	$2,900
Norway	$2,000
Poland	$2,200
Spain	$2,000
Sweden	$2,000	$3,200
UK (Domestic)	$700

The following Bundled Rates include:

Single Remote Connection at the speed indicated

Single CIR as indicated to Atlanta

Link Service at remote end

2610 Router at remote end

Frame Relay and Router Install Charges

NOTE: Costs associated with Local Access Monthly Rental and Installation will be charged separately.  In addition, where WSL elects to proceed with an Access Provider not selected by SITA, as allowed under the Agreement, circuit connection charges and any additional charges incurred by SITA to connect to the WSL selected Access
Provider shall be in addition to the charges set out herein and will be charged seperately to WSL.

Country (Port/CIR)	128K/64K	256K/128K	512K/256K	512K/384K	1024K/512K	1024K/768K
Belgium	$2,700	$4,300	$6,600
Denmark	$3,000	$4,700	$7,300
France	$2,700	$4,300	$6,600
Germany	$2,700	$4,300	$6,600
Ireland	$3,100	$4,900	$7,600
Israel	$2,900	$4,500	$7,000
Italy	$2,900	$4,500	$7,000
Netherlands	$2,700	$4,300	$6,600
Spain	$3,100	$4,900	$7,600
Sweden	$3,000	$4,700	$7,300	$9,300	$11,500	$16,000
Switzerland	$2,700	$4,300	$6,600
UK	$1,900	$3,000	$3600

The following Bundled Rates include:

Single Remote Connection at the speed indicated

Single CIR as indicated to Atlanta

Link Service at remote end (see definition above for Link Service)

2610 Router at remote end

Frame Relay and Router Install Charges

ISDN Backup at remote end at the CIR speed

ISDN Install Charges

NOTE: Costs associated with Local Access Monthly Rental and Installation will be charged separately.  In addition, where WSL elects to proceed with an Access Provider not selected by SITA, as allowed under the Agreement, circuit connection charges and any additional charges incurred by SITA to connect to the WSL selected Access
Provider shall be in addition to the charges set out herein and will be charged seperately to WSL.

Country (Port/CIR)	256K/128K	512K/256K
UK	$3,455	$4,230

Intranet Connect

Service Definition

© SITA	Intranet Connect Service Definition

Confidential May 2, 2000

TABLE OF CONTENTS

INTRODUCTION
Objective of document
Readership
Definition of terms/glossary
SERVICE OVERVIEW
Introduction
Feature
Router upgrade option
Relationships with other services
Functions not supported
WORLDSPAN network management issues
TECHNICAL ISSUES
Introduction
Hardware platform
IPNET core routers
Intranet Connect WORLDSPAN access servers
Physical class
Cisco Systems IPNET routers
Software platform
CPE related issues
Supported standards
Network integration

1

Introduction

Objective of document

This document describes the Intranet Connect service.  It provides a description of the technical, operational, billing and pricing features associated with this service.

Readership

This document is primarily intended for sales support staff; engineering and operations staff. Account managers and BDEs should refer to the sales brief enclosed.

Definition of terms/glossary

This section describes the terms used throughout the document.  The terms used are the official terms for the Intranet Connect service, and must be used in all subsequent publications of manuals, presentations and commercial documentation.

AeroNet.  The initial IPNET community.

Autonomous system (AS.) of the subscriber). A single contiguous portion, or all of, an IPNET subscriber’s network under the control of that subscriber.

BGP-4.  A policy-based routing protocol for connecting autonomous systems.

Community LAN.  The LAN to which WORLDSPAN managed server is attached.

Community.  A set of subscriber AS’s grouped by common business interest into a single logical network within IPNET.

WORLDSPAN premises equipment (CPE) route.  The CPE router resides logically inside the subscriber AS and connects the subscriber to IPNET.

Inter-regional link.  The connection between a pair of core routers in different regions.

Intro-regional link.  The connection between a pair of boundary routers or a pair of core routers within the same region.  WAN connections between core and boundary routers are not permitted.

IPNET access connection.  The link between a CPE and a boundary router.  This may be frame relay or X.25.  In special cases where we physically host the CPE, this access connection may be a LAN.

IPNET addresses.  Any address from the range 57.0.128.0 to 57.0.255.255 inclusive.

2

IPNET boundary router.  This resides inside the IPNET domain boundary connected to a number of CPEs.

IPNET core route.  A router inside the IPNET domain boundary that has no connection to any CPE but is used to route datagrams between IPNET sites.

IPNET domain boundary.  A logical boundary that contains all IPNET routers and their inter-connections.

IPNET regions . A geographic region defined for IPNET billing purposes.

IPNET remote site. A physical location where a single boundary router is located.

IPNET site. A physical location where an IPNET Ethernet resides to which is connected at least one boundary router and one core router.

IPNET subscriber.  The company or organization whose IP network is directly connected to IPNET via one or more connections.

IPNET trunk connection.  Any frame relay only, wide area connection that is purely within the IPNET domain boundary, and is either an inter-regional link or an intra-regional link.

IPNET.  The SITA controlled and managed physical IP network.

[graphic not filed]

3

Service overview

Introduction

The Intranet Connect Service provides IP internetworking within either a vertical sector community or in an enterprise that links many different organizations together.  It provides a number of features and functions, but is ultimately the connectivity enabler between many WORLDSPAN routers in an any-to-any environment using IP switching.

Intranet Connects relationship to other services including frame relay and X.25 (which are the primary access mechanisms) is described.  There are no migration issues with this service, and the existing WORLDSPAN management systems are capable of supporting multiple Intranets on IPNET.  As IP is the only protocol supported by Intranet Connect then no other protocol can be transported unless it is encapsulated in IP.  Encapsulation requires the Cisco Enterprise IOS to be supplied which incurs a supplementary charge.

Features

Regional connectivity

Regional connectivity provides WORLDSPAN with any-to-any IP connectivity with in the region in which they are connected.  The bandwidth that is selected by WORLDSPAN is the throughput rate that we provide as a minimum capacity end-to-end for that connection, provided that the remote end is of equal or greater capacity.

Standard connectivity rates are:

16kbps, 24kbps, 32kbps, 48kbps, 64kbps, 96kbps, 128kbps, 256kbps, 512kbps, 1Mbps, 1.5Mbps, 2Mbps.

Note that the nearest appropriate country bandwidths apply, for example, 56kbps in USA.

Global connectivity

Global connectivity provides WORLDSPAN with any-to-any IP connectivity on a worldwide basis.  The bandwidth that is selected by WORLDSPAN is the throughput rate that we guarantee as a minimum capacity end-to-end for that connection, provided that the remote end is of equal or greater capacity.  Standard connectivity rates are as for regional connectivity above, but may be restricted in some locations depending upon local conditions.

Mission-critical sites: standby option (available in phase 2)

Standby mission-critical sites can be connected either using a permanent leased circuit or ISDN dial connection via the SITA Network node then to the Intranet Connect service.  Connections can be made at a lower or equal speed to the primary connection to either the same or a different

4

boundary.  These connections can be from the same access router or from two discrete access routers.

No load sharing is supported under this option.

Mission-critical sites:

Mission-critical sites can be connected either using a permanent or semi-permanent ISDN dial connection to Intranet Connect.  Connections can be made at a lower or equal speed to the primary connection to either the same or a different boundary.  These connections can be from the same access router or from two discrete access routers. Both connections are made at the same connectivity rate.

No load sharing is supported under this option.

Router upgrade option

The default access router is a Cisco 2501 or Cisco 2502.  For locations where ISDN semi-permanent connections are available, then the CS2503 or CS2504 can be supplied as part of the service subject to approval by Product Marketing.

Routers with the capacity to support additional WAN and LAN connection, or to provide higher performance, can be supplied.  These routers are the CS45OO and CS4700 configured with 8Mb flash memory, 16Mb main memory, 8Mb shared memory, 1 Ethernet or Token Ring interface and 2 serial ports.  Additional LAN and WAN interfaces can be supported but require special pricing.

The standard software suite supplied is the Cisco IP suite minimum release is IOS V11.03.

Remote LAN Access support

PPP Dial connections will he supported when available within WORLDSPAN Access Server but will require a software upgrade from the Cisco IP Suite to the Enterprise suite.

Relationships with other services

This service uses both the X.25 and Frame Relay services to provide the connection between the access router and the boundary router.

In phase one all frame relay connections the CIR will be limited to the connectivity rate that WORLDSPAN selects, either globally or regionally, standard frame relay configuration rules apply.  In phase 2 frame relay WORLDSPAN customers, with connections to boundary routers that are in the same connection centre as the frame relay switch to which they are connected, will be able to use the in-node configuration.  This will provide when available an EIR up to the bandwidth of the access circuit, rate limiting will then be done at the egress of the boundary router using Cisco internetworking operating system (IOS) features.

5

X.25  connections will use a circuit with the equivalent access speed to the connectivity required.

Remote LAN Access - PPP may be supported on WORLDSPAN access server when available. Standard RLA configuration rules apply.

Intranet Connect can provide a connection to other services via the generic access service architecture (GASA) using the IP protocol.  Not all services will initially be accessible via the GASA as they are currently undergoing conversion use the TCP/IP protocols.

Functions not supported

The following functions are not supported:

(1)                                  The direct transmission of any protocol other than TCP/IP.

(2)                                  All Internet connections must be made from within the Enterprise, that is from within WORLDSPAN LAN and not from the Intranet Connect boundary router.

(3)                                  Unregistered or addresses within the private IP addresses space.

(4)                                  EIR (excess information rate) in the framework of Intranet Connect as part of phase one.

(5)                                  Multi-media protocol support including RSVP, IP Multicast, RTP and RED as part of phase one.

(6)                                  Cascaded routers as part of phase one.

(7)                                  Access CPE for both LAN Access and Intranet Connect in phase One.

(8)                                  Bridged protocols.

(9)                                  Direct access with HDLC connection.

Network Management issues

All Intranet Connect connections and boundary routers are proactively monitored by the Centre of Excellence (COE) in Nice using the standard IPNET management platforms.  These are HP OpenView workstations that have a near real time picture of IPNET and all WORLDSPAN intranets using the Intranet Connect service.

6

Fault monitoring, diagnosis and resolution are all done from these workstations.  As this is a proactively managed service, all trouble tickets will be raised from the COE.

Technical issues

Introduction

This section describes the hardware platform and its two classes: configuration class and physical class.  These primarily impact on the router type and its role within IPNET and Intranet Connect

Hardware platform

IPNET routers are categorized according to their definition by two largely independent classes, specifically:

•                                Configuration class

•                                Physical class

When selecting a router for inclusion or attachment to IPNET, the initial selection is based on its configuration class, which is determined by its logical position and function within the network.  With the configuration class established, the physical class or router type may then be chosen.  The selection of physical class is based heavily on the performance and connectivity requirements, in addition to the pre-determined configuration class.

Configuration class

The IPNET Topology and Capabilities document (located in Lotus Notes IPNET Forum) divides IPNET routers into three main types, which together constitute the available configuration classes:

•                                IPNET boundary routers.  These routers within the IPNET domain boundary connect the IPNET domain to the IPNET Subscriber AS.

•                                IPNET core routers.  These exist within the IPNET domain but have no connection to Subscriber AS’s

•                                WORLDSPAN access servers or CPE routers.  These exist outside the IPNET domain boundary and are responsible for connecting the subscriber AS to IPNET.  The supply, configuration and ongoing management options for the CPE router are the following:

1.                                       Supplied, configured and managed by SITA.

2.                                       Supplied by WORLDSPAN, but configured and managed by SITA.  In this case, the router must be a Cisco router from the IPNET Node Physical Class List (see later in this section).

7

3.                                       Supplied, configured and managed by WORLDSPAN.  In this scenario, the CPE router must certified by SITA in terms of its capabilities which are detailed in the CPE router configuration requirements section.

Physical topology

Internally, it consists of a series of interconnected IPNET sites.  Each site is composed of a minimum of a single core router and a single boundary router that are interconnected via an Ethernet LAN.  As the connectivity requirements at each site grows, then boundary routers are added incrementally, and depending on the traffic profiles, additional core routers will also be added or upgraded as necessary.  This hierarchical approach provides significant benefits in terms of scalability, availability, manageability and overall cost.

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Figure 1 - IPNET Hierarchaical Physical Topology

[graphic not filed]

Figure 1 above illustrates the physical hierarchy created by the combination of Intranet Connect boundary and IPNET core routers.  Two sites are depicted together with a single router located at a remote site.  (Remote sites are required when the costs to create a full IPNET site consisting of interconnected boundary and core routers cannot be justified. In this scenario, the remote boundary router is always connected to another boundary router that serves the same community.  The configuration requirements however remain unchanged.) It can be seen that the hierarchy is created by a layer of interconnected IPNET core routers that is served by groups of co-located boundary routers.  This implementation provides the necessary scope to implement the security model described by the IPNET Topology and Capabilities document, and also facilitates migration to high-speed backbones such as ATM.

Intranet Connect boundary routers

These routers logically exist at the periphery of the IPNET domain and are physically located on SITAcontrolled premises.  Their role is to deterministically (means predictable response time) control any IP packets traversing the Intranet Connect boundary and includes both user data and routing traffic.

The Intranet Connect boundary router typically connects to WORLDSPAN Access Server via either X.25 or frame relay, with the latter being the preferred access method.

In special cases where SITA also physically hosts WORLDSPAN access server router, the Intranet Connect boundary router may connect to the CPE via a LAN interface.

Note. This is not the same LAN that will be used to inter-connect IPNET boundary routers.

The following basic functional pre-requisites must therefore be met by any IPNET boundary router:

Boundary router configuration specification

•                  Run the BGP4 protocol with specific capabilities:

•                                Operate in a BGP routing confederation

•                                Interpret and set community attribute

•                  Run the OSPF protocol

•                  At least one frame relay serial connection to the SITA Network using the local management interface as specified by Cisco, Stratacom, Nortel and DEC.

•                  An X.25 serial connection where required to the SITA Network.  This requirement is based on the access method of the attached WORLDSPAN access servers.

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•                  Have at least one Ethernet LAN port to allow boundary routers that are located at the same physical site to inter communicate.  Additional LAN ports may be required to connect to SITA hosted CPEs as described above.

•                  An ISDN connection to the. public ISDN or Global Voice Services (subject to marketing approval).

•                  Access lists associated with its WORLDSPAN access server connections to control:

(i)    Which route prefixes are acceptable.

(ii)   What IP packets may be sourced from this connection onto IPNET.

(iii)  Which sites may be connected to.

IPNET core routers

These routers exist purely within the core of IPNET and have no connections to CPE routers.  Physically, they are located on SITA managed premises and their primary function is to act as high-speed switches to move IP datagrams between IPNET boundary routers.  The Core routers, running both BGP4 and OSPF, have a full set of routes that includes all external subscriber networks as well as internal IPNET networks.  This external route information is learned and distributed by the IPNET boundary routers.  The fully populated routing table allows the core routers to determine the physical and logical topologies of the network, and thus to establish optimum routes between any pair of subscriber networks.  The core routers are also responsible for distributing all BGP information to their connected set of boundary routers via the route-reflector mechanism.

Core router configuration requirements:

•                                Run the OSPF protocol

•                                Run the BGP4 protocol with the specific capabilities:

a)                                      Operate in a BGP routing confederation

b)                                     interpret community attribute

c)                                      Act as route reflector for boundary routers

•                                Have at least one frame relay serial connection to the SITA Network using the local management interface as specified by Cisco, Stratacom, Nortel and DEC.

•                                Have an Ethernet port to provide LAN connectivity to boundary routers located at the same physical site.

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Intranet Connect WORLDSPAN access servers

These routers, as the name suggests, are typically located on WORLDSPAN premises.  For this reason, they are, by default, insecure, and therefore it is the boundary routers that impose IPNET security policies at the IPNET boundary.  That is to say, there are no requirements on the functionality of the access router to restrict or control connectivity to or from IPNET.  Necessarily, the subscriber may choose to implement additional packet filtering capabilities on the access router to restrict access to specific networks or hosts within the subscriber AS.

In special cases where SITA is required to physically host the CPE router, the IPNET boundary router may connect to the CPE via a LAN interface.  This scenario does not significantly affect the configuration of either the boundary router or CPE router.

WORLDSPAN access server configuration specification

•                                Run the BGP4 protocol

•                                Capable of frame relay (Cisco, Stratacom, Nortel and DEC LMI), X.25, ISDN or LAN protocols according to connection type.(1)

•                                SNMP V1 accessible MIBs(2)

•                                Accessible via telnet(3)

(1)          The selection of appropriate access method may be assisted by reference to the SITA document entitled “Frame Relay or XZ.25 for LAN Interworking ?” (TECT/HCSOOI4/V)

(2)          For subscriber managed CPEs access to the MIB it is necessary to enable the IPNET Network Management Centre to retrieve performance information.

(3)          For SITA -managed CPEs only.

Physical class

Assuming that the configuration class has been selected and that all configuration requirements have been met, it is necessary to select the IPNET router physical class based on a combination of the configuration class and the parameters primarily relating to connection type and performance.

In this way, the physical class may be simply categorized by three classes:

•                                Low performance

•                                Medium performance

•                                High performance

Where performance is directly proportional to the port density, the IP packet switching speed and IP packet filtering rates.

Cisco Systems IPNET routers

All IPNET router hardware is supplied by Cisco Systems Inc. due to IPNET operational dependencies on the Cisco 10S that runs on the Cisco platforms.

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These routers are configured according to the mandatory minimum hardware and software requirements detailed in the Appendix.

Additionally, SITA-managed CPE routers must also be supplied by Cisco and are subject to the same requirements.  In the case where the CPE routers are subscriber-supplied and managed, any platform may be used assuming that the CPE router configuration requirements are met.

The following list of Cisco routers may be used:

•                                Cisco 2500 Series

•                                Cisco 4000 Series

•                                Cisco 7000 Series

•                                Cisco 7500 Series

The following matrix assigns a physical class to the different hardware platforms.

Table 1 - Performance matrix

	Low performance	Medium performance	High performance
Cisco 2500 (all models)	☒
Cisco 4000	☒
Cisco 4500		☒
Cisco 4700		☒
Cisco 7000			☒
Cisco 7010			☒
Cisco 75xx			☒

Factors affecting IP packet switching

The performance of a router is generally measured by its zero drop packet switching rate, where switching is defined as the act of moving packets from one interface to another.  It is this criterion that ultimately determines the “network performance”.  The routing function of a router is actually an overhead activity and is not significant in this context.  The ability to switch packets at high speed is influenced by many factors.

However, for the purposes of this document, it is the switching architecture which may be considered the most significant.

Switching architecture

The switching path of an IP packet on entering a Cisco router may be one of the following in order of ‘slowest to fastest’.

•                                Process switched

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•                                Fast switched

•                                Autonomous switched

•                                Silicon switched

There is actually a fifth option created by the introduction of the Cisco VIP card.  While this is actually a completely different switching mechanism, it may be seen as analogous in principle to the silicon switched case.  Both process switching and fast switching involve the CPU of the router involved, and thus switching is directly proportional to processor performance.  Process switching is slower since the entire packet is copied to main memory and the CPU only processes the packet at “low” system priority. Fast switching occurs at “high priority”, and in this case it is at most the packet header that requires copying to main memory for processing.  (For low and medium performance systems with shared memory, the processor may ‘work directly with the packet buffer.)

Autonomous switching does not involve the CPU at all in the switching mechanism, but uses the independent high-speed processor of the switch processor card.  This feature is therefore only available in the “High performance” router class.  (See Table 1 - Performance matrix)

Silicon switching goes one step further and uses custom designed “silicon” to enhance the switching process.

Table 2 - Approximate packet switching rates (thousands of packets per second)

	Process switched	Fast switched	Autonomous switched	Silicon switched
Cisco 2500	1.8	14	n/a	n/a
Cisco 4000	1.8	14	n/a	n/a
Cisco 4500	3	35	n/a	n/a
Cisco 4700	4	50	n/a	n/a
Cisco 70x0	2	30	200	400
Cisco 75xx	4 - 8	100 - 130	275 - 1,000*	175 - 1,000*

*Note:  Autonomous and silicon switching arc not supported on the 75xx series.  Instead figures are given for optimum switching mode.  Note that performance figures vary according to router configuration.

Factors affecting switching path

The switching path is limited not only by the physical architecture, but also by a number of other factors which are verified during the router selection process.

•                  The protocol being switched: Since IPNET routers only switch IP packets, the story is straightforward, and typically all switching techniques are available subject to the factors listed below.

•                  IOS version:  Generally, the later the version, the greater the availability of higher-speed switching options.  The capabilities of the IOS are always checked during the router selection process.

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•                  Media type:  For all current IPNET available media types. IF packets are switched at the highest rate as limited by the platform architecture.  The following exception should be noted:

All X.25 traffic is process-switched.

•                  Parallel paths:  When routing has established that multiple paths exist to the same destination, path round robining (1) (cyclic selection) wilt only occur on a packet by packet basis when process switching is used.  For all other forms of switching, a single path per-destination is always used.

•                  Access lists:  These are available at fast switching level both inbound and outbound, and for simple and extended lists.  Extended access lists however void autonomous switching.  Silicon switching is an option, but the IOS version should be verified to establish precise capabilities.  Access lists however slow down the switching speed, regardless of switching path due to the serial scanning of the defined access lists.  Performance degradation is linear and directly proportional to the depth in the list that causes an access list hit for a given IP packet.

•                  Compression: not currently an option for Intranet Connect.

•                  Queuing: not currently a feature used by Intranet Connect.

•                  Accounting: not currently a feature used by Intranet Connect.

IPNET router physical class selection

Routing platforms are chosen from the IPNET router list according to the criteria provided in the previous sections.  The following sections provide the guidelines that are used in this selection.

Cisco 2500 series

The Cisco 2500 series resides in the low-performance class and should normally only be used as a CPE router.  The low processor performance and low port density make it unsuitable for use within the IPNET boundary for more than 5 connections using frame relay only and the aggregate bandwidth does not exceed 10 Mbps.

For the purposes of IPNET connectivity, the available configuration options currently are:

•                                1 LAN Interface (Ethernet or Token Ring) + 2 Serial ports

•                                1 LAN Interface (Ethernet or Token Ring) + 2 Serial ports + 1 ISDN BRI Interface

Cisco 4000

This router resides in the low-performance class, but maybe used as a boundary router where the LAN connection is Ethernet, no X.25 access connections exist and only low numbers of frame relay connections are envisaged, In this case, the aggregated bandwidth should not exceed 16 Mbps.

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The Cisco 4000 is a modular chassis with three option slots for use by Network Processor Modules.  Any combination of these NPM’s that supports the desired configuration class may be chosen.

For the purposes of IPNET connectivity, NPM options are:

•                                Single or dual port Ethernet or Token Ring

•                                Single or dual attachment multi-mode FDDI (phase 2)

•                                Dual attachment single mode FDDI (phase 2)

•                                Dual or four port serial

•                                Four or eight port ISDN BRI

•                                Single-port channelized T1/E1 or ISDN PRI

•                                Four port serial G.703

•                                Single port single-mode/multi-mode ATM

Cisco 4500/4700

These two routers are essentially the same and with identical configuration options.  However, the 4700 is approximately 35% faster than the 4500 in all switching modes.  The 4700 is therefore typically used in preference to the 4500.

The Cisco 4500 and 4700 utilize a modular chassis identical to that of the Cisco 4000.  In the same way, three option slots are available for use by Network Processor Modules (NPM).  Any combination of these NPMs that support the desired configuration class may be chosen.

For the purposes of IPNET connectivity, NPM options are:

•                  Single or dual port Ethernet or Token Ring

•                  Single or dual attachment multi-mode FDDI (phase 2)

•                  Dual attachment single mode FDDI (phase 2)

•                  Dual or four port serial

•                  Four or eight port ISDN BRI

•                  Single-port channelized Tl/El or ISDN PRI

•                  Four port serial G.703

•                  Single port single-mode/multi-mode ATM

It should be noted that the NPMs are fully inter-changeable between all models of the 4000 series, i.e. the 4000, the 4500 and the 4700.

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Cisco 70x0

The Cisco 7000 series router is not used as an intranet Connect boundary router unless it is equipped with the silicon switch processor.  As an IPNET core router however, the 7000 series router is clear of access lists and therefore capable of autonomous switching IP packets.

The Cisco 7000 series is a very modular router with a significant number of configuration and resiliency options..

In summary, the 7000 has five slots available for any combination of interface processor cards, while the Cisco 7010 has three available slots for any combination of the same cards.  Two slots are always occupied, one each by the route processor card and the switch processor or silicon switch processor cards.  The latter provides the path to the highest switching rates for this platform.

For the purposes of IPNET, the following interface processor cards are available:

•                                Fast Ethernet: 1 or 2 ports

•                                Ethernet: 2,4 or 6 ports

•                                Token Ring: 2 or 4 ports

•                                FDDI: 1 port single or multi-mode (phase 2)

•                                HSS1: 1 port

•                                Serial: 4 or 8 port (with a maximum of 8 Mbps per card)

•                                ATM: 1 port for E3, DS3, TAXI or SONET single-mode/multi-mode.

•                                ISDN PRI: 30 B & 2 D

Software platform

IPNET core routers

The standard configuration for IPNET core routers requires Cisco IOS V11.0.3 as a minimum, with the IP suite.

Intranet Connect boundary routers

The standard configuration for boundary routers requires Cisco IOS V11.0.3 as a minimum, with the IP suite.

WORLDSPAN access servers

The standard configuration for WORLDSPAN access routers requires Cisco IOS V11.0.3 as a minimum, with the IP suite.  WORLDSPAN access routers that need to support Remote LAN Access PPP dial connections are supplied with the enterprise suite.

CPE related issues

The Intranet Connect service will initially cover Europe, North America and Asia Pacific.  The CPE offering will consist of a SITA-supplied Cisco router (CS2501., 2, 3, 4, CS4500 or CS4700

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as standard) that will be seen as part of the SITA Network through its network management functions.

Selection of CPE will be based on the criteria in tables 1 and 2.

Supported standards

The Intranet Connect service supports the following standards:

•                       IEEE 8O2.3

•                       IEEE 802.5

Network integration

The access router typically connects to the Intranet Connect boundary router via either X.25 or ‘frame relay, with the latter being the preferred access method.  The selection of appropriate access method may be assisted by reference to the SITA document entitled “Frame Relay or X.25 for LAN Interworking?”
(TECT/HCS00l4/V).

The IP protocol is used to transport user data across the network, Routing between WORLDSPAN network and the Intranet Connect boundary router is achieved using the BGP-4 protocol.

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Frame Relay Access Service

Service Definition

© SITA.	Frame Relay Access Service Definition
Confidential May 2, 2000

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Introduction
Objective of Document
Readership
Definition of Terms/Glossary
Service Overview
Introduction
Features & Functions
Summary of Service Features supported
PVC & DLCI Management
Frame Management
Congestion Management
Congestion Control - The BECN & FECN bits
Bandwidth Management
Definition of CIRs
Internal Subnet Implementation of bandwidth control
Classes of Service
Specific Frame Relay Access service feature support
LMI - Local Management Interface
Resiliency Options
CPE related issues
Supported standards
frame relay specifications with extensions
Frame Relay Forum implementation agreements
CCITT related standards
ANSI related standards

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Introduction

Objective of Document

This document describes the Frame Relay Access service.  It provides a description of the technical, operational, billing & pricing features associated with this service.

Readership

This document is primarily intended for sales support staff, engineering and operations staff Account Managers / BDEs should refer to the sales brief and datasheet.

Definition of Terms/Glossary

This section describes the terms used throughout the document.  The terms used are to be the official terms for the Service, and are to be used in all subsequent publications of Manuals, Presentations and Commercial Documentation.

AIR	Allowed Information Rate
Asymmetrical CIRs

Term used to denote CIRs being defined as uni-directional, allowing data to be sent at different rates across PVC according to direction of information flow.  (Not supported on the Frame Relay access service)

Bandwidth Control

Bandwidth control functions are provided to ensure fair allocation of network resources.  Consists of Committed, Excess and Allowed Information rates (CIR/EIR/AIR).  Without bandwidth control users would be able to send uncontrolled volumes of data into network up to the limit of the physical access speed

Bc	Committed Burst (used in definition of CIR)

Be	Excessive Burst (used in definition of EIR)

BECN

Backward Explicit Congestion Notification.  Method used by which the network or access device sets a bit in the Frame Relay frame header to notify the data source that mild network congestion is occurring

CIR	Committed information Rate. The amount of bandwidth that is made available to Worldspan on the end to end path between the SITA Network entry and exit point.

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Class of Service	Term used to identify a certain combination of CIR, Bc, Be and Tc.

CLLM	Consolidated Link Layer Management. (Not supported as part of service)

Control Plane	Standards definition - Plane to manage signalling and SVC with the U-Plane. (Not supported on service)

DE	Discard Eligibility. Frames sent as part of EIR are automatically tagged with this data bit denoting that they are eligible for discarding in the event of network congestion.

DLC	Data Link Connection, A single half duplex datastream between two FR users

DLCI	Data Link Connection Identifier. Used to reference a virtual circuit (PVC) at origin and destination ends of circuit. Has local significance only.

LA	Extended Addressing DLCI address format (not supported as part of the service)

EIR

Excessive Information Rate. Feature allowing users to send bursts of data which exceed the CIR.  All frames within the EIR range are tagged with the OE bit denoting they are eligible for discarding if network congestion occurs

FCS	Frame Checksum Sequence in FR frame (used to determine if user data has been corrupted)

FECN	Forward Explicit Congestion Notification. A data bit dedicated in the FR frame header to notify the data destination that congestion is occurring on the path through the network.

dNl	Parameter defining maximum number of octets allowed per Frame Relay frame

FRAD	Frame Relay Access Device. Concentrator that routes async/sync traffic through Frame Relay network.

Frame	Bit pattern for Frame Relay. Minimum 5 octets maximum 2100 octets.

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Frame Relay Forum	Forum of network vendors and interested parties, who propose new amendments to the ANSI and CCITT standards

Global Addressing	Addressing plan that gives each user a unique DLCI significance among an identified group of related users

Heartbeat	LMI process between the user and network that ensures the integrity of the link

Keep Alive	A sequence of sequence numbering exchanges within the LMI protocol, between user and network

Line Over subscription	A term used to describe the situation where the total configured CIRs for all DLCs is greater than the speed of the physical access port

LMI	Local Management interface. A standard for exchanging DLC status information between user device and the network

Local addressing	An addressing plan that gives local significance to the DLCI used by a group of users

M-Plane	Standards definition - Management Plane. Provides management functions between user and network. Currently consists only of the LMI protocol definition.

NNI	Network-to-Network Interface. Definition of standard for communication between two Frame Relay networks. Analogous to X.75 definition with X.25 (Not supported n initial service)

PVC	Permanent Virtual Circuit. in the Frame Relay definition, a PVC is defined by linking two half duplex channels together, referred to as DLCs

STATUS message	Sent by the network, in response to a user status inquiry. Part of the LMI protocol.

STATUS_ENQUIRY message	Sent by the user to request status information on all configured DLCs. May also be used to check the integrity of the link between the user and network

Tc	Committed Time Parameters (used in definition of CIR and EIR)

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Throttling	A process by which the network will discard any incoming data above the CIR from the user datastream

U-Plane	Standards term - User Plane. Provides majority of core functions of present implementation

UNI	User to Network interface (Basic FR service)

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Service Overview

Introduction

Our Frame Relay Access service is a high speed data transport service that specifically addresses the rapidly expanding requirement to interconnect Local Area Networks (LANs) and for interconnection between IBM communications devices, such as 3745 Front end processors (FEPs).  Since January 1994, more 5000 frame relay connections have been sold to more than 400 multinational companies around the world by SITA.  The service is available in over 418 cities in 98 countries.  Existing customers span all possible market sectors from aerospace companies to high technology companies, from IT, shipping, and finance to maritime.  These companies use frame relay for a variety of applications such as client/server communications, terminal-to-host applications, E-mail, database access and CAD/CAM applications.

Frame relay is a networking protocol that provides flexible bandwidth management tailored to high speed connectivity, yet is flexible enough to cope with a rapidly evolving applications environment with the following features:

•                                Committed data throughout between WORLDSPAN sites

•                                Ability to take advantage of unused network capacity for daily peaks in traffic flows using the frame relay burst features

•                                Ability to deliver higher performance than an X.25 service in terms of network delay and throughput

•                                Provision of a cost effective alternative to traditional X.25 packet switching where high speed digital infrastructures are available

The frame relay implementation is based on the Magellan series of switches from Nortel which use identical hardware to support our X.25, SN/SDLC and X.28 services.  Each service differs in the use of the software that is installed on the individual access line processor card within the switches.  Therefore, standard switch hardware has been utilized for deploying the Frame Relay Access service.  The benefit associated with this is where existing users of our X.25 Direct Access service require an upgrade to frame relay, it can be carried out with the minimum of disruption.

The following diagram illustrates our support of frame relay, X.25, SNA/SDLC and X.28 protocols on a common network infrastructure:

In summary, the key features of using our frame relay service are as follows:

•                                Integrated Network Management - reliable and effective network management from day one.  Common set of network management products across all our managed data network access services (frame relay, X.25, SDLC, etc.), allows quick and efficient fault repair and high availability.

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•                                Flexibility of WORLDSPAN access via routers - FRADs (Frame Relay Access Devices) and IBM front end processors - allows users to optimize their network topologies.

•                                Operational and technical support skills already in place worldwide has meant that the Frame Relay Access service has been deployed and supported operationally with the shortest possible delay.

Features & Functions

Summary of Service Features supported

Service conforms to ANSI, ITU and Frame Relay Forum standards:

•                                WORLDSPAN DTE (data terminal equipment) connection to service using a range of physical interfaces (V.35, G703, HSSF)

•                                WORLDS PAN access to service at access line speeds up to 45 Mbps: (*certain locations only)

•                                CIRs up to 10 Mbps supported; (*certain locations only)

•                                Full support of Local Management Interface (LMI) features on DLCIs 0 & 1023

•                                Full support of all congestion management features as defined by ANSI TI .606 standard

•                                Choice of EIR (Excess Information Rate) support for bursts of user traffic

(i)                                     at up to 1.5 times CIR (Committed Information Rate) for sustained periods.  If CIR = 64 kbps, EIR = 32 kbps (AIR [Allowed Information Rate] = 96 kbps)

(ii)                                  at up to access speed for short periods.  If CIR = 64 kbps, Access Speed = 256 kbps; EIR = 192 kbps (EIR = AS-CIR)

•                                Asymmetric CIRs on PVCs enable our WORLDSPAN to transmit data at different average, speeds in each direction of a given PVC.

•                                Support of user frames sizes to 2100 bytes;

•                                Frame relay Class of Service definitions 3 (CIR only) and 4 (CIR + EIR)

•                                SITA will support up to 254 PVCs (Permanent Virtual Circuits) per access port

Please note that the following features are not supported:

•                                FR Class of Service definitions 1/2. (1 - No CIR/EIR, 2- EIR only)

•                                XON/XOFF flow control functionality

PVC & DLCI Management

Frame relay is currently restricted to the use of Permanent Virtual Circuits (PVCs).  A PVC is defined by the network administrator to enable data transfer of a transparent datastream between frame relay access devices of the network.  PVCs are based on two half duplex data channels called Data Link Connections (DLCs).  The two DLCs defined at the source and destination end

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of the circuit are linked in order to establish full duplex communications.  It is not possible to define only one half duplex DLC between two users.

The DLCI is a reference for a user to associate a specific DLC with an identifier, similar to the LCN (Logical Channel Number) identifier of X.25.  The range of a DLC is 0 - 1023, however several DLCIs are reserved as indicated in the table below.  The Frame Relay Access service Supports a maximum of 254 DLCs per user access line.

A DLC will have an unique specific bandwidth management (CIR/EIR) configuration.  Since two DLCs are defined and linked together to form full duplex data transfer, both DLCs can theoretically have asymmetrical alternate bandwidth management configurations.

Frame Management

The various standards allow a frame size of up to 8000 octets.  The SITA Network implementation will support frame sizes up to 2100 bytes, where the definition of frame size is based only on the size of the user field and not the header or FCS fields.  Therefore, the frame size is derived from:

2100 octets user data + 2 octets for header + 2 octets for FCS 2104 octets maximum total length

Unlike other packet switching protocols, frame relay will accept maximum permitted frame size greater than 4 octets up to the maximum permitted frame size (dN1).

Any frames received by the network in excess of the dN1 size will be discarded at the ingress point of entry.

Congestion Management

Due to the bursty traffic profiles typically generated by LAN users, care must be taken to control and handle congestion on the network.

The goal of the congestion control mechanisms is to ensure network integrity and fairness in allocating restricted network bandwidth to users under congestion conditions.

Network congestion can be prevented by the following mechanisms:

•                                Comprehensive network engineering

•                                User throughput reduction in response to BECN & FECN notification

•                                Input throttling, discarding frames at the entry point of the network

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•                                Discarding frames within the network

•                                Using a congestion adaptable protocol, such as TCP/IP or SNA

•                                Delegating frames eligible for discarding (EIR), either by the user or the network

Congestion Control - The BECN & FECN bits

The Backward and Forward Congestion Notification bits (BFCN/FECN) are used by the SITA Network to warn users at each end of the frame relay circuit that mild congestion is being experienced on the path through the network.

The BECN bit is used to notify the user of congestion in the opposite direction of the received traffic, the user application should then execute the necessary congestion avoidance procedures on its datastream by reducing its window size and adjusting its internal timers.  Likewise, the FECN bit is used to inform a user at the egress point of a DLC of a congestion occurrence.

However, even though the idea of these bits is to request DTEs to throttle back the rate of information being transmitted into the network, many FR devices, such as LAN routers, do not respond to them.  As a result, the feature is often of limited use.  (Note however, that some IBM SNA implementations will react to these notifications by throttling back their rate of transmission to the network)

Bandwidth Management

Bandwidth Management provides the function to allocate bandwidth within the network ‘under normal and congestion conditions.

Each subscribed amount of bandwidth is based on an individual DLC, and is referred to as Committed information Rate (CIR).  WORLDSPAN can exceed this CIR bandwidth when they have a burst of data to transmit.  The amount of bandwidth for this burst is known as the Excess Information Rate (EIR).  These rates are implemented by setting the amount of user data that will be accepted by the network in a specific time period.  These are referred to as Committed Burst (Bc) and Excess Burst (Be) respectively in a time period Tc.  These Bc and Be parameters will be set by SITA operations in response to the CIRs subscribed to by WORLDSPAN.

Committed Information Rate (CIR)

The CIR defines the network bandwidth capacity that SITA commits to provide to the user device for each end-tend PVC. it is represented as data throughput per kbps.

The relationship between CIR and Bc is as follows

CIR = Bc / Tc

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Each virtual circuit assigned to a user port will be assigned a CIR which reflects the sustained throughput the network will support under normal conditions.  Sustainable throughput in excess of the OR is throttled, assuming that an EIR value has not been defined ensuring equal priority access and fairness to all DLCs.  The throttling process will discard all frames at the ingress point of the network when the committed burst capacity (Be) has been exhausted. (Note that if an EIR has been configured, the excess frames will be sent to the EIR queue, see later section for details)

CIRs supported

WORLDSPAN will be required to subscribe to an end-to-end CIR for each pair of communicating locations.  The CIRs configurable will be:

CIRS SUPPORTED - 8, 16, 24, 32, 48, 64, 9& 128, 192, 25& 384, 512, 640, 768, 1024, 1536, 2048, 3072, 4096, 6144, 8192. 10240KBPS (NOTE MAXIMUM OR AVAILABLE VARIES BY LOCATION)

Definition of CIRs

In line with competitive practice in the FR services market, SITA will be taking advantage of some level of statistical multiplexing within the network when handling WORLDSPAN CIR’s.  It is important to note therefore, that the CIR is the Committed and not the Guaranteed Information Rate.

SITA will not allocate, as a rule, an amount of trunking bandwidth equal to each individual CIR. Instead, it will allocate trunking bandwidth according to the predicted traffic flows on the network.  With the bursty nature of FR traffic, it is conceivable that in certain network conditions (for example when all CIRs are transmitting at 100% capacity simultaneously) there would be insufficient trunking capacity to meet the WORLDSPAN CIR.

Note:

The precise definition of a CIR is ambiguous within industry circles due to differences between the ANSI and CCITT recommendations.  The SITA definition states that the CIR refers only to the user portion of the information field within the frame, and does not include the header or FCS fields.

Excess Information Rate (EIR)

The Excessive Information Rate (if selected) represents the data throughput in excess of the CIR, and s specified in units of kbps.  All frames within the EIR range are tagged with the DE bit set, thus marking it eligible for discarding in the event of network congestion or contention.  Any data exceeding the EIR will be throttled, thus the frames will be discarded at the ingress point of the network when the Excess burst capacity (Be) has been exhausted.

The relationship between EIR and Be is as follows:

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EIR= Be /Tc

There is a choice of two optional WORLDSPAN subscription EIR features, discussed under “Handling Bursts of user traffic.”

Allowed Information Rate (AIR)

The Allowed information Rate is the combined total of CIR + EIR.  Any data throughput in excess of the AIR will be discarded at the ingress point of the network.

The following figure illustrates the concept of CIR/EIR and AIR using different combinations of CIR = 64 kbps and EIR = 32 kbps. in example (a) the AIR = CIR, since no EIR has been defined; any data above 64 kbps will be discarded.  In example (b) the AIR = EIR, since no CIR is defined, any data above 32 kbps will be discarded.  Lastly in example (c), the AIR = CIR + EIR . thus any data offered to the network above 96 kbps will be discarded.

Figure - Bandwidth Control Mechanisms (CJR/EIR/AIR)

[graphic not filed]

Internal Subnet Implementation of bandwidth control

The internal DPN-100 mechanisms that control the behaviour of the normally be transparent to both user and network operator alike.

For every set of bandwidth control parameters associated with each DLC, the SITA Network node will allocate ‘token pools’ for both the CIR and EIR data portions.  The size of each ‘token pools’ is determined directly from the configured values of the Bc and Be parameters.

Incoming frames are first collected within the Bc token pool, and subsequently leaked out to the network at the rate of the defined CIR.  When the Bc token pool is full, the excess incoming data is leaked into the Be token pool (if configured) hence the term ‘dual leaky bucket’.  Likewise, when the Be token pool is full, the excess incoming data will simply be discarded.  As the data is leaked through into the network, tokens will become available for both pools, therefore a small proportion of data in both pools may be accepted.

Figure - Dual Leaky Bucket Principle

[graphic not filed]

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Classes of Service

The various bandwidth control parameters CIR, Bc, Be and Tc combine to provide four distinct classes of service which have been defined by the ANSI standards organization.

Note that the Frame Relay Access service only supports classes 3 and 4

Service Type (1) - No Data Transfer

The AIR is effectively set to zero, since both CIR and EIR are also set to zero.  Therefore, all data transfer through this datastream will be throttled at the ingress point of the network.  This configuration is recommended to disable traffic, when it is not necessary to disable the DLC definitions.

Service Type (2) - EIR Only

For this service type, the SITA Network will accept data up to the level of SIR only, since CIR will be set to zero.  This configuration is not supported with our Frame Relay Access service.

Service Type (3) - CIR Only

For this service type, the SITA Network will accept data up to the level of CIR only, since excessive burst Be is set to zero.

If the user transmits frames tagged with the DE bit, then data is considered EIR and will not be transmitted through the network.

Service Type (4) - CIR & EIR

This service is a combination of types 2 & 3.  This data is accepted to the rate of AIR = CIR + EIR.  Excess data above the CIR is classified as EIR data, and likewise data above EIR will be discarded.

Specific Frame Relay Access service feature support

Asymmetrical relationship between DLCs

The Nortel DPN-100 and Passport implementation allows for the definition of an asymmetrical bandwidth relationship within a PVC, allowing the bandwidth allocated (CIR) to be different according to the direction of data flow.  This feature which is illustrated below, is supported on the Frame Relay Access service:

Figure - Asymmetric CIRs

[graphic not filed]

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Access line overbooking

SITA offers WORLDSPAN the option to “overbook” on their access circuits to optimize the user data delivery for each of their sites.  This is defined as where the sum of CIRs on the access link is greater than the access rate of their connection to the network.

It is clear that Committed Information Rates delivery may not be achieved if the sum of the combined throughput of all DLCs is greater than the capacity of the access line, thus some DLC users may not be given the usual bandwidth allocations.  Link overbooking is an economical proposition for users, since the distribution of traffic from different datastreams may not demand their agreed bandwidth at the same instance.

Figure .. Access line overbooking

[graphic not filed]

In this case, the CIR offered by SITA will be maintained from network ingress point to network egress point.  As such CIRs cannot be maintained across access lines if the access rates are lower than the CIRs.

Overbooking for each access line is limited to twice the access rate to reflect the additional trunking costs incurred in maintaining bandwidth to multiple destinations across the SITA Network.

S CIR all DLCs must be < = (2 X access speed)

Handling Bursts of User Traffic

Subscribers to our Frame Relay Access service, although subscribing to a specific Committed Information Rate, will be able to send bursts of user data in excess of the CIR which will be transported to the destination using available capacity within the network.  This feature will allow WORLDSPAN to take advantage of large amounts of shared bandwidth on the network for peaks in their traffic patterns.

Designed to enable users to send sustained bursts of data at up to one and a half times the CIR subscribed to by Worldspan.  For example, CIR = 64 kbps, EIR = 32 kbps giving total possible throughput of 96 kbps.

The ability to utilize this feature will depend on WORLDSPAN having an access rate higher than individual CIRs on each end of the circuit.

This EIR service is not available for CIR sizes in excess of 128 kbps.

There is no additional charge for this EIR service.

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Additionally the SITA frame relay service can support an instantaneous burst of user data up to access speed for approximately one second.

Minimum CIRs per site

To ensure that SITA can guarantee a minimum level of network traffic from each site to cover the fixed cost elements of the service, a minimum CIR level is specified.

This states that each individual CIR purchased must be at least equal to 8 kbps.

LMI - Local Management Interface

The Frame Relay Access service supports the LMI (Local Management Interface) protocol for reporting DLC status and configuration explicitly to the frame relay access device.

The LMI procedure is oriented around a poll and response procedure.  The user device will poll the network with either a request for PVC status or an integrity check, and likewise the network will respond to the request with either the status of all PVCs defined or the integrity check procedure.  The network can never respond without first receiving a request.

The LMI cannot provide explicit congestion control for each DLC, as it only reports operational status.  The CLLM (Consolidated Link Layer Management) standard will provide this feature, but is not supported at present on the DPN-100 frame relay implementation.

The protocol provides three features:

•                  Notification of the addition, deletion and presence of all DLCs

•                  Notification of availability or unavailability of all configured DLCs

•                  An intensity exchange between the network and user device.  The Keep Alive exchange sequence is similar to the frame numbering sequence of HDLC based protocols.

The LMI protocol is encapsulated within the information field of a frame. that may use either DLCIs 0 or 1023 to address the LMI.  Both user and network must use the exact corresponding DLCI reference.  Both DLCIs 0 and 1023 are supported on our Frame Relay Access service.

Resilency Options

ISDN Dial Back-Up

SITA can provide an ISDN Dial Back-Up service by providing ISDN terminal adapters at both the WORLDSPAN site and the network entry point.

ISDN Dial Back-Up is available in 34 countries at speeds from 64 kbps to 334 kbps depending on the capabilities of the local telecom operators in each country.

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PVC Redirection

PVC Redirection will also enable WORLDSPAN to back-up access circuits and allow for port failures on the network, thus giving mission critical sites with mission critical data every opportunity to deliver to the intended audience.  This feature will also now detect LMI failures.

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CPE related issues

Worldspan can optionally provide and manage their own DTE CPE, typically a LAN router or Frame Relay Access device (FRAD), and must support the mandatory sections of the ANSI frame relay standards.  DTE certification is not required.  Other possible type of WORLDSPAN DTEs are available such as communications processors (such as end processor devices).

Alternatively SITA can provide:

1)                                      A range of managed CPE solutions.  Please refer to CPE service definition

2)                                      Managed router service.  Please refer to the LAN Access service definition

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Supported standards

The specification and standardization of frame relay has been in progress since the mid 1980’s when frame relay was first proposed as an ISDN datalink procedure.  The main current standards are listed below complete with the conformance of the Frame Relay Access service to them.  Note that the service compliance relates directly to that of the underlying technological platform.  The following standards bodies have drawn op standards for frame relay technology:

a)                                      Joint vendor specification

b)                                     Frame Relay Forum

c)                                      ANSI standards

d)                                     CCITT standards

Due to the broad similarity between the CCITT and ANSI frame relay specifications, a detailed conformance statement for the ANSI specifications only is given below.

frame relay specifications with extensions

This so-called ‘joint specification’ was drawn up between Nortel, Stratacom, DFC and Cisco and was the original FR standard.  The Frame Relay Access service is fully compliant with this specification.

Frame Relay Forum implementation agreements

The frame Relay Forum has produced two major documents dealing with a basic FR service.  A User-to-Network Interface (UNI) and a Network-to-Network Interface (NNI).  These agreements are based on the existing ANSI and CCITT standards.

CCITT related standards

I.233.1 “ISDN Frame Mode Bearer Service - ISDN Frame Relaying Bearer Service”

I.370 “Congestion Management in Frame Relaying networks, 1991 “

Q922, Annex A, Core Aspects of Q.922 for use with Frame Relaying Bearer Service

Q.933 “DSS1 Signalling Specification for Frame Mode Bearer Service, 1992”

Q.933, Appendix A, “Additional Procedures for Permanent Virtual Connections (PVCs) using unnumbered frames’

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ANSI related standards

A battery of ANSI standards ‘were published in final form in 1991, which extended the CCITT I.122 principles into a set of specifications:

TI.606 “Frame Relaying Bearer Service - Architectural Framework and Service Description”

Frame Relay Access service compliance - Complies except for C-plane switching which is not supported.

Addendum to T1.606 - Frame Relaying Bearer Service - Architectural Framework and Service Description.

Frame Relay Access service compliance - Fully complies to all mandatory specifications.

T1.617 - 1991 “Integrated Services Digital Network (ISDN) - Digital Subscriber Signalling System

No. 1 (DSSI) - Signalling specification for Frame Relay bearer service.

TI.617 - 1991 “Annex D, Additional Procedures for PYCs Using Unnumbered Information Frames”

Frame Relay Access service compliance - Complies to Annex D onlv. (Main body describes SVC signalling)

TI.618 - 1991 “Integrated Services Digital Network (ISDN) - Core aspects of Frame Protocol for use with Frame Relay bearer service.

Frame Relay Access service compliance - Fully complies except for the following:

•                  3 and 4 byte addressing (2 byte only supported,

•                  DL-CORE protocol

•                  Consolidated Link Layer Management (CLLM) message/mechanism.

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X.25 Direct Access

Service Definition

© SITA.	X.25 Direct Access Service Definition

Confidential May 2, 2000

CONTENTS

1.0	Introduction

2.0	Scope of our X.25 Direct Access service

2.1	X.25 Direct Access
2.1.1	Standard features
2.1.2	X.25 Private Dial service specifications

2.2	X.25 Private Dial Access
2..2.1	Standard features
2.2.2	X.25 Private Dial service specifications

2.3	Indirect access

2.4	X.25 Optional Features
2.4.1	Quickstart
2.4.2	PSTN Dial Back-up
2.4.3	ISDN Dial Back-up
2.4.4	Managed Customer Premises Equipment (CPE) Access Service
2.4.5	Managed LAN Access Service
2.4.6	Closed User Group

3.0	Features respond to market requirements

4.0	Key differentiators of the S.25 Direct Access service

5.0	Service platform

5.1	Network service availability

5.2	Network management

6.	Customer support

7.	Summary

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Introduction

The X.25 Direct Access service, one of the cornerstones of our comprehensive portfolio of Managed Data Network Services (MDNS), is a high performance, cost effective and secure service for local or international networking applications in over 170 countries.  As a key element in providing a complete telecommunications solution, the service provides high throughput and availability and excellent response times.  The service also provides global coverage with low transmission delay between globally dispersed sites, and industry leading access speeds up to 256 kbps.  Our X.25 Direct Access service is perfectly suited for WORLDSPAN’s remote locations where the local infrastructure does not support frame relay or where frame relay cannot be cost justified.  It is extremely well suited to a vast range of applications and, therefore, is used to connect local and remote locations to each other or to corporate host computer sites.

One of the challenges facing corporations today is managing growth as defined by expansion strategies.  Ensuring that new locations are equipped with communication tools that meet each location’s requirements demands a service that is functional, expandable, and flexible.  X.25 Direct Access service meets this challenge by providing WORLDSPAN with three levels of X.25 Direct Access service which respond to changing business requirements:

•                                X.25 Direct Access

•                                X.25 Private Dial Access

•                                Indirect Access

Our X.25 Direct Access service provides connections in over 170 countries using leased lines.  Similarly, X.25 Private Dial Access service offers the same access capability but uses public switched telephone network (PSTN) connections for access into our network.  Indirect Access is used primarily by international locations where regulatory issues restrict direct connection to a private network.

The X.25 Direct Access service is provided on our state-of-the-art network that utilizes the latest proven, standards-based technology that ensures performance and capacity keep pace with growing demand.  The X.25 services benefit from a backbone network that has multiple alternative paths providing dynamic routing around any network faults.  Our core network typically meets or exceeds 99.98% availability, which provides [WORLDSPAN], with a highly dependable service.

Service and customer support for our X.25 Direct Access service is provided in all major business centres in Europe.  North America, and Asia-Pacific by globally dispersed Help Desks in over 150 countries.  So no matter where [WORLDSPAN] sites are located, help is available from our local employees who have infinite knowledge of our services, are culturally sensitive,

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speak English as well as the local language and have a long standing relationship with the local PTTs.

2.0                               Scope of our X.25 Direct Access service

We provide three types of X.25 service:  X.25 Direct Access, X.25 Private Dial Access and Indirect Access.  The following figure illustrates these access types.

Figure:  Three types of X.25 services

2.1                               X.25 Direct Access

The X.25 Direct Access service provides a high speed communications service with an advanced level of function.  It is based on CCITT Open Standards Interconnection (OSI) communications architecture.  The service offers leased line connections to the SITA Network for transferring data between any synchronous X.25 devices, for example from host mainframes and minicomputers to PCs, workstations and terminals.  Direct access is the preferred method of connection to our X.25 services for [WORLDSPAN]’s end-users who have high volumes of traffic or require the quality of service that only a leased line can provide.  Direct access to the network is via leased lines and provides the highest quality service.  This is the most popular means by which [WORLDSPAN]’s remote locations gain access to the network.  In most cases, we order the leased lines from the local PTT and provides the data modems that are used with the leased line.  Please note that this may not be possible in some countries due to local regulations.

Typical uses include:

•                                Host-to-host applications - X.25 Direct Access can be used for file transfers between hosts, such as transferring account record files from regional offices to headquarters, and updating corporate databases with the latest management, marketing or financial information. For airline and related industries, it might also be used for the transfer of flight, hotel, cargo and other such related information.

•                                PC-to-PC (LANs) applications - In LAN environments, X.25 Direct Access is used for the exchange of server and desktop PC files, such as financial spreadsheets, management reports, and presentations with graphics. It is also ideal for electronic mail.

•                                PC and terminal-to-host applications - X.25 Direct Access enables PCs and terminals to communicate with hosts, serving applications like remote order entry and database query applications. For terminals, X.25 Direct Access relies on the use of packet assemblers/disassemblers to convert from asynchronous to synchronous packets.***

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2.1.1                        Standard features

The following features are standard with the X.25 Direct Access Service, however many require a subscription at order time to activate the feature. There are no additional charges unless otherwise stated.

Hunt Groups

These allow a number of X.25 devices to share a common address. Calls to this common address are shared over all devices with this address. This is a standard feature but is subject to subscription.

Permanent Virtual Circuits (PVC)

A permanent call is set up between two X.25 devices. This is a standard feature but is subject to subscription.  We recommend Switched Virtual Circuits as the preferred call type in order to take advantage of features such as call redirection and hunt groups which are not available with Permanent Virtual Circuits.  Note: there is an additional charge for each PVC.

Switched Virtual Circuits (SVC)

A connection is sat up for each session — calls are only set up when required.  This is a standard feature.

Reverse Charged Calls

This gives the ability to make outgoing reverse-charge calls, and accept or reject incoming reverse-charge calls.  This is a standard feature but is subject to subscription.

Fast Select Calls

This allows up to 128 bytes of user data to be included in the call request packet.  This is ideal for applications that require small amounts of data transfer without delay. This is a standard feature but is subject to subscription.

Call Redirection

If an X.25 device is out of service, any calls made to this address are automatically re-directed by the network to another X.25 device.  This is a standard feature but is subject to subscription.

Call Barring

Prevents calls being made from within a closed user group to X.25 addresses outside the group.

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Packet and Window Size Negotiation

The X.25 device and the network can negotiate the packet size and window size for best performance. If these are negotiated, there can be different values for each end of the call. This is a standard feature but is subject to subscription.

Non-Standard Default Packet Sizes

The SITA Network uses a default X.25 packet size of 128 bytes.  Other packet sizes of 16, 32, 64, 256, 512, 1024 or 2048 bytes may be selected as the default size.  This is a standard feature but is subject to subscription.

Non-Standard Default Packet Window Sizes

The SITA Network uses an X.25 default window size of 2 packets.  Other window sizes of 1, 3, 4, 5, 6, or 7 packets may be selected as the default size. This is a standard feature but is subject to subscription.

2.1.2                     X.25 Direct Access service specifications

The X.25 Direct Access service complies with the international CCITT 1988 and 1984 X.25 standards, which provide an error-tree environment, its main applications are for host-to-host and also for terminal-to-host applications.  A local packet assembler/disassembler (PAD) may be used in the terminal-to-host applications.

The X.25 Direct Access service supports access speeds of 9.6, 14.4, 19.2. 56/64, 128, and 256 kbps.  It should be noted that access speed availability is dependent on local infrastructure and, therefore, not all speeds are available at all sites.

Up to 1024 virtual circuits per access port are supported.

2.2                               X.25 Private Dial Access

X.25 Private Dial Access is the dial access service, which provides private access to an X.25 dial-up port that is dedicated to one customer.  The function is similar to X.25 Direct Access but uses the public switched telephone network (PSTN) rather than a leased line to connect the network.  X.25 Private Dial Access is the suggested access method to the network for sites that only require occasional use. This service is commercially attractive for smaller [WORLDSPAN] X.25 sites.

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Both the dialled connection and X.25 calls must be initiated locally since the X.25 Private Dial Access uses the PSTN and the physical connection is set up only for the duration of the data transfer.

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The X.25 Private Dial Access service is recommended (rather than X.25 Direct Access) when usage is less than two hours a day.  Obviously, this time can vary considerably depending upon local leased line and PSTN charges.

2.2.1                     Standard features

The following features are standard with our X.25 Direct Access service, however many require a subscription at order time to activate the feature.  There are no additional charges unless otherwise stated.

•                                Hunt Groups

These allow a number of X.25 devices to share a common address.  Calls to this common address are shared over all devices with this address.  This is a standard feature but is subject to subscription.

•                                Permanent Virtual Circuits (PVC)

A permanent call is set up between two X.25 devices.  This is a standard feature but is subject to subscription.  We recommend Switched Virtual Circuits as the preferred call type in order to take advantage of features such as call redirection and hunt groups which are not available with Permanent Virtual Circuits.  Note:  there is an additional charge for each PVC.

•                                Switched Virtual Circuits (SVC)

A connection is set up for each session — calls are only set up when required.  This is a standard feature.

•                                Reverse Charged Calls

The ability to make outgoing reverse charge calls, and accept or reject incoming reverse charge calls. This is a standard feature but is subject to subscription.

•                                Fast Select Calls

This allows up to 128 bytes of user data to be included in the call request packet.  This is ideal for applications that require small amounts of data transfer without delay.  This is a standard feature but is subject to subscription.

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•                                Call Redirection

If an X.25 device is out of service, any calls made to this address are automatically re-directed by the network to another X.25 device.  This is a standard feature but is subject to subscription.

•                                Call Barring

Prevents calls being made from within a closed user group to X.25 addresses outside the group.

•                                Packet and Window Size Negotiation

The X.25 device and the network can negotiate the packet size and window size for best performance.  If these are negotiated. there can be different values for each end of the call.  This is a standard feature but is subject to subscription.

•                                Non Standard Default Packet Sizes

The SITA Network uses an X.25 default packet size of 128 bytes.  Other packet sizes of 16, 32, 64, 256, 512, 1024 or 2048 bytes may be selected as the default size.  This is a standard feature but is subject to subscription.

•                                Non Standard Default Packet Window Sizes

The SITA Network uses an X.25 default window size of 2 packets.  Other window sizes of 1. 3, 4, 5, 6, or 7 packets may be selected as the default size.  This is a standard feature but is subject to subscription.

2.2.2                     X.25 Private Dial service specifications

Our X.25 Direct Access service supports access speeds of 2400, 9600 and 19200 bps.  These access speeds depend on local conditions and the modems we deploy will allow higher speeds.  however the support for this is dependent upon the quality of the local PTT PSTN lines.  The quality available from PTTs in each region is continually investigated and tested to ensure that realistic speeds are provided.

2.3                               Indirect access

We can provide indirect Access via shared X.25 gateways.  Provision of this service is beneficial in countries where regulatory issues may restrict direct connection to the network.  However, these connections do increase complexity, which results in reduced accountability for the ownership of any faults that may occur.  We therefore recommend X.25 Direct Access where possible.

Indirect Access is provided for customers who wish to have access in one of the following ways:

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•                                From a local PTT Public Data Network (PDN) using its X.25 service to an X.25 device located on the SITA Network

•                                From an X.25 access point on the SITA Network to an X.25 device on a PTT PDN

•                                From a private X.25 network; supporting address translation with called and calling address checking security

Provision of this service can be beneficial in countries where regulatory issues may restrict direct connection to the SITA Network.  Indirect Access must be subscribed to in order for the gateway to be configured allowing access for each X.25 connection requiring access to the PDN.

Not all X.25 facilities supported on the SITA Network will be supported on the PDN and some functions will be lost due to the gateway.  The number of features available and quality of performance will vary and depends on each local PDN.

2.4.1                     QuickStart

QuickStart offers reduction in time to deliver X.25 service.  In many countries, the local PTT can take many weeks or even months to provide leased lines.  In these circumstances, we offer the Service option, QuickStart.  This establishes a temporary dial-up connection while a leased line is being provisioned.  This service is available in most major locations.  The dial-up connection uses the port on the network that will ultimately be used when the leased line becomes available; the port is dedicated to one customer.  WORLDSPAN originates the connection and, therefore, the duration of the connection is under WORLDSPAN’s control.  Once the leased line is provisioned, we will arrange for the same modems to be switched to work over the leased line connection minimizing any disruption.

2.4.2                     PSTN Dial Back-Up

PSTN Dial Back-Up offers high availability of service by connecting to the SITA Network using the local PSTN network in the event of a leased line failure.  Two modems, the Codex 326X and AT&T’s 38/39/1X, are used for this dial back-up option.  Both support dial back-up which can be activated manually or automatically.  [WORLDSPAN] must initiate dial back-up on failure of the local leased line.  Our operators will be responsible for restoring the leased line.  Modern management systems for both types of modems provide comprehensive back-up function.

2.4.3                     ISDN Dial Back-Up

ISDN Dial Back-Up provides high availability of service by connecting to the SITA Network using the local ISDN network in the event of a leased line failure.  If the X.25 connection circuit fails the ISDN back-up device automatically calls from the [WORLDSPAN]’s location to the local SITA Network node and creates a temporary connection.  When the X.25 direct connection

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is restored, the X.25 device automatically switches back to use this circuit and the ISDN call is dropped.

2.4.5                     Managed Customer Premises Equipment (CPE) Access service

Our managed Customer Premises Equipment (CPE) Access service extends our managed data network services to you by providing fully managed networking equipment on your premises.  With the CPE Access service, we install, configure, maintain and manage packet switching equipment on your nominated premises.  These sites are then connected to the network and in effect becomes part of our extended network.  The CPE service provides quality, cost-effective connections for all types of business applications, offering direct X.28, X.25, SDLC, IBM SNA Token Ring and frame relay connections on your premises.

2.4.5                     Managed LAN Access service

Our managed LAN Access service, is a service which complements our MDNS X.25 and frame relay services.  They extend our service capability to customer premises equipment and address your desire to have a managed LAN/WAN interconnection service, especially for your remote locations.

The LAN Access service provides a cost effective, end-to-end communications service for interconnecting globally dispersed LANs.  It is a solution for interconnecting a small branch office right up to the largest headquarters site where many LANs have been installed.

Under the service provision, we will install, configure, maintain (including the necessary software upgrades) and manage the routers on your premises.

Typical day-to-day applications are E-mail, terminal-to-host access, database access and accessing remote LAN servers.

2.4.5                     Closed User Groups

A closed user group allows a number of X.25 devices to be grouped together in order to restrict unwelcome incoming or outgoing call access.  This feature is subject to subscription.

3.0                               Features respond to market requirements

Our X.25 Direct Access service provides more access points to facilitate easy communications between all of [WORLDSPAN]’s sites, regardless of where they are located.  The service is Compliant with the latest international data communications standards and ideally suited for:

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•                                Medium to high volume communications requirements between local and/or remote offices

•                                Interconnecting geographically dispersed local area networks (LANs) where local infrastructure is not suitable for frame relay service

•                                Legacy systems such as X.25 cluster controllers to mainframe access

•                                Remote asynchronous terminal to host access (X.3/X.28/X.29 or Triple X communications).

The benefits offered by our service are those that are most requested by companies such as [WORLDSPAN].

Flexible Access - A wide selection of customer premises equipment (CPE), routers and X.25 capable devices such as cluster controllers, mini or mainframe computers can be connected to the service.

Global Coverage - The service is available in over 170 countries and the coverage is still expanding.

High Availability and High Reliability - Unparalleled experience in operating highly meshed global networks where service is provided on a common platform, with fully integrated network management tools allows close service supervision with quick and efficient fault management.  Worldwide coverage with low transmission delay between globally dispersed sites ensures high service availability.

X.25 To Frame Relay Gateway - A public gateway enabling our X.25 managed LAN Access service sites to communicate with frame relay managed LAN Access service sites is available.

Established Procedures and Proven Skills - Since 1949, SITA’s operational procedures and technical support skills for effective service provisioning were established worldwide and today we ensure these procedures are constantly updated to keep pace with the advances of new technologies and products.

Common Platform - All our MDNS access services (X.25, Frame Relay, SDLC, X.28 Dial) are provisioned on a common platform, therefore the extension of X.25 Direct Access service to new locations is quick assuming the PTT telecommunications infrastructure is in place.

Comprehensive Back-Up Services - Comprehensive back-up services such as PSTN, ISDN or X.25 Call Redirection greatly increase overall network availability to your end users.

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4.0                               Key differentiators of the X.25 Direct Access service

•                                Access speeds up to 256 kbps

•                                High speed backbone

•                                True seamless global network

•                                Local language helpdesks

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5.0                               Service platform

Our Managed Data Network Services are transported on the world’s most extensive, seamless, single owner network— the SITA Network.  In addition to being the world’s most geographically dispersed private network, it is also the world’s most homogeneous, covering over 225 countries and territories.  Information is transported via high performance, meshed packet switching nodes and muitiplexers interconnected through high-speed digital highways.  Because all of our Managed Data Network Services are provided on a single platform network in which all points of presence are owned, managed, and maintained by ourselves, operation procedures and network management tools are standardized on a global basis.  This translates into better service availability, consistency, and reliability for [WORLDSPAN].

Our other Managed Data Network Services such as X.25, Frame Relay, SNA/SDLC, and X.28 dial services are provided via Nortel’s Magellan line of packet switches.  Because these Managed Data Network Services utilize the same family of switches, [WORLDSPAN] has the ability to adjust our service(s) [WORLDSPAN] provides its end-user locations with little or no disruption.  The following figure illustrates these MDNS protocols on a common network infrastructure.

[GRAPHIC]

5.1                               Network service availability

The network nodes themselves are highly reliable. The hardware used within the network has a manufacturer’s target availability of 99.999%; The core SITA Network operational targets are 99.99% availability.  For sites which [WORLDSPAN] has deemed mission critical, we offer ISDN back-up (where available) and PVC Redirection as optional resilience features to protect local access lines.

5.2                               Network management

Network management for our X.25 Direct Access service is integrated with the network management tools used to manage all our available MDNS services.  Over 50 distinct alarm conditions can be monitored to detect fault conditions, with over 30 types of statistics available for service monitoring and tuning.  With this level of capability, our clients see a high level of customer service when using our X.25 Direct Access service.

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6.                                      Customer support

We have more local, regional, and worldwide support centres under a single management structure than any other telecommunications service provider.  The completeness of the global coverage, together with an escalation and “follow the sun” approach, ensures that support resources will always be available to [WORLDSPAN].

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There are over 250 local maintenance and field support centres around the world that are supported by 150 local support centres globally dispersed.  The local support centres are supported by 24 regional support centres that run on a 7 day x 24 hour basis.  Finally, three worldwide support centres, located in Singapore, Atlanta, and London, support a follow-the-sun concept and provide 24x7 support for the regional support centres.

The locations and capillarity and depth of the support ensures that [WORLDSPAN] will always have service available, anywhere in the world, at anytime of the day.  The relationship between local presence and worldwide management provides [WORLDSPAN] with a fully meshed support methodology that takes advantage of the geographic diversity, cultural sensitivity, local language fluency, and singularity of management approach.  Additional benefits include faster response times to customer requirements due to our long-standing relationships with local PTTs.

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7.                                      Summary

X.25                        is a mature service that is typically used for those locations where frame relay is not cost-effective or where the local infrastructure does not exist to support frame relay.  It provides a secure, cost-effective, service for global networking applications and provides access speeds of up to 256 kbps, high throughput, excellent response times, high availability and complies with the latest international data communication standards.

X.25                        is transported via the SITA Network - the world’s most extensive, seamless, private network with nodes in over 225 countries and territories.  This coverage assures [WORLDSPAN] that we can implement [WORLDSPAN]’s expansion plans with confidence that new locations/applications can be supported. We have help desks in 150 countries that assure that support is a local phone call away and is available any time, any place in the world.

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ATTACHMENT SLA

SERVICE LEVELS/PERFORMANCE SPECIFICATIONS

For purposes of this Attachment SLA, “Quarter” means a distinct three calendar month period, commencing as of the first day of the first full month following the Effective Date.

WSL SCU BANK

SITA shall manage the debits and credits of SCUs into and out of the WSL’s bank account (“WSL SCU Bank”) as set forth below on a Quarterly basis.  WSL SCU Bank will be maintained by SITA with statements issued to WSL each Quarter or more frequently upon request.  Credits to and debits against the WSL SCU Bank will be reconciled at the end of each Contract Year and upon expiration or termination of the Agreement with any positive balance being applied to WSL’s invoice in the form of credits against the balance owed by WSL.  If the balance of the WSL SCU Bank at the end of the Term exceeds the balance owed, SITA shall provide WSL with a check equal to the difference between the balance of SCUs and the Charges owed by WSL for Services.  Each SCU will be valued at $300 USD.

Provisioning Process:

Lead time for installation and removal:  SITA will provide WSL with current standard lead-time to connect (LTC) commitments by country, product and order type, e.g.. install, removal or relocation within the United Kingdom on a Quarterly frequency.

Additionally, SITA shall:

•                                Provide WSL with the proposed installation date within five Business Days of receiving an Order from WSL, as set forth in Section 2.4(b) of the Agreement (Orders for and Changes to the Services), for at least 95% of all Orders per country (“Response Target Threshold” or “RTT”).  SITA will deposit one SCU into the WSL SCU Bank for every Order below the “RTT”.  SITA may calculate its compliance with the RTT on a Quarterly basis, provided that it calculates performance against all Orders received by SITA per country, per month — i.e., separately for each of the three months in such Quarter.

Example A:  Country A submits 100 Orders during one month. SITA notifies WSL of the proposed installation date for 95 of the Orders within 5 Business Days.  In this case, SITA doesn’t owe WSL any SCUs. (95% of 100 Orders 95 Orders)

Example B: Country B submits 44 Orders during one month.  SITA notifies WSL of the proposed installation date for 40 of the Orders within 5 Business Days.  In this case SITA will deposit 2 SCUs into the WSL SCU Account.  95% of 44 Orders = 41.8 Orders.  Since SITA rounds up to 42, there are 2 Orders affected beyond the RTT (i.e., 44 - 42 = 2).

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Delay Notice:

•                                SITA shall provide WSL written notice of any anticipated Delay within five Business Days prior to the Scheduled Installation Date or immediately if the Scheduled Installation Date is less than five Business Days thereafter, in accordance with Section 2.4(h) of the Agreement (Orders for and Changes to the Service), (“SITA Delay Notice”) for at least 95% of all Orders per country (“Delay Threshold”).  For each month in which SITA fails to meet the Delay Threshold, SITA will deposit one SCU into the WSL SCU Bank for every Order per country below the Delay Threshold.  SITA may calculate its compliance with the Delay Threshold on a Quarterly basis (i.e., every three months), provided that it calculates performance against all Orders received by SITA per country, per month — i.e., separately for each of the three months in such Quarter.

Example:  A: Country A experiences 3 Delays in one month.  SITA provides Delay Notice for 2 of the anticipated Delays.  95% of 3 anticipated Delays = 2.85 Delays.  Since SITA rounds up to 3, SITA will then deposit 1 SCU (i.e., 3-2 = 1) into the WSL SCU Account.

Example:  B:  Country B experiences 5 anticipated Delays in one month.  SITA provides notice for 2 of the anticipated Delays.  95% of 5 Delays = 4.75 Delays.  Since SITA rounds up to 5, SITA will then deposit 3 SCUs (i.e., 5-2 = 3) into the WSL SCU Bank.

Site Prep Failure:

In the event that WSL does not provide SITA written notice of any failure to prepare an Installation Site for implementation of the Service within five Business Days prior to the Scheduled Installation Date or immediately if the Scheduled Installation Date is less than five Business Days thereafter, and SITA dispatches one of its technicians to the installation Site for implementation of the Service, and the SITA technician learns upon arrival that WSL has failed to prepare the Installation Site as required under Section 2.4(g) of the Agreement (Orders for and Changes to the Services), SITA shall debit two SCUs from the WSL SCU Bank,

•                                In the event that SITA has notified WSL that a specific Service Component is ready for service and WSL has dispatched one of their technicians within two Business Days of WSL’s receipt of notice, as provided under Section 2.17(a) of the Agreement (Acceptance Testing), and the WSL technician learns upon arrival that the Services(s) or Service Component(s) are not operating in accordance with the applicable Services Levels/Performance Specifications.  SITA will deposit two SCUs into the WSL SCU Bank for each affected Service or Service Component.

•                                In the event that SITA fails to meet the Scheduled Installation Date (i.e., there is a Delay), within five Business Days, at WSL’s request, SITA will install an alternate “Fast Start” connection (where available) at SITA’s expense.  If a “Fast Start”

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connection is not available, SITA will deposit one SCU into the WSL SCU Bank for each affected Service Component for the initial Five Business Days of Delay, and for each additional 15 days of Delay thereafter.  For example, if the Scheduled Installation Date is May l and the Service Components are not installed by SITA for reasons not attributable to either a PTT or to WSL until May 30th, SITA owes WSL 2 SCUs for each so affected Service Component (1 SCU for failure to install by May 3th and another for failure to install by May 23rd.).

•                                Upon completion of the Order, SITA agrees to provide WSL with continuation that the Order was completed as requested in WSL’s Order or any subsequent written changes requested by WSL.

General:

•                                SITA commits to provide pre-designated WSL contacts with regular status reports before, during and upon Order fulfillment, as set forth in Section 2.4(d) (Orders for and Changes to the Services).

•                                SITA will assign a dedicated UK based Project Director for the duration of the implementation in accordance with Section 3.3(a) of the Agreement (Project Director and Account Manager).  The duration of the Initial Implementation process is expected to be 12 months from the Effective Date of the Agreement.

•                                The Project Director will be based in the UK and backed up by a US based contingent as set forth in Section 3.3(a) of the Agreement (Project Director and Account Manager).

•                                The Service Delivery Officer (500) will remain engaged in each installation until the WSL engineer has confirmed that the Service(s) or Service Component(s) are operating in accordance with the applicable Service Levels/Performance Specifications.

•                                SITA accepts responsibility for all delivery thresholds committed to herein.

•                                The Parties shall agree on performance criteria or penalties for any new countries added by WSL during the Term of this Agreement.

•                                The SDO or Project Director will provide WSL with bi-weekly project tracking reports which will, at a minimum, contain the date that SITA received WSL’s Order, the Scheduled Installation Date status of the Order and the date on which the Services or Service Components set forth in the Order were installed and deemed accepted in accordance with Attachment IP, as set forth in Section 2.4(d) (Orders for and Changes to the Service) of the Agreement

•                                SITA will make available to WSL, a database containing the current project status in accordance with Section 2.4(d) of the Agreement (Orders for and Changes to the Services).

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Fastrack Installation Process:

•                                SITA will provide WSL with a “strict framework” to expedite the installation process.

•                                During the course of each calendar month WSL is entitled to designate up to 15% of all Orders placed with SITA as expedited(1) Orders and SITA will use reasonable efforts to provide WSL with expedited Order fulfillment at no additional charge, as set forth in Section 2.4(i) (Orders for and Changes to the Services) of the Agreement.

•                                SITA shall calculate the total percentage of expedited Orders per Quarter and shall be entitled to deduct three SCUs from the WSL SCU Bank for every successfully completed expedited Order in excess of this 15% threshold.

Example:                                                WSL places 100 Orders in a Quarter, of which it designated 25 for expedited treatment.  SITA successfully expedited 20 Orders. 15% of 100 = 15 Orders.  20 - 15 = 5.  SITA will deduct 15 SCUs from the WSL SCU Bank (5 Orders x 3 SCUs).

In-Service Reliability:

SITA shall meet the following service level for those installation Sites at which dial back-up (DBU) service is installed.

•                                Each Service Component with DBU service installed will be Available/In-Service as set forth in Exhibit A, TNPA in each month, calculated as follows.

Available/in-Service =

Total Minutes in a Calendar Month -  Total Interruption/Outage Time in the Calendar Month
Total Minutes in the Calendar Month

•                                For Total Network Path Availability (TNPA), “TNPA Interruption/Outage Time” means the period of time (measured in minutes) during which any Service Component (for the purposes of this section:  Service Component” only includes the virtual communications path between the MPDs, including the SITA entry access node and SITA exit access node on the SITA Backbone Network, and Access Lines) fails to meet any applicable Service Level/Performance Specification.  “TNPA Interruption/Outage Time” shall exclude only the following periods of time (measured in minutes) during which a Service Component is not performing in accordance with the Service Levels/Performance Specifications: (a) scheduled maintenance of which WSL had been notified at least 48 hours in advance, to which WSL consented and which occurs outside of Normal Business Hours; (b) Force Mejeure Conditions; and (c) Interruption/Outage Time of less than five minutes.

(1)                        “Expedited” is defined as completion of the Order within 75% of the standard LTC.

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•                                SITA will measure each Service Component individually each month and shall deposit one SCU into the WSL SCU Bank for each Service Component that fails to maintain the TNPA Availability/In-Service Time as set forth in Exhibit A. (2)

SITA shall meet the following service levels for those Installation Sites, at which DBU service is not installed.

•                                Each Service Component without DBU service installed will be Available/In-Service as set forth in Exhibit A, NPA in each month, calculated as follows.

Available/In-Service =

Total Minutes ins Calendar Month - Total Interruption/Outage Time in the Calendar Month
Total Minutes in the Calendar Month

•                                For Network Path Availability (NPA), “NPA Interruption/Outage Time” means the period of time (measured in minutes) during which any Service Component (for the purposes of this section ”Service Component” means the virtual communications path between the SITA entry access node and the SITA exit access node on the SITA Backbone Network) fails to meet any applicable Service Level/Performance Specification.  “NPA Interruption/Outage Time” shall exclude only the following periods of time (measured in minutes) during which a Service Component, is not performing in accordance with the Service Levels/Performance Specifications: (a) scheduled maintenance of which WSL had been notified at least 48 hours in advance, to which WSL consented, and which occurs outside of Normal Business Hours: (b) Force Major Conditions; (e) Access Line failures; (d) Interruption/Outage Time of less than five minutes and Interruption/Outage Time attributable to WSL’s actions or failure to act as required under the Agreement.

•                                For each month in which performance falls below the NPA service levels set forth in Exhibit A, SITA will deposit one SCU into the WSL SCU Bank for each Service Component without DBU which fails below the service levels set forth in Exhibit A.

•   SITA will measure each Service Component individually each month and shall deposit one SCU into the WSL SCU Bank for each Service Component that fails to maintain the Availability/In-Service Time as set forth in Exhibit A.

Top Nominated Accounts: SITA recommends that all of WSL’s top 20 accounts he optioned with DBU, where ever available. SITA will endeavor to maintain all such accounts at the highest possible level of performance.  SITA will maintain the above TNPA for each Service Component for these accounts.

Support Requirements: SITA shall open a trouble ticket immediately upon its discovery of a Service or Service Component subject to an Interruption or upon a WSL reported trouble, whichever occurs first, and will respond to all trouble tickets within 30 minutes thereafter (“Initial Response Time”), as set forth in Section 2.10(a) (Response and Repair Time) of the

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Agreement.  The Initial Response Time shall be measured from the time at which the trouble ticket was opened until the time at which SITA notifies the appropriate WSL contact to confirm the response.  SITA shall repair all interruptions within four hours from the opening of the associated trouble ticket (“Repair Time”), as set forth in Section 2.10(a) of the Agreement.

Penalty Thresholds:

For every country in which SITA performs the Services described herein, SITA shall do the following:

•                                SITA shall meet the Initial Response time for 90% of the trouble tickets for Services opened each month for Services provided within each country.  SITA may calculate its compliance with the initial Response Time on a Quarterly basis (i.e., every three months) provided that it calculates performance against all trouble tickets opened for Services provided within each country in each of the three months in such Quarter.  For each month in which SITA fails to meet the Initial Response Time, SITA shall deposit one SCU into the WSL SCU Bank for every trouble ticket in which SITA fails to meet the initial Response Time per country below 90%.

•                                SITA shall meet the Repair Time for 90% of the trouble tickets for Services opened each month for Services provided within each country SITA may calculate its compliance with the Repair Time on a Quarterly basis (i.e., every three months), provided that it calculates performance against all trouble tickets opened for Services provided within each country in each of the three months in such Quarter.  For each month in which SITA fails to meet the Repair Time, SITA shall deposit one SCU into the WSL SCU Bank for every trouble ticket in which SITA fails to meet the Repair Time per county below 90%.

Chronic faults: For any Service Component that suffers a Chronic Interruption which interrupts Services for at least 15 minutes or suffers from two or more Interruptions within any rolling 90-day period, SITA will deposit one SCU into the WSL SCU Bank for each such Chronic Interruption.

General:

•                                SITA will provide on-site service coverage during Normal Business Hours for each country.  Additionally, SITA will provide remote service coverage on a 24x7 basis to include weekends and holidays.

•                                Upon reasonable request by WSL, when logging an interruption, SITA will provide hourly updates to WSL’s designated helpdesk.  SITA will provide WSL with an automated trouble-tracking tool whereby they max receive more frequent updates in lieu of callbacks.  At a minimum this tool will provide WSL with near real-time status of all outstanding network Interruptions.

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•                                SITA will provide free phone service, where available, to WSL’s designated help desk(s) for the use in logging Interruptions with SITA’s support center.

•                                SITA will provide for a priority interruption-handling service based upon standard SITA procedures including an option for WSL to indicate the level of priority when logging a fault.

•                                SITA will adhere to the Service Levels/Performance Specifications set forth above for both X.25 Service and Frame Relay Service provided under the Agreement, and will not differentiate between levels of service where older technology is involved.

General:

•                                Planned Service Affecting Maintenance:

• SITA will advise WSL a minimum of 48 hours prior to any maintenance being performed, which affects services, and shall either obtain WSL’s consent to such activities or reschedule such activities at a mutually agreeable time as set forth in Section 2.10(f) of the Agreement (Response and Repair Time).

• SITA will use all reasonable efforts to limit any maintenance services to hours when traffic is projected to be at a minimum.

• To the extent possible SITA will use all reasonable efforts to re-route any WSL traffic during any network maintenance periods.

•                                Planned Service Affecting Maintenance Penalty Thresholds:

• SITA will deposit one SCU into the WSL SCU Bank for each instance where it fails to notify WSL of upcoming service affecting maintenance at least 10 days prior to the event, in accordance with Section 2.10(f) of this Agreement (Response and Repair Time).

•                                Review of Service Level Agreement:

• SITA agrees to review, with WSL, any and all performance thresholds contained herein during January of each year over the Term of this Agreement.

•                                Non-Standard Pricing Requests:

• WSL may submit all formal pricing requests to their London based SITA Account Manager.

• Responses to all non-standard pricing requests for individual circuits accepted by SITA will be returned to WSL within 10 Business Days of SITA receiving all information necessary to derive the prices requested.  This commitment assumes that the products in question are currently available from SITA at the time of the request.

•                                Invoicing:

• SITA shall electronically invoice WSL in arrears no later than the tenth (10th) Business Day of every month for services and usage acquired by WSL two months prior to such invoice in accordance with Section 5.5(a) of the Agreement (Invoices).

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• SITA will amalgamate all services for each country into a single invoice displayed in US dollars as set forth in Section 5.5(a) of the Agreement (Invoices).

• The SITA invoice will follow the invoicing conventions currently in place with WSL for current services as set forth in Section 5.5(a) of the Agreement (Invoices).

• SITA will provide billing in both electronic and hard copy formats as set forth in Section 5.5(a) of the Agreement (Invoices).

• SITA reserves the tight to back bill WSL for services rendered under the terms of this Agreement but not previously invoiced, for a period of twelve months after the relevant service has been provided.  WSL shall not be required to pay for Services provided more than twelve months before the date of the invoice reflecting the charge as set forth in Section 5.5(h) of the Agreement.

•                                Interruption Escalation Procedure:  SITA will provide for Interruption escalations as described below.

• Within 30 minutes of the opening of a trouble ticket, SITA shall notify the Communications Operations Manager (COM), in accordance with Section 2.10(a) of the Agreement (Response and Repair Time).

• If the Service Component is not repaired and restored to satisfactory operating condition in accordance with the applicable Service Levels/Performance Specifications and deemed to be accepted by WSL in accordance with Attachment IP within two hours after the trouble ticket is opened, the COM shall notify The Network Operations Manager and The Account Manager as set forth in Section 2.10(a) of the Agreement (Response and Repair Time).

• If the Interruption is not repaired within four hours after the trouble ticket is opened, the COM shall notify The Vice President of Network Operations, The Global Account Director and The Customer Satisfaction Manager in accordance with Section 2.10(a) of the Agreement (Response and Repair Time).

•                                Reporting: As of the Effective Date, WSL acknowledges and agrees to grant SITA a 60 day period, as of the Effective Date, to prepare for and meet the reporting obligations under this Agreement.  SITA will provide WSL by the third week of each month reports relating to the previous month’s traffic and containing the following information, both per country and a summary of all countries receiving the Services:

• Extended Interruption information

• Standard lead times to connect (LTC) and performance against these targets and the Scheduled Installation Date on a country by country basis

• SITA will provide custom Chronic Interruption reporting for all Installation Sites that have experienced a Chronic Interruption or two or more Interruption during the prior thirty days.

• Performance against each of the Service Level/Performance Specifications

• Interruption trending and analysis information

• Nodal breakdown of Interruptions

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• Bi-weekly project status reports

• Interruption summary by Installation Site, location and country

• Executive summary of monthly report

• All reports will be made available in electronic format and will be reviewed once each month at a mutually agreed location.

• SITA will use its best efforts to fulfill any reasonable reporting requests made by WSL.

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EXHIBIT A

WORLDSPAN LIMITED

5/9/00

Country-to- Country		Contractual			Contractual
Host USA	Remote	NPA	X.25 NTT	Frame Relay NTT	TNPA (w/o DBU)	TNPA (w DBU)	TNTT
		%	ms	ms	%	%	ms
Atlanta	Austria	99.80	225	215	98.55	99.65	255

	Belgium	99.80	270	165	98.55	99.65	205

	Rep of Czech	99.80	230	220	98.55	99.65	260

	Denmark	99.80	145	145	98.55	99.65	185

	Egypt	99.80	275	265	98.55	99.65	305

	Norway	99.80	165	165	98.55	99.65	205

	France	99.80	145	145	98.55	99.65	185

	Germany	99.80	135	135	98.55	99.65	175

	Greece	99.80	200	195	98.55	99.65	235

	Guam	99.70	240	230	98.45	99.55	270

	Hungry	99.80	200	195	98.55	99.65	235

© SITA.	X.25 Direct Access Service Definition

Confidential May 2, 2000

1

Iceland	99.65	145	140	98.40	99.50	180

Ireland	99.80	145	145	98.55	99.65	185

Israel	99.80	170	165	98.55	99.65	205

Italy	99.65	175	170	98.40	99.50	210

Kuwait	99.80	580	565	98.55	99.65	605

Luxembourg	99.80	140	140	98.55	99.65	180

Malta	99.80	140	140	98.55	99.65	180

Morocco	99.40	335	320	98.15	99.25	360

Netherlands	99.80	215	215	98.55	99.65	190

Finland	99.80	140	140	98.55	99.65	180

Poland	99.70	245	240	98.45	99.55	195

Portugal	99.80	200	195	98.55	99.65	235

Romania	99.30	220	215	98.00	99.15	255

Russia	98.75	405	390	97.50	99.60	430

Saudi Arabia	99.80	355	345	98.55	99.65	385

Spain	99.75	165	165	98.50	99.60	205

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Sweden	99.80	145	145	98.55	99.65	185

Switzerland	99.80	160	160	98.55	99.65	200

Turkey	99.30	230	220	98.00	99.15	260

UK	99.80	120	120	98.55	99.65	160

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WORLDSPAN LIMITED

5/9/00

Country-to- Country		Contractual
Host	Remote	NPA	X.25 NTT	Frame Relay NTT
		%	ms	ms
Dublin	Austria	99.80	95	90

	Belgium	99.80	70	70

	Rep of Czech	99.80	115	115

	Denmark	99.80	60	65

	Egypt	99.80	115	115

	Norway	99.80	60	55

	France	99.80	50	45

	Germany	99.80	55	50

	Greece	99.80	110	110

	Guam	99.70	240	240

	Hungry	99.80	90	90

	Iceland	99.65	65	65

	Ireland	99.80	40	40

	Israel	99.80	90	90

	Italy	99.65	75	75

	Kuwait	99.80	420	420

	Luxembourg	99.80	50	50

	Malta	99.80	170	170

	Morocco	99.40	170	170

	Netherlands	99.80	45	45

© SITA.	Intranet Connect Service Definition

Confidential May 2, 2000

4

Finland	99.80	60	55

Poland	99.70	85	85

Portugal	99.80	80	80

Romania	99.30	195	195

Russia	98.75	465	465

Saudi Arabia	99.80	415	415

Spain	99.75	90	85

Sweden	99.80	65	60

Switzerland	99.80	45	45

Turkey	99.30	140	140

UK	99.80	45	40

© SITA.	X.25 Direct Access Service Definition

Confidential May 2, 2000

5

For purposes of the above Availability/In-Service levels, the following definitions shall apply:

“NPA” shall mean the network path availability, which is the Availability of the virtual communication path between the entry access node and the exit access node on the network and does not include access lines and customer premises equipment.  NPA is measured on a monthly basis.

“NPA” = Total Minutes in Month - Interruption Time / Total Minutes in Month

“NTT” means the round trip network transit time calculated as follows:

The Services shall provide a network transit delay for all of WSL’s installed PVCs based on the following conditions.  The NTT is measured from the entry node on the SITA Backbone Network to the exit node from the SITA Backbone Network, and is non-specific as to country, except to the extent that countries are used for measuring NTT as set forth in Exhibit A, e.g., Host to Remote, Country-to-Country.  The NTT includes cross-switch processing delays at each service switch, queuing and transmission delays at each trunk between the switches, and propagation delays.  The NTT excludes delays at the access circuits, and access and egress propagation delays.

SITA shall test and measure NTT in accordance with the SITA Performance Process document, which SITA may modify from time-to-time during the Term, provided that modifications shall not negatively affect performance of the Services.  A copy of this Performance Process document shall be provided to WSL by SITA upon written request by WSL.

SITA shall test (with WSL’s cooperation and consent) NTT on a given PVC when SITA becomes aware or is notified by WSL of a potential problem.  WSL may conduct its own test in accordance with the requirements of this paragraph (or using a “ping” test) to verify SITA’s test results.  WSL and SITA shall cooperate in sharing applicable test data necessary for the determination of the test results taking into account the differences in testing techniques employed by SITA and WSL

“TNPA” shall mean the total network path availability of the virtual communication path, expressed as a percentage, between the MPDs.  TNPA includes the entry access node and the exit access node on the network including host links, access lines, and customer premises equipment provided by SITA. TNPA is measured on a monthly basis.

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ATTACHMENT TA — WSL TOP NOMINATED ACCOUNTS

As of the Effective Date, WSL Top
Nominated Accounts are as follows:

Agency Name Country

Nouvelles Frontieres	France
Thomas Cook – Head Office	United Kingdom
Going Places	United Kingdom
Deutsches Reisebuero	Germany
Lotus Leisure	United Kingdom
NBBS Reizen	Netherlands
Airtrade Holland CV	Netherlands
SSR Reisen	Switzerland
WorldTravel Holland	Netherlands
Crystal Group	United Kingdom
Coop Travelcare	United Kingdom
Ophir Tours Ltd	Israel
CTS ROMA VIA GENOVA	Italy
Marine Tours	Greece
SAUDI TOURIST AND TRAVEL	Saudi Arabia
Travel Trend/Unitravel BV	Netherlands
Voyage Sur Mesure/Repcotours	France
Globe post Travel	United Kingdom
Manos Travel System S.A.	Greece
VTB-VAB Flanders	Belgium

WSL may modify from time to time the WSL Top Nominated Accounts, provided that, unless otherwise agreed by SITA, the number of WSL Top Nominated Accounts may not exceed 20.

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ATTACHMENT TH

TRAVEL AGENCY NORMAL BUSINESS HOURS

All Travel Agency Normal Business Hours are stated in local Territory time.

COUNTRY	WORKING WEEK	WORKING HOURS
AUSTRIA	Mon-Fri	08:00 - 1800
BELGIUM	Mon-Fri	08:00 - 1800
DENMARK	Mon-Fri	08:00 - 1800
EGYPT	Sun-Thu	08:00 - 1800
FINLAND	Mon-Fri	08:00 - 1800
FRANCE	Mon-Fri	09:00-12:30 & 13:30-18:00
GERMANY	Mon-Fri	08:00 - 1800
GIBRALTAR	Mon-Fri	09:00-14;00 & 15:30-18:00
GREECE	Mon-Fri	08:00-18:00
HUNGARY	Mon-Fri	09:00-17:30
IRELAND	Mon-Sat	08:00-18:00
ISRAEL	Sun-Thu	08:00-18:00
ITALY	Mon-Fri	08:30-17:30
LITHUANIA	Mon-Fri-	08:00-18:00
LUXEMBOURG	Mon-Fri	08:00-18:00
NETHERLANDS	Mon-Fri	08:30-17:00
NORWAY	Mon-Fri	08:00-18:00
POLAND	Mon-Fri	08:00-18:00
PORTUGAL	Mon-Fri	09:00-14:00 & 15:30-18:00
ROMANIA	Mon-Fri	08:00-18:00
SOUTH AFRICA	Mon-Sat	08:00-18:00
SPAIN	Mon-Fri	09:00-14:00 & 15:30-18:00
SWEDEN	Mon-Fri	08:00-18:00
SWITZERLAND	Mon-Fri	08:00-18:00
TURKEY	Mon-Fri	09:00-18:00
UK	Mon-Sat	08:00-18:00

8